 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-256870

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
SEVIER COUNTY BANCSHARES, INC.
AND PROSPECTUS OF SMARTFINANCIAL, INC.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Shareholder:
The boards of directors of SmartFinancial, Inc., or SmartFinancial, and Sevier County Bancshares, Inc, or SCB, have each approved the acquisition of SCB by SmartFinancial. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of April 13, 2021, which we refer to as the merger agreement, by and between SmartFinancial and SCB, whereby SCB will be merged with and into SmartFinancial, which we refer to as the merger. Immediately following the merger of SCB with and into SmartFinancial, Sevier County Bank, a Tennessee state-chartered bank and wholly-owned subsidiary of SCB, or Sevier Bank, will merge with and into SmartFinancial’s wholly-owned bank subsidiary, SmartBank, a Tennessee state-chartered bank, with SmartBank as the surviving bank, which we refer to as the bank merger.
If the merger is completed, at the effective time of the merger (i) each share of SCB common stock owned by a holder of 20,000 or more shares of SCB common stock will be converted into the right to receive 0.4116 of a share of SmartFinancial common stock, which we refer to as the per share stock consideration, and (ii) each share of SCB common stock owned by a holder of fewer than 20,000 shares of SCB common stock will, at the election of such holder, be entitled to receive either (A) the per share stock consideration, or (B) an amount of cash equal to the per share stock consideration multiplied by the average closing price of SmartFinancial common stock as reported on the NASDAQ for the 10 consecutive trading days ending on the trading day immediately prior to the date that is five business days prior to the closing date, which we refer to as the per share cash consideration. Further, if SCB’s consolidated shareholders’ equity (as calculated in accordance with the merger agreement) is less than $30,326,000, then the per share stock consideration and the per share cash consideration will automatically be adjusted downward by an amount that is reflective of the overall shortfall.
Although the number of shares of SmartFinancial common stock that each SCB shareholders receiving or electing to receive the per share stock consideration is fixed at .4116, the market value of the per share stock consideration will fluctuate with the market price of SmartFinancial common stock. Additionally, the number of SCB shareholders owning fewer than 20,000 shares of SCB common stock that elect to receive the per share cash consideration rather than the per share stock consideration cannot be determined. Accordingly, neither the market value of the per share stock consideration nor the total amount of the per share cash consideration will be known at the time SCB shareholders vote on the merger. SmartFinancial common stock is currently quoted on the NASDAQ Capital Market under the symbol “SMBK.” Based upon SmartFinancial’s closing share price of $21.25 on April 13, 2021, the date on which the merger agreement was signed, the implied merger consideration per share of SCB common stock was approximately $8.75, with an aggregate transaction value of approximately $36.3 million. The implied merger consideration on April 13, 2021 assumes that SCB’s consolidated shareholders’ equity is at least $30,326,000 on the closing date, and further assumes that 4,151,136.00 shares of SCB common stock will remain outstanding on the closing date. Based on SmartFinancial’s closing sale price of $24.10 on June 23, 2021, the latest practicable trading date before the date of this proxy statement/prospectus, and the aforementioned assumptions, the implied merger consideration per share of SCB common stock is approximately $9.92, representing an aggregate transaction value of approximately $41.18 million. We urge you to obtain current market quotations for the price of SmartFinancial common stock (trading symbol “SMBK”).
SCB will hold a special meeting of its shareholders, referred to as the SCB special meeting, where SCB shareholders will be asked to consider and vote upon (1) a proposal to approve the merger agreement and (2) a proposal to adjourn the SCB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
The SCB special meeting will be held at SCB’s office located at 111 E. Main Street, Sevierville, Tennessee 37862, on July 29, 2021, at 10:00 am, Eastern Time, subject to any adjournment or postponement thereof.
Each of SmartFinancial and SCB expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that the exchange of SCB common stock for SmartFinancial common stock will generally be tax-free.
Your vote is important.   Completion of the merger is subject to the approval of the merger agreement by the shareholders of SCB. Regardless of whether or not you plan to attend the SCB special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Submitting a proxy now will not prevent you from being able to vote in person at the SCB special meeting.
The board of directors of SCB has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the shareholders of SCB, has approved the merger agreement and the merger and recommends that the shareholders of SCB vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the SCB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
This proxy statement/prospectus describes the SCB special meeting, the merger, the merger agreement, other documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 20, for a discussion of the risks relating to the proposed merger. You also can obtain information about SmartFinancial from documents that it has filed with the Securities and Exchange Commission.
SmartFinancial and SCB are excited about the opportunities the merger brings to the shareholders of both companies. Thank you for your consideration and continued support.
Sincerely,
W. Miller Welborn Chairman SmartFinancial, Inc.	John M. Presley Executive Chairman Sevier County Bancshares, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either SmartFinancial or SCB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is June 29, 2021, and it is first being mailed or otherwise delivered to the SCB shareholders on or about June 30, 2021.

Sevier County Bancshares, Inc.
SEVIER COUNTY BANCSHARES, INC.
111 E. Main Street
Sevierville, Tennessee 37862
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on July 29, 2021
To the Shareholders of Sevier County Bancshares, Inc.:
A special meeting of the shareholders of Sevier County Bancshares, Inc., or SCB, will be held at SCB’s office located at 111 E. Main Street, Sevierville, Tennessee, on July 29, 2021, at 10:00 am, Eastern Time, subject to any adjournment or postponement thereof, for the following purposes:
1.
To consider and vote upon a proposal, which we refer to as the merger proposal, to approve the Agreement and Plan of Merger, dated as of April 13, 2021, which we refer to as the merger agreement, by and between SCB and SmartFinancial, Inc., or SmartFinancial, which provides for the merger of SCB with and into SmartFinancial with SmartFinancial as the surviving company, which is referred to herein as the merger; and

2.
To consider and vote upon a proposal to adjourn the special meeting, referred to herein as the SCB special meeting, to a later date or dates if the board of directors of SCB determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the SCB special meeting to approve the merger, which we refer to as the adjournment proposal.

No other business may be conducted at the SCB special meeting. All holders of shares of common stock of SCB of record as of the close of business as of 5:00 p.m. Eastern Time on June 24, 2021 will be entitled to notice of and to vote at the SCB special meeting and any adjournments thereof. The SCB special meeting may be adjourned from time to time upon approval of holders of SCB common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.
SCB shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares as afforded by Chapter 23 of the Tennessee Business Corporation Act, or TBCA. Dissenters’ rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert dissenter’s rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder’s intent to dissent if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert dissenter’s rights. A shareholder who complies with notice requirements set forth in the previous sentence must then demand payment from the corporation by certifying that the shareholder acquired beneficial ownership of the shares prior to the record date set forth in the dissenters’ notice and depositing their shares in accordance with the terms of the notice. If a shareholder complies with these requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest, accompanied by: (i) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (ii) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to TN Code § 48-23-203(b)(2)(C); (iii) an explanation of how the interest was calculated; and (iv) a statement of the dissenter’s right to demand payment under TN Code § 48-23-209. If the dissenter is dissatisfied with the corporation’s payment, such dissenter must, within one month of delivery of the corporation’s payment, notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment in accordance with TN Code § 48-23-209. A copy of the applicable statutory provisions of the TBCA is included as Annex C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger — Dissenters’ Rights,” beginning on page 54 of the proxy statement/prospectus. The merger might not be completed if the holders of more than 10% of the outstanding shares of SCB common stock exercise dissenters’ rights.
If you have any questions concerning the merger agreement, the merger, the SCB special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of SCB common stock, please contact Bobby Stoffle at (865) 453-6101.
By Order of the Board of Directors,
Cindy Latham
Corporate Secretary
Sevierville, Tennessee
June 29, 2021
The SCB board of directors recommends that holders of SCB common stock entitled to vote at the SCB special meeting vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Your Vote is Very Important
A proxy card is enclosed. Whether or not you plan to attend the SCB special meeting, if you are a holder of shares of SCB common stock, please vote by completing, signing and dating the proxy card and promptly mailing it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it is exercised. If you are a holder of shares of SCB common stock and attend the SCB special meeting, you may vote in person if you desire, even if you have previously returned your proxy card.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about SmartFinancial from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by SmartFinancial at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting SmartFinancial at the contact information set forth below:
SmartFinancial, Inc.
5401 Kingston Pike
Knoxville, Tennessee 37319
Attention: Ron Gorczynski, Chief Financial Officer
Telephone: (865) 467-5724
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting, or July 24, 2021.
If you are a SCB shareholder and have any questions about the merger agreement, the merger, the SCB special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of SCB common stock, please contact Bobby Stoffle at (865) 453-6101.
You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated June 29, 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document. Neither the mailing of this document to SCB shareholders nor the issuance by SmartFinancial of shares of SmartFinancial common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding SCB has been provided by SCB and information contained in this document regarding SmartFinancial has been provided by SmartFinancial. See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to some questions that SCB shareholders may have regarding the proposed transaction between SmartFinancial and SCB and the proposals being considered at the SCB special meeting. SmartFinancial and SCB urge you to read carefully this entire proxy statement/prospectus, including the annexes, and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.
Unless the context otherwise requires, references in this proxy statement/prospectus to: (1) “SmartFinancial” refer to SmartFinancial, Inc., a Tennessee corporation, and its affiliates; (2) “SmartBank” refers to SmartBank, a Tennessee state-chartered bank and the wholly-owned bank subsidiary of SmartFinancial; (3) “SCB” refer to Sevier County Bancshares, Inc., a Tennessee corporation, and its affiliates; and (4) “Sevier Bank” refers to Sevier County Bank, a Tennessee state-chartered bank and the wholly-owned bank subsidiary of SCB.
Q:
Why am I receiving this proxy statement/prospectus?

A:
SmartFinancial and SCB have entered into an Agreement and Plan of Merger, dated as of April 13, 2021, which we refer to as the merger agreement. Pursuant to the merger agreement, SCB will merge with and into SmartFinancial, with SmartFinancial as the surviving company, which we refer to as the merger. Immediately following the effective time of the merger and sequentially but in effect simultaneously on the closing date of the merger, Sevier Bank, SCB’s wholly-owned bank subsidiary, will merge with and into SmartBank, SmartFinancial’s wholly owned bank subsidiary, with SmartBank as the surviving bank, which we refer to as the bank merger. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the majority of the outstanding shares of SCB common stock entitled to vote at the SCB special meeting vote in favor of the proposal to approve the merger agreement, which we refer to as the merger proposal.
In addition, SCB is soliciting proxies from its shareholders with respect to a proposal to approve one or more adjournments of the SCB special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the merger proposal, which we refer to as the adjournment proposal.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the SCB special meeting, and you should read it carefully. This is a proxy statement/prospectus because (1) SCB is soliciting proxies from the SCB shareholders and the proxy statement provides important information about the SCB special meeting to vote on the merger proposal and the adjournment proposal, and (2) SmartFinancial will issue shares of SmartFinancial common stock to holders of SCB common stock in connection with the merger, and the prospectus provides important information about such shares. The enclosed materials allow SCB shareholders to authorize a proxy to vote their shares without attending the SCB special meeting.
Your vote is important. We encourage you to authorize your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, at the effective time of the merger (i) each share of SCB common stock owned by a holder of 20,000 or more shares of SCB common stock will be converted into the right to receive 0.4116 of a share of SmartFinancial common stock, which we refer to as the per share stock consideration, and (ii) each share of SCB common stock owned by a holder of fewer than 20,000 shares of SCB common stock will, at the election of such holder, be entitled to receive either (A) the per share stock consideration, or (B) an amount of cash equal to the per share stock consideration multiplied by the average closing price of SmartFinancial common stock as reported on the NASDAQ for the 10 consecutive trading days ending on the trading day immediately prior to the date that is five business days prior to the closing date, which we refer to as the per share cash consideration. Further, if SCB’s consolidated shareholders’ equity (as calculated in accordance with the merger agreement) is less than $30,326,000, then the per share stock consideration and the per share cash consideration will automatically be adjusted downward by an amount that is reflective of the overall shortfall. We refer to the per share stock consideration and the per share cash consideration collectively as the “merger consideration”. Based on SmartFinancial’s closing sale price of $24.10 on June 23, 2021, the latest practicable trading date before the date of this proxy statement/prospectus, the implied merger consideration per share of SCB common stock is approximately $9.92, representing an aggregate transaction value of approximately $41.18 million.
SmartFinancial will not issue any fractional shares of SmartFinancial common stock in the merger. SCB shareholders who would otherwise be entitled to a fractional share of SmartFinancial common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in SmartFinancial common stock (rounded to the nearest one hundredth of a share) by the average closing price of SmartFinancial’s common stock on the NASDAQ Capital Market over the ten (10) trading days ending on the business days immediately prior to the closing date.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. In all likelihood, the value of the merger consideration received by SCB shareholders receiving SmartFinancial common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of SmartFinancial common stock. Any fluctuation in the market price of SmartFinancial common stock after the date of this proxy statement/prospectus will change the value of the SmartFinancial common stock or amount of cash that SCB shareholders will receive and the total value of the consideration received in the merger. Further, the amount of merger consideration will be reduced in the event that SCB’s consolidated shareholders’ equity SCB’s consolidated shareholders’ equity (as calculated in accordance with the merger agreement) is less than $30,326,000 at the time of the merger.

Q:
Will the shares of SmartFinancial common stock that I receive as stock consideration in the merger be freely tradable?

A:
Yes, in most cases. The shares of SmartFinancial common stock to be issued as stock consideration will be registered under the Securities Act and listed for trading on the Nasdaq Capital Market. However, if there are any former shareholders of SCB who will be deemed to be “affiliates” of SmartFinancial under the Securities Act after the merger (generally, directors and executive officers of SmartFinancial and shareholders holding 10% or more of the outstanding shares of common stock of SmartFinancial), such persons must comply with certain transfer restrictions under the Securities Act.

Q:
How does SCB’s board of directors recommend that I vote at the special meeting?

A:
SCB’s board of directors recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
When and where is the SCB special meeting?

A:
The SCB special meeting will be held at SCB’s office located at 111 E. Main Street, Sevierville, Tennessee, on July 29, 2021, at 10:00 am, Eastern Time.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares by promptly completing and returning the enclosed proxy card so that your shares are represented and voted at the SCB special meeting. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Submitting your proxy by mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the SCB special meeting. Your proxy card must be received prior to the special meeting on July 29, 2021, in order to be counted.

Q:
What constitutes a quorum for the SCB special meeting?

A:
Holders representing at least a majority of the issued and outstanding shares of SCB common stock entitled to vote at the SCB special meeting must be present, in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. If a quorum is not present, the SCB special meeting will be postponed until the holders of the number of shares of SCB common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of SCB common stock will be counted for purposes of determining whether a quorum is present at the SCB special meeting. If additional votes must be solicited to approve the merger proposal, it is expected that the SCB special meeting will be adjourned to solicit additional proxies.

Q:
What is the vote required to approve each proposal?

A:
The merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of SCB common stock entitled to vote at the SCB special meeting. The adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter.

Q:
What would happen if the adjournment proposal does not get approved by SCB shareholders?

A:
The completion of the merger is not conditioned upon shareholder approval of the adjournment proposal. If a quorum is present at the SCB special meeting and the adjournment proposal is not approved and there are not sufficient votes at the time of the SCB special meeting to approve the merger proposal, then the SCB board of directors will not have the ability to adjourn to solicit additional votes and the merger proposal will not be approved.

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for SCB to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the merger proposal. The merger proposal must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of SCB common stock. SCB’s board of directors recommends that you vote “FOR” the merger proposal.

Q:
How many votes do I have?

A:
SCB shareholders are entitled to one vote on each proposal to be considered at the special meeting for each share of SCB common stock owned as of the close of business on June 24, 2021, which is the record date for the SCB special meeting.

Q:
How do I vote?

A:
If you are a shareholder of record, you may have your shares of SCB common stock voted on the matters to be presented at the SCB special meeting in any of the following ways:

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

•
You may vote in person at the meeting.   You may vote by attending the special meeting and casting your vote in person.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:
Do SCB directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the SCB board of directors with respect to the merger agreement, you should be aware that SCB’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of SCB’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of SCB’s shareholders include but are not limited to the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement.

Q:
What if I abstain from voting, fail to authorize a proxy or fail to vote in person?

A:
If you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy or fail to vote in person at the SCB special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote “AGAINST” the merger proposal and no effect on the adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All SCB shareholders as of the record date, including shareholders of record and shareholders who hold their shares through any other holder of record, are invited to attend the SCB special meeting. Holders of record of SCB common stock can vote in person at the SCB special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the SCB special meeting. If you plan to attend the SCB special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. SCB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the SCB special meeting is prohibited without express written consent. Even if you plan to attend the special meeting, SCB encourages you to vote by proxy through the mail so your vote will be counted if you later decide not to attend the special meeting.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of SCB common stock, you may revoke your proxy at any time prior to the SCB special meeting by: (1) delivering written notice of revocation to Cindy Latham, Corporate Secretary, Sevier County Bancshares, Inc., 111 E. Main Street, Sevierville, Tennessee 37862, (2) by returning a duly executed proxy card bearing a later date than the date with which your original proxy card was dated, or (3) by attending the SCB special meeting and voting in person. Your attendance at the SCB special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot in person at the special meeting or deliver a written revocation to the SCB Corporate Secretary prior to the voting of such proxy.

Q:
Will SCB be required to submit the merger proposal to its shareholders even if SCB’s board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the SCB special meeting, SCB is required to submit the merger proposal to its shareholders even if SCB’s board of directors has withdrawn, modified or qualified its recommendation.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of SCB common stock?

A:
Each of SmartFinancial and SCB expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the merger agreement will constitute a “plan or reorganization” as such term is used in Sections 354 and

361 of the Code. Accordingly, a U.S. holder (as defined below) of SCB common stock generally would not recognize gain or loss on the exchange of SCB common stock for SmartFinancial common stock in the merger. However, holders of SCB common stock will be subject to tax on the per share cash consideration received as well as cash received in lieu of a fractional share of SmartFinancial common stock.
For further information, see “The Merger — Material U.S. Federal Income Tax Consequences.”
The U.S. federal income tax consequences described above may not apply to all holders of SCB common stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:
Are SCB shareholders entitled to exercise dissenters’ rights?

A:
Yes. Under Tennessee law, record holders of shares of SCB common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those dissenters’ rights, a SCB shareholder must follow exactly the procedures specified under Tennessee law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Tennessee law is included as Annex C to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights. The value determined in the appraisal process may be more or less than the value a SCB shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable Tennessee law provisions will result in the loss of the right of appraisal. For further information, see “The Merger — Dissenters’ Rights.”

Pursuant to the merger agreement, the merger may not be completed if dissenters’ rights are properly asserted with respect to 10% or more of the outstanding shares of SCB common stock.
Q:
Should I send my SCB stock certificates with my proxy card for the SCB special meeting?

A:
No. You should NOT send your SCB stock certificates with your proxy card. SmartFinancial, through its appointed exchange agent, will send SCB shareholders separate instructions for exchanging SCB stock certificates and SCB common stock held in book-entry form for the merger consideration.

Q:
What happens if I sell or transfer ownership of shares of SCB common stock after the record date for the SCB special meeting?

A:
The record date for the SCB special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of SCB common stock after the record date for the SCB special meeting, but prior to completion of the merger, you will retain the right to vote at the SCB special meeting, but the right to receive the merger consideration will transfer with the shares of SCB common stock.

Q:
Whom may I contact if I cannot locate my SCB stock certificate(s)?

A:
If you are unable to locate your original SCB stock certificate(s), you should contact Bobby Stoffle or John Presley at (865) 453-6101. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as SmartFinancial or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
When do you expect to complete the merger?

A:
SmartFinancial and SCB expect to complete the merger in the third quarter of 2021. However, neither SmartFinancial nor SCB can assure you when or if the merger will occur. SmartFinancial and SCB must first obtain the approval of SCB shareholders for the merger proposal and any necessary regulatory approvals, as well as the satisfaction of other conditions to the closing.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of SCB common stock will not receive any consideration for their shares of SCB common stock that otherwise would have been received in connection with the merger. Instead, SCB will remain an independent private company. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by holders of SCB common stock.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger agreement, the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of SCB common stock, please contact: Bobby Stoffle or John Presley at (865) 453-6101.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (page 74)
SmartFinancial, Inc.
5401 Kingston Pike
Knoxville, Tennessee 37319
(865) 868-0613
SmartFinancial is a Knoxville, Tennessee-based corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (which we refer to as the “Bank Holding Company Act”). SmartFinancial is the publicly traded bank holding company for SmartBank, which operates offices across Tennessee, Alabama, and the Florida Panhandle.
As of March 31, 2021, SmartFinancial had total assets of approximately $3.6 billion. Shares of SmartFinancial common stock are traded on the Nasdaq Capital Market under the symbol “SMBK.” Additional information about SmartFinancial and its subsidiaries can be found under the heading “The Companies” beginning on page 74.
Sevier County Bancshares, Inc.
111 E. Main Street
Sevierville, Tennessee 37862
(865) 453-6101
SCB is a Tennessee-based corporation and bank holding company registered under the Bank Holding Company Act. SCB is the bank holding company for Sevier Bank, a Tennessee chartered commercial bank headquartered in Sevierville, Tennessee, with six (6) branches in Sevier County, Tennessee and one (1) branch in Richmond, Virginia. As of March 31, 2021, SCB had total consolidated assets of approximately $452.4 million, total deposits of $408.2 million, and total shareholders’ equity of approximately $31.2 million.
Additional information about SCB and its subsidiaries is included below under “The Companies” beginning on page 74.
The Merger
The Merger Agreement (page 56)
SmartFinancial and SCB entered into an Agreement and Plan of Merger, dated as of April 13, 2021, which we refer to as the merger agreement. The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The Merger (page 31)
Pursuant to the merger agreement, SCB will merge with and into SmartFinancial, with SmartFinancial as the surviving company, which we refer to as the merger. Immediately after the merger, Sevier Bank, a wholly owned bank subsidiary of SCB, will merge with and into SmartFinancial’s wholly owned bank subsidiary, SmartBank, with SmartBank as the surviving bank, which we refer to as the bank merger.
The Merger Consideration (page 57)
If the merger is completed, at the effective time of the merger (i) each share of SCB common stock owned by a holder of 20,000 or more shares of SCB common stock will be converted into the right to receive 0.4116 of a share of SmartFinancial common stock, which we refer to as the per share stock consideration, and (ii) each share of SCB common stock owned by a holder of fewer than 20,000 shares of SCB common stock will, at the election of such holder, be entitled to receive either (A) the per share stock consideration, or (B) an amount of cash equal to the per share stock consideration multiplied by the average closing price of SmartFinancial common stock as reported on the NASDAQ for the 10 consecutive trading days ending on the trading day immediately prior to the date that is five business days prior to the closing date, which we refer to as the per share cash consideration. Further, if SCB’s consolidated shareholders’ equity (as calculated in accordance with the merger agreement) is less than $30,326,000, then the per share stock consideration and the per share cash consideration will automatically be adjusted downward by an amount that is reflective of the overall shortfall. We refer to the per share stock consideration and the per share cash consideration collectively as the “merger consideration”. Assuming that SCB’s consolidated shareholders’ equity (as calculated in accordance with the merger agreement) is at least $30,326,000 as of the closing of the merger, holders of SCB stock who receive the stock consideration will receive .4116 of a shares of SmartFinancial common stock (plus cash in lieu of fractional shares) for each share of SCB common stock they own, and, based on the closing sale price of SmartFinancial common stock on June 23, 2021 of $24.10 per share, the holders of SCB common stock who receive cash instead of shares of SmartFinancial common stock would receive approximately $9.92 for each share of SCB common stock they own.
SmartFinancial will not issue any fractional shares of SmartFinancial common stock in the merger. SCB shareholders who would otherwise be entitled to a fractional share of SmartFinancial common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in SmartFinancial common stock (rounded to the nearest one hundredth of a share) by the average closing price of SmartFinancial’s common stock on the NASDAQ Capital Market over the ten (10) trading days ending on the business days immediately prior to the closing date.
Exchange Procedures (page 57)
Promptly after the effective time of the merger, SmartFinancial’s exchange agent will mail to each holder of record of SCB common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s SCB stock certificate(s) for the merger consideration (including cash in lieu of any fractional SCB shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Ancillary Agreements
Voting Agreements (page 72)
As a condition to SmartFinancial entering into the merger agreement, certain directors and shareholders of SCB entered into voting agreements in the form attached as Exhibit A to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed, among other things, to vote the shares of SCB common stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement), (2) against any acquisition proposals or any other action, agreement or transaction that would reasonably be expected to prevent, materially impede or materially delay consummation of the transactions contemplated by the merger agreement or this Agreement and (3) against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligations or agreement of SCB in the merger agreement.
Non-Competition and Non-Disclosure Agreements (page 72)
In addition, as a condition to SmartFinancial entering into the merger agreement, certain non-executive directors of SCB and Sevier Bank and certain individual holders holding more than 10% of the issued and outstanding shares of SCB common stock, entered into non-competition and non-disclosure agreements with SmartFinancial in the form attached as Exhibit C to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of SCB for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with SmartFinancial, including not soliciting employees and customers of SCB, and (3) for a period of two years following the closing of the merger, not serve as a director, officer, or employee of any business which is the same as or essentially the same as the business conducted by SmartFinancial or SmartBank in the counties in Tennessee or Virginia in which Sevier Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties.
Claims Letters (page 73)
At the time of the execution of the merger agreement, certain directors of SCB and Sevier Bank executed a letter agreement with SmartFinancial in the form attached as Exhibit D to the merger agreement attached as Annex A to this document, pursuant to which each such director released and discharged, effective upon the consummation of the merger, SCB and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including SmartFinancial and SmartBank), from any and all liabilities or claims that the director has or claims to have as of the effective time of the merger, with certain exceptions.
Risk Factors Related to the Merger (page 20)
Before voting at the SCB special meeting, you should carefully consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus.
The SCB Special Meeting (page 27)
The special meeting will be held on July 29, 2021 at 10:00 am, Eastern Time, at the main office of Sevier County Bank at 111 E. Main Street, Sevierville, Tennessee 37862.
At the special meeting, SCB shareholders will be asked to:
•
approve the merger proposal; and

•
approve the adjournment proposal.

All shareholders of record of SCB common stock as of the close of business on June 24, 2021, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting, or any adjournment or postponement thereof, in accordance with Tennessee law. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of SCB common stock entitled to vote at the special meeting will constitute a quorum. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
Recommendation of the SCB Board (page 28)
The SCB board of directors has determined that the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interests of SCB and its shareholders and has approved and adopted the merger agreement. The SCB board of directors recommends that holders of shares of SCB common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the SCB board of directors in reaching its decision to approve and adopt the merger agreement, see “The Merger — SCB’s Reasons for the Merger.”
Board Composition and Management of SmartFinancial after the Merger (page 56)
Each of the officers and directors of SmartFinancial immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the charter and bylaws of SmartFinancial. Following the effective time of the merger, the board of directors of the surviving company will also be expanded by one member, and the new vacancy will be filled by John Presley, who will remain a member of the board of directors of the surviving corporation until his successor has been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the charter and bylaws of SmartFinancial.
Interests of SCB Directors and Executive Officers in the Merger (page 46)
In considering the recommendation of the SCB board of directors, shareholders should be aware that the directors and executive officers of SCB have certain interests in the merger that may be different from, or in addition to, the interests of SCB shareholders generally. The SCB board of directors was aware of these interests and considered them, among other matters, in making its recommendation that SCB shareholders vote to approve the merger proposal. These interests are described in further detail below.
These interests include:
•
Pursuant to the terms of the merger agreement, for a period of six years from and after the effective time, SmartFinancial must indemnify certain persons, including SCB’s present and former directors and executive officers. In addition, the merger agreement requires that for a period of six years from the effective time, subject to a cap on the amount of premiums, SmartFinancial must maintain an insurance policy for the benefit of certain persons, including SCB’s present and former directors and executive officers. For additional information, see “The Merger Agreement — Covenants and Agreements; Indemnification and Insurance.”

•
Certain executive officers will receive payments following the closing of the merger in consideration for the termination of their employment agreements with SCB. Specifically, Messrs. John M. Presley and Mr. Bobby R. Stoffle will receive a lump sum termination payment of $1,046,500 and $862,316 ($225,544 of which is consideration for the extension of Mr. Stoffle’s current 1-year non-competition covenant), respectively.

•
Certain senior members of Sevier Bank’s management team will enter into new employment agreements with SmartBank.

•
Some members of the Sevier Bank management team will receive employment benefits that are substantially comparable to the employee benefits available to similarly situated SmartBank employees after the closing of the merger.

•
John Presley will be appointed to the board of directors of SmartFinancial and SmartBank.

•
All participants in the Sevier County Bank 401(k) Pension Plan, including any directors or executive officers participating in such plans, will become 100% vested as of the plan’s termination date (the day immediately prior to the merger).

•
SCB’s present and former directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement for a period of six years.

For a more complete description of these interests, see “The Merger — Interests of SCB Directors and Executive Officers in the Merger.”
Dissenters’ Rights in the Merger (page 54)
Tennessee law permits holders of SCB common stock to dissent from the merger and to have the fair value of their SCB common stock paid in cash. To do this, a SCB shareholder must follow certain procedures, including filing certain notices with SCB and refraining from voting the shareholder’s shares of SCB common stock in favor of the merger proposal. If a SCB shareholder properly dissents from the merger proposal, that shareholder’s shares of SCB common stock will not be exchanged for the merger consideration, but rather, that shareholder’s only right will be to receive the appraised value of the shareholder’s shares in cash.
For a complete description of these dissenters’ rights, see page 54 and Annex C to this proxy statement/prospectus where the full text of those sections of the Tennessee Business Corporation Act applicable to dissenters’ rights is set out.

A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to SCB before the vote is taken and the shareholder does not vote in favor of merger proposal.
Conditions to Completion of the Merger (page 68)
Currently, SmartFinancial and SCB expect to complete the merger in the third quarter of 2021. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
approval of the merger agreement by the holders of at least a majority of the outstanding shares of SCB common stock entitled to vote at the SCB special meeting;

•
the receipt of all required regulatory approvals for the merger, without the imposition of any burdensome condition, and the expiration of all regulatory waiting periods;

•
the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger;

•
the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•
the approval of the listing of the shares of SmartFinancial common stock to be issued as merger consideration on the NASDAQ;

•
each party’s receipt of a U.S. federal income tax opinion from its outside legal counsel, dated the closing date of the merger, confirming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Plan of Bank Merger in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 10% or more of the outstanding shares of SCB’s common stock exercising their dissenters’ rights;

•
the accuracy, subject to varying degrees of materiality, of SmartFinancial’s and SCB’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•
the receipt of any consents or approvals necessary to effect the merger;

•
the entry of certain employees of SCB or is subsidiaries into new employment agreements with SCB and / or SmartFinancial (or their respective subsidiaries, as applicable);

•
performance in all material respects by SmartFinancial and SCB of their respective obligations under the merger agreement;

•
the termination of certain investor agreements by SCB; and

•
the absence of the occurrence of a material adverse effect on SCB or SmartFinancial.

Neither SmartFinancial nor SCB can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Regulator Approvals Required for the Merger (page 64)
Both SmartFinancial and SCB have agreed to use their commercially reasonable efforts to obtain all regulatory approvals (or waivers) required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Tennessee Department of Financial Institutions, or the TDFI, and various securities and other regulatory authorities. The U.S. Department of Justice may also review the impact of the merger on competition. SmartFinancial and SCB have submitted all applications, waiver requests and notifications to obtain the required regulatory approvals. Although neither SmartFinancial nor SCB knows of any reason why these regulatory approvals cannot be obtained,

SmartFinancial and SCB cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
No Solicitation (page 66)
Under the merger agreement, SCB has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than SmartFinancial) any information or data with respect to SCB or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SCB is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining SCB’s required shareholder approval, SCB may, under certain specified circumstances, participate in negotiations or discussions with any third-party acquiring proposal and provide confidential information to such third party (subject to a confidentiality agreement). SCB must notify SmartFinancial promptly (but in no event later than one business day) after the receipt of such acquisition proposal.
Additionally, prior to obtaining SCB’s required shareholder approval, SCB may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that failure to take such actions more likely than not would cause it to violate its fiduciary duties to SCB’s shareholders under applicable law. However, SCB cannot take any of those actions in response to a superior proposal unless it provides SmartFinancial with a five-business day period to negotiate in good faith to enable SmartFinancial to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 69)
The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:
•
if the merger is not consummated on or before December 31, 2021, subject to automatic extension to June 30, 2022 if the only outstanding condition to closing is the receipt of regulatory approvals;

•
if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•
in the event that approval by the shareholders of SCB is not obtained at a meeting at which a vote was taken; or

•
in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within 30 days.

In addition, SmartFinancial may terminate the merger agreement in the following circumstances:
•
if SCB fails to comply in all material respects with its obligations pursuant to the non-solicitation covenants;

•
if SCB withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation

(it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);
•
if SCB materially breaches its obligation to call, give notice of, and commence a meeting of shareholders to vote on the merger agreement;

•
if SCB approves or recommends an acquisition proposal (other than the merger agreement proposal);

•
if SCB fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by SmartFinancial or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by SmartFinancial; or

•
if SCB resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

In addition, SCB may terminate the merger agreement if SCB’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if SCB pays to SmartFinancial a $2,000,000 termination fee.
Termination Fee (page 70)
If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by SCB’s board of directors, SCB may be required to pay SmartFinancial a termination fee of $2,000,000. The termination fee could discourage other companies from seeking to acquire or merge with SCB.
Expenses (page 71)
Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences (page 50)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of SmartFinancial and SCB to complete the merger that each of SmartFinancial and SCB receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to that effect. Based upon the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined below) of SCB common stock will not recognize gain or loss with respect to the receipt of SmartFinancial common stock in exchange for SCB common stock in the merger. However, holders of SCB common stock will be subject to tax on the receipt of cash consideration received as well as cash received in lieu of a fractional share of SmartFinancial common stock. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences.”
The U.S. federal income tax consequences described above may not apply to all holders of SCB common stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Accounting Treatment of the Merger (page 54)
SmartFinancial will account for the merger under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles (“GAAP”).
The Rights of Holders of SCB Common Stock Will Change as a Result of the Merger (see page 81)
The rights of holders of SCB common stock are governed by Tennessee law, as well as SCB’s Charter (which we refer to as the SCB Charter), and SCB’s Bylaws, as amended (which we refer to as the SCB Bylaws). After completion of the merger, the rights of former SCB shareholders will be governed by Tennessee law and by SmartFinancial’s Amended and Restated Charter, as amended (which we refer to as the SmartFinancial Charter), and SmartFinancial’s Amended and Restated Bylaws (which we refer to as the SmartFinancial Bylaws).
There are differences between the rights of shareholders of SCB and shareholders of SmartFinancial, including differences regarding restrictions on transfer of shares and limitations on the liability of directors and executive officers. The differences between the organizational documents and the rights of shareholders of SCB and shareholders of SmartFinancial are explained in more detail under the section “Comparison of Rights of SmartFinancial Shareholders and SCB Shareholders” beginning on page 81.
Opinion of SCB’s Financial Advisor (page 36 and Annex B)
On April 12, 2021, Performance Trust Capital Partners, LLC (“Performance Trust”) rendered to the SCB board its written opinion with respect to the fairness, from a financial point of view, to the holders of SCB common stock, as of April 12, 2021, of the merger consideration pursuant to the merger agreement. Performance Trust’s opinion was directed to the SCB board and only addressed the fairness, from a financial point of view, to the holders of SCB common stock of the merger consideration and did not address any other aspect or implication of the merger. The references to Performance Trust’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion, which is included as Annex B to this proxy statement/prospectus and Performance Trust’s opinion sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Performance Trust in preparing its opinion. However, neither Performance Trust’s opinion, nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to SCB’s board or any shareholder of SCB as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Performance Trust’s opinion was furnished for the use and benefit of SCB’s board (in its capacity as such) in connection with its evaluation of the merger and the engagement letter providing for Performance Trust’s retention provides that Performance Trust should not be deemed to have any fiduciary duty to SCB or any of its security holders resulting from such retention. See, “The Merger — Opinion of SCB’s Financial Advisor.”
Closing and Effective Time of the Merger (see page 56)
The closing date is currently expected to occur in the third quarter of 2021. On or prior to the closing of the merger, SmartFinancial will file the articles of merger with the Secretary of State of the State of Tennessee. The merger will become effective at such time as the articles of merger are duly filed with the Secretary of State of the State of Tennessee, or at such later time as is agreed between the parties and specified in the articles of merger. Neither SmartFinancial nor SCB can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and SCB’s shareholder approvals will be received and whether or when the other conditions to closing are satisfied.
Market Prices and Share Information (see page 18)
SmartFinancial common stock is listed on the NASDAQ Capital Market under the symbol “SMBK.” The following table sets forth the closing sale prices of SmartFinancial common stock as reported on the NASDAQ Capital Market on April 12, 2021, the last full trading day before the public announcement of the merger agreement, and on June 23, 2021, the latest practicable trading date before the date of this proxy statement/prospectus.

	SmartFinancial Common Stock	Implied Value of One Share of SCB Common Stock to be Converted to Merger Consideration
April 12, 2021	$21.50	$8.85
June 23, 2021	$24.10	$9.92

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of SmartFinancial, SCB and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to SmartFinancial, SCB, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require SCB to pay a termination fee to SmartFinancial;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approvals of SCB shareholders;

•
the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

•
risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues;

•
the risk that the businesses of SmartFinancial and SCB will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
SmartFinancial’s ability to achieve the synergies and value creation contemplated by the proposed merger with SCB;

•
the expected growth opportunities or costs savings from the merger with SCB may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with SmartFinancial’s integration of SCB, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against SmartFinancial or SCB or their respective boards of directors;

•
general economic conditions, either globally, nationally, in the State of Tennessee, or in the specific markets in which SmartFinancial or SCB operate;

•
limitations placed on the ability of SmartFinancial and SCB to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on SmartFinancial’s and SCB’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
fluctuations in the market price of SmartFinancial common stock and the related effect on the market value of the merger consideration that SCB shareholders will receive upon completion of the merger;

•
the introduction, withdrawal, success and timing of business initiatives;

•
significant increases in competition in the banking and financial services industry;

•
legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which SmartFinancial or SCB are engaged, including potential changes resulting from currently proposed legislation;

•
credit risk of borrowers, including any increase in those risks due to changing economic conditions;

•
changes in consumer spending, borrowing, and savings habits;

•
competition among depository and other financial institutions;

•
liquidity risk affecting SmartFinancial’s or SCB’s ability to meet their respective obligations when they become due;

•
interest rate risk involving the effect of a change in interest rates;

•
compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

•
strategic risk resulting from adverse business decisions or improper implementation of business decisions;

•
reputational risk that adversely affects earnings or capital arising from negative public opinion;

•
terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

•
other risks and uncertainties detailed from time to time in SmartFinancial’s SEC filings.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. SmartFinancial and SCB do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to SmartFinancial, SCB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

TRADING MARKETS AND DIVIDENDS
SmartFinancial
SmartFinancial common stock is listed on the NASDAQ Capital Market under the symbol “SMBK.” There is no established public trading market for SCB common stock and shares of SCB common stock are traded solely in individually-arranged transactions between buyers and sellers. As of June 23, 2021, June 23, 2021, the latest practicable date prior to this proxy statement/prospectus, there were 15,109,736 shares of SmartFinancial common stock outstanding, which were held by approximately 3,226 holders of record. As of the record date for the SCB special meeting, there were 4,151,136 shares of SCB common stock outstanding, which were held by approximately 252 holders of record. The following table sets forth the high and low reported intra-day sales prices per share of SmartFinancial common stock, and the cash dividends declared per share for the periods indicated.
	SmartFinancial Common Stock
	Sales Price		Dividends Declared Per Share
	High	Low
2019
First Quarter	$20.49	$17.15	$—
Second Quarter	$21.91	$18.99	$—
Third Quarter	$22.75	$18.73	$—
Fourth Quarter	$23.99	$19.73	$0.05
2020
First Quarter	$23.94	$11.05	$0.05
Second Quarter	$17.25	$11.74	$0.05
Third Quarter	$16.34	$12.70	$0.05
Fourth Quarter	$19.48	$13.20	$0.05
2021
First Quarter	$23.96	$17.86	$0.06
Second Quarter (through June 23, 2021)	$25.23	$21.09	$0.06
On April 12, 2021, the last full trading day before the public announcement of the merger agreement, the closing sale price per share of SmartFinancial common stock was $21.50, and on June 23, 2021, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of SmartFinancial common stock was $24.10.
SCB shareholders are advised to obtain current market quotations for SmartFinancial common stock. The market price of SmartFinancial common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of SmartFinancial common stock before or after the effective date of the merger. Changes in the market price of SmartFinancial common stock prior to the completion of the merger may affect the market value of the merger consideration that SCB shareholders will receive.
The principal sources of funds to SmartFinancial to pay dividends are the dividends received from SmartBank. Consequently, dividends are dependent upon SmartBank’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the number of dividends and loans a bank may make to its parent company. Approval by SmartFinancial’s regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years.
SCB
There is no established public trading market for the shares of SCB common stock, and no market for SCB common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in the SCB common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. SCB acts as the transfer agent and registrar for its own shares. There has not been any material trading activity in shares of SCB stock in any of 2019, 2020, or 2021. The last issuance and sale of shares of SCB common stock by SCB occurred in 2019, when SCB issued 2,573,239 shares in a private placement for a purchase price of $5.25 per share.
SCB has not declared a cash dividend in any of 2019, 2020 or 2021.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Merger
Because of the fluctuation of the market price of SmartFinancial common stock, SCB shareholders will not know at the time of the special meeting the market value of the merger consideration they will receive at the effective time of the merger.
The market value of the shares of SmartFinancial common stock as merger consideration may vary from the market value on the date SCB and SmartFinancial announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the SCB special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of SmartFinancial common stock. Any fluctuation in the market price of SmartFinancial common stock after the date of this proxy statement/prospectus will change the value of the shares of SmartFinancial common stock and / or the amount of cash that SCB shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of SmartFinancial and SCB, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the SCB special meeting, SCB shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. SCB shareholders should obtain current sale prices for shares of SmartFinancial common stock and SCB common stock before voting their shares at the SCB special meeting.
Because the merger agreement allows for adjustments to the merger consideration, the consideration holders of SCB stock receive in the merger may be materially diminished.
The merger agreement calls for the consideration payable to holders of shares of SCB stock in the merger to be reduced if the tangible equity capital, as defined in the merger agreement, of SCB at closing of the merger is less than $30,326,000. Management of SCB, using information available to it prior to the execution of the merger agreement believed that SCB would be able to achieve the minimum equity requirement prior to closing. However, the calculation of tangible equity capital pursuant to the merger agreement involves a number of factors, including, but not limited to, earnings of SCB prior to closing and limitations on SCB’s ability to decrease SCB’s allowance for loan and lease losses.
Due to the complexity of the calculation of tangible equity capital and the uncertainty of the earnings to SCB prior to closing of the merger, there is no assurance that SCB shareholders will receive the per share merger consideration based on a conversion ratio of 0.4116 of a shares of SmartFinancial common stock for each share of SCB common stock. Moreover, there is no requirement that SCB re-solicit shareholder approval if the aggregate merger consideration is reduced, and there is no limit on the amount by which it may be reduced. By approving the merger agreement, SCB shareholders are approving the completion of the merger with any downward adjustment in the consideration to be paid to holders of SCB stock consistent with the terms of the merger agreement.
The merger and related transactions are subject to approval by SCB shareholders.
The merger cannot be completed unless the SCB shareholders approve the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of SCB’s common stock entitled to vote at the SCB special meeting.
Failure to complete the merger could negatively affect the value of the shares and the future business and financial results of SCB.
If the merger is not completed, the ongoing business of SCB could be adversely affected and SCB will be subject to a variety of risks associated with the failure to complete the merger, including the following:

•
SCB being required, under certain circumstances, to pay to SmartFinancial a termination fee equal to $2,000,000;

•
substantial costs incurred by SCB in connection with the proposed merger, such as legal, accounting, financial advisor, printing and mailing fees;

•
the loss of key employees and customers;

•
the disruption of operations and business;

•
deposit attrition, customer loss and revenue loss;

•
unexpected problems with costs, operations, personnel, technology and credit;

•
diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, these risks could materially affect the business, financial results and the value of SCB common stock.
SCB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on SCB. These uncertainties may impair SCB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with SCB to seek to change existing business relationships with SCB. Retention of certain employees by SCB may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with SCB or SmartFinancial. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with SCB or SmartFinancial, SCB’s business or the business assumed by SmartFinancial following the merger could be harmed. In addition, SCB has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to SCB.
The merger agreement limits SCB’s ability to pursue an alternative acquisition proposal and requires SCB to pay a termination fee of $2,000,000 under limited circumstances relating to alternative acquisition proposals.
Under the merger agreement, SCB has agreed not to initiate, solicit, induce or knowingly encourage, or take any action to facilitate any alternative business combination transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative business combination transaction. See “The Merger Agreement — No Solicitation” on page 66. The merger agreement also provides for SCB to pay to SmartFinancial a termination fee in the amount of $2,000,000 in the event that the merger agreement is terminated for certain reasons. See “The Merger Agreement — Termination Fee” on page 70. These provisions could discourage a potential competing acquirer that might have an interest in acquiring SCB from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
The merger agreement contains provisions granting both SCB and SmartFinancial the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to December 31, 2021 (subject to automatic extension to June 30, 2022 if the only outstanding condition to closing is the receipt of regulatory approvals) and the right of SCB to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the SCB board of directors. If the merger is not completed, the ongoing business of SCB could be adversely affected and SCB will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies’ ability to complete the transactions.
The completion of the merger is subject to certain conditions, including, among others, the (1) approval of the merger agreement by the holders of at least a majority of the outstanding shares of SCB common stock entitled to vote at the SCB special meeting; (2) the receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and the expiration of all regulatory waiting periods; (3) the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger; (4) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (5) each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; (6) the Plan of Bank Merger in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered; (7) the absence of 10% or more of the outstanding shares of SCB’s common stock exercising their dissenters’ rights; (8) the absence of the occurrence of a material adverse effect on SCB or SmartFinancial; (9) receipt of all consents necessary for the consummation of the merger; (10) entry of certain employees of SCB and its subsidiaries into new employment arrangements; (11) the termination of certain investor agreements by SCB; and (12) other customary closing conditions set forth in the merger agreement. See “The Merger Agreement — Conditions to Completion of the Merger” on page 68. While it is currently anticipated that the merger will be completed during the third quarter of 2021, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the merger, whether the merger will be completed at all and when SCB shareholders will receive the merger consideration, if at all.
SmartFinancial and SCB may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of SmartFinancial and SCB to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of SmartFinancial and SCB, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of SmartFinancial and SCB may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. SmartFinancial and SCB, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the transactions contemplated by the merger agreement may be completed, approvals or waivers must be obtained from various regulatory authorities, which include the Federal Reserve Board, the TDFI, and other securities and regulatory authorities. These governmental entities may request additional information or materials regarding the regulatory applications and notices submitted by SmartFinancial and SCB or may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying the completion of the merger or of imposing additional costs or limitations on the combined company following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger — Regulatory Approvals Required for the Merger” on page 64.

The directors and executive officers of SCB have interests in seeing the merger completed that are different from, or in addition to, those of the other SCB shareholders.
The directors and executive officers of SCB have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the shareholders of SCB generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of SCB to support or approve the merger and the merger agreement. See “The Merger — Interests of SCB’s Directors and Executive Officers in the Merger” beginning on page 46.
The opinion of SCB’s financial advisor does not reflect changes in circumstances between the date of such opinion and the completion of the merger.
SCB’s board of directors received an opinion from its financial advisor to the effect that, as of April 12, 2021, and subject to the qualifications, assumptions and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to the holders of SCB common stock. Subsequent changes in the operations and prospects of SCB or SmartFinancial, general market and economic conditions and other factors that may be beyond the control of SCB or SmartFinancial, may significantly alter the value of SCB or SmartFinancial or the price of the shares of SmartFinancial common stock by the time the merger is completed. The opinion does not address the fairness of the exchange ratio from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. The opinion of SCB’s financial advisor is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “The Merger — Opinion of SCB’s Financial Advisor” on page 36.
The merger may be completed even if SmartFinancial or SCB experiences adverse changes in its business.
In general, either SmartFinancial or SCB may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to SmartFinancial or SCB would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on SmartFinancial or SCB, including the following:
•
changes in laws and regulations affecting financial institutions and their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•
changes in GAAP or regulatory accounting requirements generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•
changes in global, national or regional political conditions including the outbreak of war or acts of terrorism, or in economic or market conditions affecting the financial services industry generally, if such changes do not have a disproportionate impact on the affected company;

•
changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

•
any failure by SCB of SmartFinancial to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including the underlying causes thereof);

•
changes in the trading price or trading volume of SmartFinancial common stock (but not including the underlying causes thereof unless otherwise specifically excluded); and

•
the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees, including the loss of personnel subsequent to the date of the merger agreement.

Litigation in transactions of this type are sometimes filed against the board of directors of either party that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that SCB shareholders may file putative class action lawsuits against the boards of directors of SmartFinancial and/or SCB. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to SmartFinancial and SCB. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.
Risks Related to the Combined Company Following the Merger
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and integrating the business and operations of SCB and SmartFinancial. Although SmartFinancial and SCB have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the merger.
Following the merger, the combined company may be unable to integrate SCB’s business with SmartFinancial successfully and realize the anticipated synergies and other benefits of the merger or do so within the anticipated timeframe.
The merger involves the combination of two companies that currently operate as independent companies, as well as the companies’ subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process, including:
•
the inability to successfully combine SCB’s business with SmartFinancial in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the timeframe currently anticipated or at all;

•
the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

•
potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•
performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
Following the merger, the combined company may be unable to retain key employees.
The success of the combined company after the merger will depend in part upon its ability to retain key employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that SCB or SmartFinancial or, following the merger, the combined company will be able to retain key employees.
The voting power of SCB shareholders will be diluted by the merger.
The merger will result in SCB shareholders having an ownership stake in the combined company that is smaller than their current stake in SCB. Upon completion of the merger of SCB with SmartFinancial, we estimate that SCB shareholders could own up to 10.16% of the issued and outstanding shares of common stock of the combined company. Consequently, SCB shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the merger than they currently exercise over the management and policies of SCB.
Future capital needs could result in dilution of shareholder investment.
SmartFinancial’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of SmartFinancial common stock. New investors may also have rights, preferences and privileges senior to SmartFinancial’s shareholders which may adversely impact its shareholders.
Risks Related to an Investment in the Combined Company’s Common Stock
The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of SmartFinancial common stock before the merger.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting SmartFinancial’s or SCB’s results of operations and the market prices of shares of SmartFinancial common stock. Accordingly, the historical financial results of SmartFinancial and SCB and the historical market prices of shares of SmartFinancial common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of SmartFinancial and SCB and certain risks to consider in connection with evaluating the proposals to be considered at the SCB special meeting, see the documents incorporated by reference by SmartFinancial into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 90.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, SmartFinancial and SCB shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current SmartFinancial and SCB shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
After the merger is completed, SCB shareholders who receive shares of SmartFinancial common stock in the merger will have different rights that may be less favorable than their current rights as SCB shareholders.
After the closing of the merger, SCB shareholders who receive shares of SmartFinancial common stock in the merger will have different rights than they currently have as SCB shareholders, which may be less favorable than their current rights as SCB shareholders. For a detailed discussion of the significant differences between the current rights of a shareholder of SCB and the rights of a shareholder of the combined company following the merger, see “Comparison of Rights of SmartFinancial Shareholders and SCB Shareholders” beginning on page 81.

Risks Related to Tax
The merger may have adverse tax consequences.
Each of SmartFinancial and SCB expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of SmartFinancial and SCB to complete the merger that each of SmartFinancial and SCB receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to the effect that the merger will so qualify. A legal opinion represents the judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then each holder of SCB common stock generally would recognize gain or loss, as applicable, equal to the difference between (1) the sum of the fair market value of the shares of SmartFinancial common stock and the amount of cash received by such U.S. holder in the merger and (2) such holder’s adjusted tax basis in the shares of SCB common stock surrendered in exchange therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Risks Related to SmartFinancial’s Business
There are certain risks relating to SmartFinancial’s business.
You should read and consider risk factors specific to SmartFinancial’s business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in SmartFinancial’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 90 for the location of information incorporated by reference into this proxy statement/prospectus.

THE SCB SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of SCB common stock as part of a solicitation of proxies by the SCB board of directors for use at the SCB special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides the holders of SCB common stock with information they need to know to be able to vote or instruct their vote to be cast at the SCB special meeting.
General
With respect to SCB shareholders, this document constitutes a proxy statement of SCB in connection with its solicitation of proxies from its shareholders for the vote on the merger proposal, on approval and adoption of the merger agreement, and on the adjournment proposal. The proxy statement/prospectus is being mailed to SCB shareholders of record on or about June 30, 2021, together with the notice of the special meeting and a proxy solicited by SCB’s board of directors for use at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place
The special meeting will be held on July 29, 2021 at 10:00 am, Eastern Time, at the main office of Sevier County Bank at 111 E. Main Street, Sevierville, Tennessee 37862.
Purpose of the SCB Special Meeting
At the special meeting, SCB shareholders will be asked to:
•
approve the merger proposal; and

•
approve the adjournment proposal.

Each copy of this proxy statement/prospectus mailed to SCB shareholders is accompanied by a proxy form for use at the special meeting.
Completion of the merger is conditioned on, among other things, the approval of the merger by the SCB shareholders.
No other matter can be brought up or voted upon at the SCB special meeting.
Proposal One: Merger Proposal
SCB is asking its shareholders to approve the merger proposal. After careful consideration, SCB’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of SCB and SCB’s shareholders.
SCB shareholders should carefully read this document in its entirety, including the annexes and the documents incorporated by reference, for more detailed information concerning the merger agreement and the merger. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 56. In addition, SCB shareholders are directed to the merger agreement, a copy of which is attached as Annex A to this document and incorporated in this document by reference.
Proposal Two: Adjournment Proposal
If, at the SCB special meeting, the number of shares of SCB common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, SCB may move to adjourn the SCB special meeting in order to enable the SCB board of directors to solicit additional proxies for approval of the merger proposal. In that event, SCB’s shareholders will be asked to vote upon the adjournment proposal and not the merger proposal.
In the adjournment proposal, SCB is asking its shareholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the SCB board of directors to adjourn the SCB special meeting to another time and place for the purpose of soliciting additional proxies. If SCB’s shareholders approve the adjournment proposal, SCB could adjourn the SCB special meeting and any adjourned session of the SCB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from SCB shareholders who have previously voted. If a quorum is not present at the meeting, the meeting will not be convened to conduct business and neither the merger proposal nor the adjournment proposal will be considered. In the absence of a quorum, SCB may adjourn the meeting to a later date or time to solicit additional proxies.
Recommendation of the SCB Board of Directors
The SCB board of directors has determined that transactions contemplated by the merger agreement, including the merger and the bank merger, each on the terms and conditions set forth in the merger agreement, are in the best interests of SCB and its shareholders and has approved and adopted the merger agreement. The SCB board of directors recommends that SCB shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger- SCB’s Reasons for the Merger” for a more detailed discussion of the SCB board of directors’ recommendation.
In the course of reaching its decision to approve the merger agreement and the merger, SCB’s board of directors, among other things, consulted with its legal advisors, Baker, Donelson, Bearman, Caldwell, & Berkowitz, PC, or Baker Donelson, regarding the legal terms of the merger agreement, and with its financial advisor, Performance Trust, as to the fairness, from a financial point of view and as of the date of the opinion, to the SCB shareholders of the merger consideration. For a discussion of the factors considered by SCB’s board of directors in reaching its conclusion, see “The Merger- SCB’s Reasons for the Merger.”
Record Date; Shareholders Entitled to Vote
The SCB board of directors has fixed the close of business on June 24, 2021 as the record date for determining the SCB shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 4,151,136 shares of SCB common stock outstanding and entitled to vote at the special meeting held by approximately 252 holders of record. Each share of SCB common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of SCB common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of SCB common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting, including any adjournment thereof (unless a new record date is or must be set for the adjourned meeting).
Quorum and Adjournment
No business may be transacted at the SCB special meeting unless a quorum is present. Holders representing at least a majority of the issued and outstanding shares of SCB common stock entitled to vote at the SCB special meeting must be present, in person or represented by proxy, to constitute a quorum.
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter. No notice of an adjourned SCB special meeting need be given if the new date, time, and place are announced at the special meeting before adjournment, and no new record date is required to be set. If the meeting is adjourned to a date more than four (4) months after the date fixed for the original meeting, a new record date must be set, and a new notice must be given to the shareholders as of the new record date. At any adjourned SCB special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the SCB special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned SCB special meeting.
All shares of SCB common stock represented at the SCB special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Vote Required for Approval; Abstentions; Failure to Vote
The merger proposal:   Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of the outstanding shares of SCB common stock. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
The adjournment proposal:   Whether or not a quorum is present, approval of the adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal at the special meeting. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the adjournment proposal it will have no effect on the proposal.
Voting by SCB Directors and Executive Officers
As of the record date, directors, and executive officers of SCB and their affiliates collectively beneficially owned and were entitled to vote 1,265,692 shares of SCB common stock, representing approximately 30.5% of the outstanding shares of SCB common stock. As of the record date, excluding shares held in fiduciary or agency capacity, SMBK and its subsidiaries did not own any shares of SCB common stock.
SCB Common Stock Subject to Voting Agreements
Certain directors and shareholders of SCB, solely in their capacity as shareholders of SCB, have entered into voting agreements with SMBK pursuant to which they have agreed to vote their shares of SCB common stock in favor of the approval of the merger proposal and against the approval or adoption of any proposal made in opposition to the merger. As of the SCB record date, 2,694,010 shares of SCB common stock, or approximately 64.9% of the outstanding shares of SCB common stock entitled to vote at the SCB special meeting, are bound by the voting agreements.
Voting on Proxies by Holders of Record; Incomplete Proxies
Each copy of this proxy statement/prospectus mailed to SCB shareholders is accompanied by a proxy card with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete, sign, date, and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the special meeting. If you hold your stock in “street name” through a bank, broker, or other nominee, you must direct your bank, broker, or nominee how to vote in accordance with the instructions you have received from your bank, broker, or nominee.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF SCB COMMON STOCK YOU OWN. Accordingly, please sign, date, and return the enclosed proxy card whether or not you plan to attend the special meeting in person.
All shares represented by valid proxies that SCB receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting. However, if other business properly comes before the special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.
Shares Held in “Street Name”
Under stock exchange rules, banks, brokers, and other nominees who hold shares of stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker, or other nominee that are represented at the special meeting, but with respect to which the bank, broker, or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the bank, broker, or other nominee does not have discretionary voting power on such proposal. If your bank, broker, or other nominee holds your shares of SCB common stock in “street name,” your bank, broker, or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker, or other nominee with this proxy statement/prospectus. SCB believes that all of the proposals to be presented at the special meeting are “non-routine” proposals, and your bank, broker, or other nominee may not vote your shares without your specific voting instructions. Therefore, if you are a SCB shareholder and you fail to direct your bank, broker, or other nominee to vote your shares, it could have the same effect as voting against the merger proposal and no effect on the adjournment proposal.
Revocability of Proxies and Changes to an SCB Shareholder’s Vote
If you hold your shares of SCB common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to SCB’s President, or (3) attending the special meeting in person, notifying the Chief Executive Officer, and voting by ballot at the special meeting. Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying SCB’s Chief Executive Officer) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. Written notices of revocation and other communications about revoking your proxy card should be addressed to:
Sevier County Bancshares, Inc.
Attention: Bobby Stoffle or John Presley
111 E. Main Street
Sevierville, TN 37862
If your shares of SCB common stock are held in “street name” by a bank, broker, or other nominee, you should follow the instructions of your bank, broker, or nominee regarding the revocation of proxies.
Solicitation of Proxies
SCB, on behalf of SCB’s board of directors, is soliciting your proxy in connection with the merger. SCB will pay all of the costs of soliciting proxies in connection with the special meeting. In addition to solicitation of proxies by mail, SCB will request that banks, brokers, nominees and other record holders send proxies and proxy material to the beneficial owners of SCB common stock and secure their voting instructions. However, SCB’s directors, officers and employees will not be paid any special or extra compensation for soliciting such proxies.
No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by SMBK, SmartBank, SCB, Sevier Bank or any other person.
Attending the SCB Special Meeting; Voting in Person
All holders of SCB common stock, including holders of record and shareholders who hold their shares through banks, brokers, nominees, or any other shareholder of record, are invited to attend the special meeting. Shareholders of record of SCB common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a legal proxy executed in your favor from the record holder of your shares, such as a bank, broker, or other nominee, to be able to vote in person at the special meeting.
Assistance
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of SCB common stock, please contact Bobby Stoffle or John Presley, at (865) 453-6101.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of SmartFinancial’s and SCB’s respective boards of directors has approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of SCB by SmartFinancial pursuant to the merger of SCB with and into SmartFinancial, with SmartFinancial as the surviving company, which we refer to as the merger. Immediately after the merger, Sevier Bank, a wholly owned bank subsidiary of SCB, will be merged with and into SmartBank, a wholly owned bank subsidiary of SmartFinancial, with SmartBank as the surviving bank, which we refer to as the bank merger.
Purchase Price and Purchase Price Adjustments
If the merger is completed, at the effective time of the merger (i) each share of SCB common stock owned by a holder of 20,000 or more shares of SCB common stock will be converted into the right to receive 0.4116 of a share of SmartFinancial common stock, which we refer to as the per share stock consideration, and (ii) each share of SCB common stock owned by a holder of fewer than 20,000 shares of SCB common stock will, at the election of such holder, be entitled to receive either (A) the per share stock consideration, or (B) an amount of cash equal to the per share stock consideration multiplied by the average closing price of SmartFinancial common stock as reported on the NASDAQ for the 10 consecutive trading days ending on the trading day immediately prior to the date that is five business days prior to the closing date, which we refer to as the per share cash consideration. Further, if SCB’s consolidated shareholders’ equity (as calculated in accordance with the merger agreement) is less than $30,326,000, then the per share stock consideration and the per share cash consideration will automatically be adjusted downward by an amount that is reflective of the overall shortfall. Based upon SmartFinancial’s closing share price of $24.10 on June 23, 2021 and assuming that SCB’s consolidated shareholders’ equity is at least $30,326,000, the implied merger consideration per share of SCB common stock is $9.92, with an aggregate transaction value of approximately $41.18 million.
SmartFinancial will not issue any fractional shares of SmartFinancial common stock in the merger. SCB shareholders who would otherwise be entitled to a fractional share of SmartFinancial common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in SmartFinancial common stock (rounded to the nearest one hundredth of a share) by the average closing price of SmartFinancial’s common stock on the NASDAQ Capital Market over the ten (10) trading days ending on the business days immediately prior to the closing date.
SCB shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
SCB and Sevier Bank experienced material asset quality deterioration during the period of economic downturn and financial markets distress occurring between December 2007 and June 2009, commonly known as the Great Recession, with the after-effects of this period still being felt a decade later in the form of elevated Other Real Estate Owned (“OREO”) on SCB’s balance sheet. As a result of historical operating losses, SCB also had access to a significant net deferred tax asset (“DTA”) that represented potential future shareholder value, but that could not be reflected on the balance sheet due to GAAP accounting rules.

By early 2018, real estate valuations had increased enough to consider a potential liquidation of this elevated OREO position in conjunction with a strategic opportunity that introduced fresh capital, be it a follow-on equity offering or a merger with a “well capitalized” depository institution. In February 2018, following an extensive review process, SCB engaged Banks Street Partners, LLC, an affiliate of Performance Trust, to render financial advisory and investment banking services related to the ongoing development of corporate strategy, achievement of regulatory good standing, and maximization of shareholder value.
Following a review of potential scenarios, the SCB board decided to proceed with a marketing process to find a suitable merger partner, while simultaneously working to sell portions of its OREO position in the open market at acceptable valuations if possible.
As result, Performance Trust and SCB management embarked on a process which included contacting more than 20 potential strategic partners on a confidential basis to assess their interest in partnering with or acquiring SCB. SmartFinancial was one of these potential partners.
Eight institutions/investor groups signed nondisclosure agreements and received detailed marketing information on SCB, including a Confidential Information Memorandum and access to a virtual data room containing additional review materials. In-depth due diligence, including credit review, fixed asset evaluation, and OREO price discovery was not conducted at this juncture. SmartFinancial was one of these eight parties.
Three parties subsequently expressed interest in continuing discussions and two parties submitted nonbinding indications of interest (“IOI”) in late July 2018. SCB agreed to allow both parties to perform on-site due diligence. However, following in-depth due diligence, neither of these two parties (including SmartFinancial) elected to submit final pricing indications and stepped back from the opportunity. By late October 2018, both nonbinding IOIs had been terminated.
Discussions then began with the third party, which expressed unsolicited renewed interest in early November 2018 and engaged an investment banker. In-depth due diligence, including third-party credit, fixed asset and OREO reviews, was conducted. However, in January 2019 this party also declined to submit a final, post-diligence offer.
Key communicated reasons for the various parties not submitting actionable offers included: uncertainty about remaining losses in the OREO, a perceived need to further bolster management and SCB’s credit processes, and uncertainty around the bank’s organic growth prospects given its generally defensive posture while working out problem assets for several years.
Armed with this market input, the SCB board shifted to pursuing an infusion of new capital in conjunction with management enhancement and an OREO liquidation. The board focused on a capital raise amount that would cover losses in the OREO liquidation, return SCB to well capitalized status, and provide capital for near-term balance sheet growth, while minimizing dilution for existing shareholders and preserving the DTA. The amount of the ideal offering was determined to be $13.0 million in gross proceeds, plus an additional amount of subordinated debt at the holding company level. The board authorized Performance Trust to contact potential executives and financial investors with the experience, reputation and financial resources to substantially complete the recapitalization.
Over the next several months, SCB hired experienced bank executive John Presley as Executive Chairman and identified respected bank investor Kenneth Lehman as the lead investor for its offering. A May 9, 2019 Securities Purchase Agreement (“SPA”) with Mr. Lehman provided for the lead investor to provide needed capital while current shareholders would be afforded the opportunity to participate through a rights offering. The offering was completed on August 1, 2019.
The bank spent the next several quarters liquidating its legacy OREO position, improving its management and credit processes, and reorienting to a growth mode in its core Sevier County market. SCB also launched a new operation in Richmond, Virginia, with experienced bankers known to Mr. Presley. Long-standing regulatory orders were satisfied and lifted by the bank’s various regulators. Positive earnings reports and accounting rules allowed the company to begin recognizing its DTA on its balance sheet, which increased both net income and total equity.

Recognizing the significant progress being made at SCB, SmartFinancial reached out to Mr. Presley as Executive Chairman of the SCB board to discuss reopening talks about a potential partnership in October 2020. On February 1, 2021, the companies entered into a nondisclosure agreement to continue discussions on a more formal basis. A secured data room was established to allow both parties to exchange due diligence materials.
SmartFinancial submitted an initial, nonbinding letter of intent (“LOI”) on February 10, 2021. The LOI contemplated a 100% stock-for-stock transaction with an exchange ratio of 0.4390 share of SMBK stock for each SCB share. The offer included a cap and collar arrangement that, post announcement but prior to closing, would fix the final exchange ratio based on change in the SMBK share price. The downside collar was 5%, while the upside collar was 15%.
SCB authorized Performance Trust as its prospective financial adviser to negotiate a revised LOI with SmartFinancial that removed the cap and collar arrangement and fixed the exchange ratio. At this time, Performance Trust also clarified to SmartFinancial that an additional 5.5% of shares need to be considered due to unvested restricted stock that would vest in the event of a merger. Performance Trust and SCB requested the same total dollars amount as the initial LOI expressed in a new exchange ratio of 0.4116.
SmartFinancial agreed to these points in a revised LOI dated February 15, 2021. The LOI required exclusive dealings to proceed toward a final definitive agreement between the parties. On February 16, 2021, Mr. Presley and SCB Chief Executive Officer Bobby Stoffle met with the Executive Committee of SCB’s board of directors and SCB’s legal counsel, Baker Donelson, to discuss the proposal. The next day, February 17, 2021, the SCB board met to discuss the new proposal and to hear from Performance Trust and Baker Donelson. The advisors made further recommendations for improvement and clarification, particularly regarding the treatment of restricted stock, board representation, and severance benefits for affected SCB employees. The advisors also discussed the potential for market concentration concerns from the U.S. Department of Justice and SmartFinancial’s plan to address the topic with regulators.
The SCB board deliberated the pros and cons of the transaction and voted to proceed with the LOI subject to requested improvements. SCB formally engaged Performance Trust and signed an LOI with SmartFinancial on February 25, 2021.
In agreeing to move forward exclusively with SmartFinancial, the SCB board relied on its experiences in 2018 with its potential merger partners and its perception of potential upside in the SmartFinancial stock price, both as bank stocks recovered and the market perceived the material financial benefits of the proposed transaction. The SCB board also considered the premium offered to its December 31, 2020, valuation performed by The Keller Group, PA, a third-party valuation firm, which valued SCB at $5.30 per share and the capital that SCB raised in 2015 and 2019, at $10.00 per share and $5.00 per share, respectively.
Additionally, SmartFinancial had ongoing discussions with multiple merger partners and might not have remained interested in participating in a competitive process without exclusivity when it knew of other options to pursue.
Following the execution of the LOI, the companies performed customary confirmatory due diligence, including significant loan diligence on SCB by SmartFinancial.
On March 17, 2021, Alston & Bird distributed a draft merger agreement to SCB and its legal counsel, which formed the basis of the further negotiation of deal terms. The financial terms of the definitive merger agreement were, in all material respects, the same as those contained in the previously executed LOI. Following the delivery of the initial draft of the merger agreement, representatives of Alston & Bird and Baker Donelson exchanged drafts of the merger agreement and the related transaction documents.
Over the next 4 weeks, the parties finalized aspects of due diligence, exchanged and reviewed disclosure schedules and engaged in final negotiations related to the definitive merger agreement. SmartBank also engaged in negotiations with certain management personnel of SCB with respect to the terms of proposed employment agreements that would become effective at the effective time of the merger.
On April 12, 2021, the SCB board convened to review and consider the final form of the definitive merger agreement. At the meeting, Performance Trust delivered to the SCB board its financial analyses, oral opinion, and written opinion, dated April 12, 2021, with respect to SCB and the proposed merger to the effect that, as of such date and subject to the matters set forth in its opinion, and more fully described in “The Merger — Opinion of SCB’s Financial Advisor” and attached at Annex B, the merger consideration was fair, from a financial point of view, to SCB’s stockholders. Following discussion and presentations from Performance Trust and Baker Donelson, the SCB board approved the execution of the definitive merger agreement.
On April 13, 2021, the SmartFinancial board of directors convened and approved the execution of the definitive merger agreement. Subsequent to the meeting, the parties entered into the merger agreement and announced the transaction in a joint press release before trading markets opened on April 14, 2021.
SmartFinancial’s Reasons for the Merger
In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of SmartFinancial common stock as the merger consideration, the SmartFinancial board of directors considered a number of factors, including the following material factors:
•
each of SmartFinancial’s and SCB’s business, operations, financial condition, asset quality, earnings and prospects;

•
the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

•
the opportunity to strategically expand in complementary Tennessee markets and into the Richmond, Virginia market;

•
the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well as the potential efficiencies of scale resulting from the increased size of SmartFinancial following the merger;

•
its understanding of the current and prospective environment in which SmartFinancial and SCB operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on SmartFinancial both with and without the proposed transaction;

•
its review and discussions with SmartFinancial’s management concerning the due diligence investigation of SCB, including its review of SCB’s financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

•
the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•
the structure of the transaction as a combination in which the combined company would operate under the SmartFinancial brand and SmartFinancial’s board of directors and management would have substantial participation in the combined company;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions; and

•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of SCB’s business between the date of the merger agreement and the date of completion of the merger.

SmartFinancial’s board of directors also considered potential risks relating to the merger including the following:
•
SmartFinancial management’s attention and SmartFinancial resources may be diverted from the operation of SmartFinancial’s business and towards the completion of the merger;

•
SmartFinancial may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of SCB’s operations with SmartFinancial;

•
the nature and amount of payments and other benefits to be received by SCB management in connection with the merger pursuant to existing SCB plans and compensation arrangements and the merger agreement;

•
the substantial costs that SmartFinancial will incur in connection with the merger even if it is not consummated;

•
approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs; and

•
the possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by the SmartFinancial board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the SmartFinancial board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of SmartFinancial common stock as the merger consideration, the SmartFinancial board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SmartFinancial board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.
SCB’s Reasons for the Merger
After careful consideration, SCB’s board of directors determined that it was advisable and in the best interests of SCB and its shareholders for SCB to enter into the merger agreement with SmartFinancial. Accordingly, SCB’s board recommends that SCB’s shareholders vote “FOR” the approval of the merger agreement.
SCB’s board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors in determining that the proposed merger is in the best interest of SCB and its shareholders. In reaching its conclusion to approve the merger agreement and the other transactions contemplated by the merger agreement and to recommend to its shareholder to approve the merger proposal, the SCB board of directors considered a number of factors, including the following:
•
the Board’s familiarity with SCB’s consolidated business, operations, earnings, and financial condition;

•
the Board’s review, based in part by the presentation by management and SCB’s legal and financial advisors, of the proposal, including a review of the business, operations, earnings, financial conditions, and community service and involvement of SmartFinancial, as well as the potential results from a sale to SmartFinancial;

•
the Board’s review of possible affiliation partners other than SmartFinancial, the prospects of such other possible affiliation partners, and the likelihood of any such affiliation;

•
the Board’s review of alternatives to such a transaction (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling, and remaining independent and growing through future acquisitions);

•
the recent business combinations involving financial institutions either announced or completed during the past few years in the State of Tennessee and the southeastern United States, and the effect of such combinations on competitive conditions in the SCB’s market area;

•
a comparison of the proposal from SmartFinancial to such recent business combinations involving financial institutions;

•
increasing regulatory and statutory burdens (costs, time commitments, earnings opportunities) on SCB and its subsidiaries as a community banking organization in general and as a result of the particular status of SCB;

•
management succession alternatives for SCB;

•
the opportunity for SCB shareholders to exchange their shares of SCB partially for shares of SmartFinancial resulting in the ownership of a publicly traded stock and the liquidity provided;

•
the increasing information technology costs and requirements for SCB as well as the costs and risks of cybersecurity;

•
enhancing the ability of a merged organization to provide SCB’s customers with additional resources and the best banking options available;

•
the limited opportunities for SCB to continue to grow organically long term in consideration of capital, regulatory, competitive, and other factors; and

•
the financial analyses delivered to SCB’s board by representatives of Performance Trust as well as the written opinion of Performance Trust rendered to SCB’s board on April 12, 2021, with respect to the fairness, from a financial point of view, to the holders of SCB common stock of the merger consideration.

The discussion of the information and factors considered by the SCB board of directors is not exhaustive but includes material factors considered and discussed by the SCB board of directors. In view of the wide variety of factors considered and discussed by the SCB board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. SCB’s board of directors evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached consensus that the merger was in the best interests of SCB and its shareholders. In considering the factors described above, individual members of the SCB’s board of directors may have assigned different weights to different factors. The SCB board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination. It should be noted that this explanation of the reasoning of SCB’s board of directors and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the SCB’s board of directors determined that the merger, the merger agreement, and the transactions contemplated thereby are advisable and in the best interests of SCB and its shareholders. Accordingly, the board of directors approved the merger agreement and the transactions contemplated thereby and recommends that the SCB shareholders vote “FOR” the SCB merger proposal and “FOR” the SCB adjournment proposal, if necessary or appropriate to solicit additional proxies.
THE SCB BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.
Opinion of SCB’s Financial Advisor
On April 12, 2021, Performance Trust rendered to SCB’s board its written opinion with respect to the fairness, as of such date and from a financial point of view, to the holders of SCB common stock, of the merger consideration pursuant to the merger agreement.
Performance Trust’s opinion was directed to SCB’s board and only addressed the fairness, from a financial point of view, to the holders of SCB common stock of the merger consideration and did not address any other aspect or implication of the merger. The references to Performance Trust’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Performance Trust in preparing its opinion. However, neither Performance Trust’s opinion, nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to SCB’s board or any shareholder of SCB as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Performance Trust’s opinion was furnished for the use and benefit of SCB’s board (in its capacity as such) in connection with its evaluation of the merger and the engagement letter providing for Performance Trust’s retention provides that Performance Trust should not be deemed to have any fiduciary duty to SCB or any of its security holders as such retention.
In issuing its opinion, among other things, Performance Trust:
(i)
reviewed a draft, dated April 9, 2021,of the Agreement and Plan of Merger;

(ii)
reviewed certain publicly available business and financial information relating to SCB and SmartFinancial;

(iii)
reviewed certain other business, financial, and operating information relating to SCB provided to Performance Trust by the management of SCB, including financial forecasts for SCB for 2021 ending December 31 and for SmartFinancial for the 2021 to 2023 fiscal years ending December 31, and Performance Trust assumptions with guidance by management of SCB and SmartFinancial to extrapolate such financial forecasts through 2026 for SCB and SmartFinancial, respectively, as well as estimates regarding certain pro forma financial effects of the merger on SCB and SmartFinancial (including without limitation the cost savings and related expenses expected to result from the merger and other adjustments assumed with respect thereto);

(iv)
met with, either by phone or in person, certain members of SCB and SmartFinancial to discuss the business prospects of SCB and SmartFinancial and the proposed transaction;

(v)
reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced;

(vi)
reviewed certain financial data of SCB and SmartFinancial and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant;

(vii)
reviewed the stock price performance of SmartFinancial since January 2, 2020, and compared that to the performance of selected companies and indexes; and

(viii)
considered such other information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.

In connection with its review, Performance Trust has not independently verified any information, including the foregoing information, and Performance Trust has assumed and relied upon all data, material and other information furnished, or otherwise made available, to Performance Trust, discussed with or reviewed by Performance Trust, or publicly available, being complete and accurate in all material respects and Performance Trust did not assume any responsibility with respect to such data, material and other information. With respect to the financial forecasts and projections for SCB that Performance Trust used in its analyses, the management of SCB has advised Performance Trust, and it has assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SCB as to the future financial performance of SCB, and Performance Trust expressed no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.
Performance Trust relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement provided to Performance Trust, without any amendments or modifications thereto or any adjustments to the consideration.
Performance Trust has relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SCB and SmartFinancial since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Performance Trust that would be material to its analyses or opinion, and that there is no information or any facts that would make any of the information reviewed by Performance Trust incomplete or misleading. Performance Trust has also relied upon and assumed, with SCB’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on SCB, SmartFinancial or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to Performance Trust’s analyses or opinion. Performance Trust has relied upon and assumed, with SCB’s consent, that the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Performance Trust in all respects material to its analyses.
Performance Trust’s opinion only addresses the fairness, from a financial point of view, of the merger consideration to the holders of SCB common stock in the manner set forth in the full text of its opinion, which is included as Annex B, and the opinion does not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise.
The issuance of Performance Trust’s opinion was approved by an authorized internal committee of Performance Trust.
Performance Trust’s opinion was necessarily based upon information made available to it as of the date the opinion was delivered, and financial, economic, market and other conditions as they existed and could be evaluated on the date the opinion was delivered. As the SCB board was aware, the credit, financial and stock markets had been experiencing volatility and Performance Trust expressed no opinion or view as to any potential effects of such volatility on SCB, SmartFinancial or the merger. Performance Trust has no obligation to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date the opinion was delivered. Performance Trust’s opinion does not address the relative merits of the merger as compared to alternative strategies that might be available to SCB, nor does it address the underlying business decision of SCB or the SCB board to approve, recommend or proceed with the merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Performance Trust has relied on, with SCB’s consent, advice of the outside counsel and the independent accountants of SCB, and on the assumptions of the management of SCB, as to all legal, regulatory, accounting, insurance and tax matters with respect to SCB, SmartFinancial, and the merger.
Performance Trust was not requested to make, and did not made, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of SCB or SmartFinancial, and Performance Trust was not furnished with any such evaluations or appraisals, with the exception of a third party loan review of SCB and SmartFinancial. In addition, Performance Trust is not an expert in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. Performance Trust did not make an independent evaluation of the adequacy of SCB’s or SmartFinancial’s allowances for such losses, and Performance Trust did not review any individual loan or credit files or investment or trading portfolios. Performance Trust assumed that SCB’s and SmartFinancial’s allowances for such losses were adequate to cover such losses. Performance Trust did not evaluate the solvency of SCB or SmartFinancial or the solvency or fair value of SCB, SmartFinancial or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.
In preparing its opinion to SCB’s board, Performance Trust performed a variety of analyses, including those described below. The summary of Performance Trust’s analyses is not a complete description of the analyses underlying Performance Trust’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Performance Trust’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Performance Trust arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Performance Trust believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In performing its analyses, Performance Trust considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Performance Trust did not make separate or quantifiable judgments regarding individual analyses. The implied value reference ranges indicated by Performance Trust’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond SCB’s control, SmartFinancial’s control, and Performance Trust’s control. Much of the information used in, and accordingly the results of, Performance Trust’s analyses are inherently subject to substantial uncertainty.
Performance Trust’s opinion and analyses were provided to SCB’s board in connection with its consideration of the proposed merger and were among many factors considered by SCB’s board in evaluating the proposed merger. Neither Performance Trust’s opinion nor its analyses were determinative of the merger consideration or of the views of SCB’s board with respect to the proposed merger.
The following is a summary of the material financial analyses performed in connection with Performance Trust’s opinion rendered to SCB’s board on April 12, 2021. No company or transaction used in the analyses described below is identical or directly comparable to SCB or the proposed transaction. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Performance Trust’s analyses.
Summary of Aggregate Merger Consideration and Implied Transaction Metrics
Performance Trust reviewed the financial terms of the proposed merger. Each share of SCB common stock owned by a holder of 20,000 or more shares of SCB common stock will be converted into the right to receive 0.4116 of a share of SmartFinancial common stock, which we refer to as the per share stock consideration, and (ii) each share of SCB common stock owned by a holder of fewer than 20,000 shares of SCB common stock will, at the election of such holder, be entitled to receive either (A) the per share stock consideration, or (B) an amount of cash equal to the per share stock consideration multiplied by the average closing price of SmartFinancial common stock as reported on the NASDAQ for the 10 consecutive trading days ending on the trading day immediately prior to the date that is five business days prior to the closing date, which we refer to as the per share cash consideration. Based upon SmartFinancial’s closing share price of $21.63 on April 9, 2021 and assuming that SCB’s consolidated shareholders’ equity is at least $30,326,000, the implied merger consideration per share of SCB common stock is $8.90, with an aggregate transaction value of approximately $38.9 million. Based upon historical financial information for SCB as of or for the last twelve months (“LTM”) ended December 31, 2020, Performance Trust calculated the implied transaction metrics listed in the table below.
Transaction Value / Tangible Common Equity	130%
Transaction Value / LTM Earnings	17.4x
Transaction Value / Total Assets	9.2%
Premium to Core Deposits	3.1%

SCB Selected Public Companies Analysis
Performance Trust considered certain financial information for SCB and compared it with corresponding information of selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include banks with total assets between $150 million and $600 million, last twelve months ended December 31, 2020 (“LTM”) return on average assets between 0.40% and 1.70%, and a minimum 90-day average daily trading volume of 2,000 shares per day. Mutual holding companies and targets of announced mergers were excluded from the group. The selected companies were selected because they were deemed similar to SCB in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified in its judgment a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to SCB. The 10 selected companies used in this analysis included:
•
Bancorp 34, Inc. — Alamogordo, New Mexico

•
Bank of South Carolina Corporation — Charleston, South Carolina

•
CBM Bancorp, Inc. — Baltimore, Maryland

•
Commercial National Financial Corporation — Latrobe, Pennsylvania

•
FFBW, Inc. — Brookfield, Wisconsin

•
Generations Bancorp NY, Inc. — Seneca Falls, New York

•
Glen Burnie Bancorp — Glen Burnie, Maryland

•
Grand River Commerce, Inc. — Grandville, Michigan

•
Ottawa Bancorp, Inc. — Ottawa, Illinois

•
U & I Financial Corp. — Lynnwood, Washington

Performance Trust reviewed financial data for the selected companies, including trading value to tangible book value and trading value to LTM earnings. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples for the selected companies to SCB’s tangible book value and LTM earnings as of December 31, 2020 to determine implied aggregate value ranges and then compared those implied aggregate value ranges to the implied merger consideration of $38.9 million in the proposed transaction. The analysis was based on share pricing data as of April 9, 2021. Trading value to tangible book value and LTM earnings for publicly traded banks were based on LTM financials as of December 31, 2020. The results of the SCB selected companies analysis are summarized below.
	SCB (at merger)	Selected Companies Median	Selected Companies 25th Percentile	Selected Companies 75th Percentile
Trading Price / Tangible Book Value	130%	89%	84%	97%
Trading Price / LTM Earnings	17.4x	19.2x	13.5x	21.0x
	Proposed Consideration	Implied Value Median	Implied Value Low	Implied Value High
	($000s)	($000s)	($000s)	($000s)
Trading Price / Tangible Book Value	$38,874	$26,555	$25,011	$28,960
Trading Price / LTM Earnings	$38,874	$42,833	$30,258	$46,944
Selected Nationwide Transactions Analysis
Performance Trust analyzed publicly available financial information relating to selected nationwide business combinations and other transactions Performance Trust deemed relevant. Performance Trust considered transactions with publicly disclosed deal values announced between March 1, 2020 and April 7, 2021, involving targets with total assets between $200 million and $800 million and LTM return on average assets between 0.30% and 1.20%, and in which 100% of target equity ownership was acquired. These transactions were selected because the target companies were deemed to be similar to SCB in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified in its judgment a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed merger. The nine selected transactions used in this analysis included (buyer / target — announcement date):
•
Seacoast Banking Corporation of Florida / Legacy Bank of Florida — March 23, 2021

•
Fidelity D & D Bancorp, Inc. / Landmark Bancorp, Inc. — February 23, 2021

•
First National Corporation / Bank of Fincastle — February 18, 2021

•
BancorpSouth Bank / FNS Bancshares, Inc. — January 13, 2021

•
LINKBANCORP, Inc. / GNB Financial Services, Inc. — December 10, 2020

•
BancorpSouth Bank / National United Bancshares, Inc. — December 2, 2020

•
People’s Bank of Commerce / Willamette Community Bank — November 5, 2020

•
Hanover Bancorp, Inc. / Savoy Bank — August 27, 2020

•
BV Financial, Inc. / Delmarva Bancshares, Inc. — June 18, 2020

Performance Trust reviewed financial data for the selected transactions, including transaction value to tangible book value, transaction value to LTM earnings, transaction value to total assets, and premium to core deposits, which were defined as total deposits excluding CDs greater than $100,000. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples for the selected transactions to SCB’s corresponding financial metrics as of December 31, 2020 to determine implied aggregate value ranges and then compared those implied aggregate value ranges to the implied merger consideration of $38.9 million in the proposed transaction. The results of the selected transactions analysis are summarized below.
	Proposed Transaction Multiples	Selected Transactions Median	Selected Transactions 25th Percentile	Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	130%	131%	108%	155%
Transaction Value / LTM Earnings	17.4x	17.3x	15.3x	26.8x
Transaction Value / Assets	9.2%	13.8%	11.4%	14.8%
Core Deposit Premium	3.1%	4.3%	1.4%	10.8%
	Proposed Consideration	Implied Value Median	Implied Value Low	Implied Value High
	($000s)	($000s)	($000s)	($000s)
Transaction Value / Tangible Book Value	$38,874	$39,147	$32,307	$46,233
Transaction Value / LTM Earnings	$38,874	$38,728	$34,311	$59,813
Transaction Value / Assets	$38,874	$58,431	$48,446	$62,820
Core Deposit Premium	$38,874	$42,563	$33,960	$61,824
Selected Regional Transactions Analysis
Performance Trust analyzed publicly available financial information relating to regional business combinations and other transactions Performance Trust deemed relevant. Performance Trust considered southeast transactions with publicly disclosed deal values announced between March 1, 2020 and April 7, 2021 involving targets with total assets less than $1 billion and LTM return on average assets greater than 0.25%, and in which 100% of target equity ownership was acquired. The selected transactions were selected because the target companies were deemed to be similar to SCB in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified in its judgment a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed Merger. The 5 selected transactions used in this analysis included (buyer / seller — announce date):
•
Seacoast Banking Corporation of Florida / Legacy Bank of Florida — March 23, 2021

•
First National Corporation / Bank of Fincastle — February 18, 2021

•
Investar Holding Corporation / Cheaha Financial Group, Inc. — January 25, 2021

•
BancorpSouth Bank / FNS Bancshares, Inc. — January 13, 2021

•
Virginia National Bankshares Corp. / Fauquier Bankshares, Inc. — October 1, 2020

Performance Trust reviewed financial data for the selected transactions, including transaction value to tangible book value, transaction value to LTM earnings, transaction value to total assets, and premium to core deposits, which were defined as total deposits excluding CDs greater than $100,000. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples for the selected transactions to SCB’s corresponding financial metrics as of December 31, 2020 to determine implied aggregate value ranges and then compared those implied aggregate value ranges to the implied merger consideration of $38.9 million in the proposed transaction. The results of the selected transactions analysis are summarized below.
	Proposed Transaction Multiples	Selected Transactions Median	Selected Transactions 25th Percentile	Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	130%	144%	95%	167%
Transaction Value / LTM Earnings	17.4x	17.3x	11.9x	21.2x
Transaction Value / Assets	9.2%	13.8%	9.9%	18.3%
Core Deposit Premium	3.1%	6.5%	(0.3)%	12.5%
	Proposed Consideration	Implied Value Median	Implied Value Low	Implied Value High
	($000s)	($000s)	($000s)	($000s)
Transaction Value / Tangible Book Value	$38,874	$42,824	$28,381	$49,635
Transaction Value / LTM Earnings	$38,874	$38,728	$26,497	$47,481
Transaction Value / Assets	$38,874	$58,431	$41,767	$77,682
Core Deposit Premium	$38,874	$49,196	$28,819	$67,060
SCB Dividend Discount Analysis
Performance Trust analyzed the discounted present value of SCB’s projected free cash flows to equity for the years ending December 31, 2021 through December 31, 2026, on a standalone basis. Performance Trust calculated cash flows assuming SCB would maintain a 9.00% tangible common equity to tangible assets ratio, and that it would retain sufficient earnings to maintain that ratio and dividend out any excess cash flows. This analysis was based on the financial forecasts for SCB for the year ending December 31, 2021 prepared by SCB management and approved for use in this analysis by SCB management. Performance Trust assumed annual net income growth for 2022 to 2026 of (45%), 11.8%, 10.6%, 7.7%, and 7.8% respectively. Performance Trust also assumed annual asset growth of 6.1% for 2022 and 6.2% for each of 2023 through 2026.
Performance Trust applied price to tangible book value multiples, ranging from 70% to 110%, to SCB’s projected December 31, 2026 tangible book value and price to earnings multiples, ranging from 13.0x to 17.0x, to SCB’s projected calendar year 2026 net income in order to derive ranges of projected terminal values for SCB at December 31, 2026. The projected cash flows and terminal values were discounted using a rate ranging from 14.46% to 16.46%, which reflected a range around an estimate of the cost of equity capital for SCB using a discount rate build-up method based on the sum of (i) the risk-free free rate, (ii) the product of an equity risk premium multiplied by the industry beta for commercial banks, and (iii) a size premium. Performance Trust reviewed the range of aggregate prices derived in the dividend discount analysis and compared them to the implied merger consideration of $38.9 million in the proposed transaction. The results of the dividend discount analysis are summarized below.
	Proposed Consideration	Implied Value Low	Implied Value High
	($000s)	($000s)	($000s)
Terminal Value Based on TBV Multiple	$38,874	$8,228	$20,387
Terminal Value Based on P/E Multiple	$38,874	$16,532	$27,688
SCB Relative Contribution Analysis
Performance Trust reviewed the relative contributions of SCB and SmartFinancial to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on December 31, 2020 financials for both parties. Performance Trust then compared these contributions to the pro forma implied stock ownership interests of SCB and SmartFinancial shareholders based on the merger agreement’s exchange ratio.
The following table shows SCB’s percentage contributions to the pro forma combined company, excluding merger synergies and merger accounting adjustments, in the categories listed:
SCB Contribution
Total Assets	11.4%
Total Loans	9.3%
Total Deposits	10.5%
Tangible Common Equity	9.9%
2020 Actual Net Income	8.4%
2021 Estimated Net Income	15.3%
2022 Estimated Net Income	9.3%
SCB Shareholders’ Pro Forma Ownership	10.6%
SmartFinancial Selected Public Companies Analysis
Performance Trust considered certain financial information for SmartFinancial and compared it with corresponding financial information of selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include southeast banks with total assets between $2 billion and $5 billion, LTM return on average assets between 0.25% and 1.50%, and a minimum 90-day average daily trading volume of 25,000 shares per day. Mutual holding companies and targets of announced mergers were excluded from the group. The selected companies were selected because they were deemed similar to SmartFinancial in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified a sufficient number in its judgment of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to SmartFinancial. The 10 selected companies used in this analysis included:
•
Capital City Bank Group, Inc. — Tallahassee, Florida

•
Professional Holding Corp. — Coral Gables, Florida

•
Atlantic Capital Bancshares, Inc. — Atlanta, Georgia

•
HomeTrust Bancshares, Inc. — Asheville, North Carolina

•
Southern First Bancshares, Inc. — Greenville, South Carolina

•
Capstar Financial Holdings, Inc. — Nashville, Tennessee

•
Reliant Bancorp, Inc. — Brentwood, Tennessee

•
American National Bancshares, Inc. — Danville, Virginia

•
First Community Bankshares, Inc. — Bluefield, Virginia

•
Primis Financial Corp. — McLean, Virginia

Performance Trust reviewed financial data for the selected companies, including trading value to tangible book value and trading value to LTM earnings. Furthermore, Performance Trust compared the median, 25th percentile, and 75th percentile multiples for the selected companies to SmartFinancial’s tangible book value and LTM earnings. The analysis was based on share pricing data as of April 9, 2021. Trading value to tangible book value and LTM earnings for publicly traded banks were based on LTM financials as of December 31, 2020. The results of the SmartFinancial selected companies analysis are summarized below.
	SmartFinancial (as of April 9, 2021)	Selected Companies Median	Selected Companies 25th Percentile	Selected Companies 75th Percentile
Trading Price / Tangible Book Value	121%	151%	133%	182%
Trading Price / LTM Earnings	14.4x	17.5x	14.2x	22.2x
SmartFinancial Comparative Stock Performance
Performance Trust reviewed the historical price performance of SmartFinancial common stock from January 2, 2020 to April 9, 2021. Performance Trust then compared the relationship between the stock price performance of SmartFinancial common stock to movements in the selected public companies peer group as well as certain stock indices. The selected public companies peer group includes the 10 companies previously outlined. The price performance as of each ending reference date is shown as a percentage of the price as of the starting date. The results of the SmartFinancial comparative stock performance analysis are summarized below.
Stock Price Performance
	January 2, 2020	Through April 9, 2021
SmartFinancial	100%	92%
Selected Public Companies Peer Group	100%	104%
NASDAQ Bank Index	100%	115%
S&P 500 Index	100%	127%
SmartFinancial Dividend Discount Analysis
Performance Trust analyzed the discounted present value of SmartFinancial’s projected free cash flows to equity for the years ending December 31, 2021 through December 31, 2026, on a standalone basis. Performance Trust calculated cash flows assuming SmartFinancial would maintain an 9.00% tangible common equity to tangible assets ratio, and that it would retain sufficient earnings to maintain that ratio and dividend out any excess cash flows. This analysis was based on the financial forecasts for 2021 through 2023 for SmartFinancial prepared by SmartFinancial management. Performance Trust assumed annual net income growth of 9.8% for 2024 and 8.0% for each of 2025 and 2026. Performance Trust also assumed annual asset growth for 2024 and 2025 of 5.7% and 5.8% for 2026.
Performance Trust applied price to tangible book value multiples, ranging from 130% to 170%, to SmartFinancial’s projected December 31, 2026 tangible book value and price to earnings multiples, ranging from 14.0x to 18.0x, to SmartFinancial’s projected calendar year 2026 net income in order to derive ranges of projected terminal values for SmartFinancial at December 31, 2026. The projected cash flows and terminal values were discounted using rates ranging from 11.74% to 13.74%, which reflected a range around an estimated cost of equity capital for SmartFinancial using a discount rate build-up method based on the sum of (i) the risk-free free rate, (ii) the product of an equity risk premium multiplied by the industry beta for commercial banks, and (iii) a size premium. Performance Trust reviewed the range of aggregate prices derived in the dividend discount analysis and compared them to SmartFinancial’s tangible common equity of $270.7 million as of December 31, 2020, and market capitalization of $326.9 million as of April 9, 2021. The results of the dividend discount analysis are summarized below.
	Tangible Common Equity	Market Capitalization	Implied Value Low	Implied Value High
	($000s)	($000s)	($000s)	($000s)
Terminal Value Based on TBV Multiple	$270,697	$326,895	$282,883	$397,870
Terminal Value Based on P/E Multiple	$270,697	$326,895	$344,538	$480,080
Performance Trust Compensation and Other Relationships with SCB and SmartFinancial
SCB engaged Performance Trust as financial advisor in connection with the potential merger based on Performance Trust’s experience, reputation, and familiarity with SCB’s business. Performance Trust has an investment banking division and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. Performance Trust will receive customary investment banking fees for its services, a significant portion of which is contingent upon the consummation of the transaction. SCB has previously paid Performance Trust a $20,000 retainer fee, $80,000 progress fee upon execution of the Agreement and Plan of Merger, and $75,000 upon the delivery of its fairness opinion. Upon closing of the transaction, SCB will pay Performance Trust a success fee equal to 1.25% of the merger consideration, less the progress fee and retainer fee. In addition, SCB has agreed to indemnify Performance Trust and certain related parties for certain liabilities arising out of or related to the engagement and to reimburse Performance Trust for certain expenses incurred in connection with its engagement.
Performance Trust and its affiliates have in the past provided, may currently be providing and may in the future provide investment banking, securities brokerage and other financial services to SCB, SmartFinancial and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. Performance Trust received $27,000 in compensation from SmartFinancial in the last two years in connection with certain financial advisory services. In addition, Performance Trust further disclosed to the SCB board that it may act as financial advisor to third parties in transactions involving SmartFinancial.
Performance Trust is a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Performance Trust and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of SCB, SmartFinancial and certain of their affiliates as well as provide investment banking and other financial services to such companies and entities. Performance Trust has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised SCB. Certain Performance Trust employees that participated in the financial advisory assignment for SCB are shareholders of SCB, which was disclosed to the SCB board and noted in Performance Trust’s written fairness opinion (see Annex B). The position of each such Performance Trust employee is less than 1% of SCB’s issued and outstanding common shares.
Board Composition and Management of SmartFinancial after the Merger
Each of the officers and directors of SmartFinancial immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the SmartFinancial Charter and SmartFinancial Bylaws. Additionally, at the effective time of the merger, the board of directors of SmartFinancial will be expanded to add an additional member, and the vacancy caused by such expansion will be filled with John M. Presley.
John M. Presley, age 60, is the Executive Chairman of SCB, and has served on the Board of Directors of SCB since 2019. Mr. Presley spent more than 20 years with Memphis-based National Commerce Financial where he held several positions, including CFO. He also spent 10 years on the board of Lumber Liquidators, 2006 through 2016, was Chairman of the Board in 2015 and CEO in 2015 and 2016. Mr. Presley began his career with Ernst & Young in Memphis and has also served in executive and board positions with community banks in Virginia, Wisconsin, and Georgia. Mr. Presley is a graduate of Rhodes College in Memphis, Tennessee.
Interests of SCB’s Directors and Executive Officers in the Merger
In considering the recommendation of the SCB board of directors, shareholders should be aware that the directors and executive officers of SCB have certain interests in the merger that may be different from, or in addition to, the interests of SCB shareholders generally. The SCB board of directors was aware of these interests and considered them, among other matters, in making its recommendation that SCB shareholders vote to approve the merger proposal. These interests are described in further detail below.
Termination Payments
Certain executive officers of SCB will receive payments following the closing of the merger in consideration for the termination of their employment agreements with SCB. Specifically, each of Messrs. John M. Presley and Bobby R. Stoffle will receive a lump sum termination payment of $1,046,500 and $862,316 ($225,544 of which is consideration for the extension of Mr. Stoffle’s current 1-year non-competition covenant to 2 years), respectively.
Employment Agreements with SmartBank
In connection with the execution of the merger agreement, SmartBank entered into new employment agreements with each of Chris Plemons and Matt Paciocco, which will become effective upon completion of the merger for an initial 2-year term, with automatic 1-year renewals unless either party provides notice of non-renewal to the other party at least 60 days prior to the end of the then-current term. Messrs. Plemons and Paciocco will each serve as a senior officer of SmartBank with an annual base salary of $175,000. Each individual will also be eligible to participate in existing SmartBank bonus plans commencing in 2022 and all welfare benefit plans and programs sponsored by SmartBank. Each of Messrs. Plemons and Paciocco is entitled to severance payments if his employment is terminated by SmartBank without “cause” or by the employee for “good reason” (or, in the case of Mr. Plemons, if he resigns from his employment with SmartBank for any reason within six (6) months following the closing of the merger) in an amount equal to one (1) times his then-current base salary. Pursuant to the employment agreements, each of Messrs. Plemons and Paciocco has agreed not to compete with SmartBank or to solicit its employees or customers during the term of the agreement and for a period of twelve months thereafter.
Appointment to the Board of Directors of SmartFinancial and SmartBank
Pursuant to the Merger Agreement, John M. Presley, Executive Chairman of SCB, will become a member of the board of directors of each of Smart Financial and SmartBank following the Effective Time.
Employment Arrangement
Some members of the Sevier Bank management team will continue to receive employment benefits that are substantially comparable to the employee benefits available to similarly situated SmartBank employees after the closing of the merger.
John Presley will be appointed to the board of directors of SmartFinancial and SmartBank.
Other
All participants in the Sevier County Bank 401(k) Pension Plan, including any directors or executive officers participating in such plans, will become 100% vested as of the plan’s termination date (the day immediately prior to the merger).
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the terms of the merger agreement, for a period of six years from and after the effective time, SmartFinancial must indemnify certain persons, including SCB’s directors and executive officers. In addition, the merger agreement requires that for a period of six years from the effective time, subject to a cap on the amount of premiums, SmartFinancial must maintain an insurance policy for the benefit of certain persons, including SCB’s directors and executive officers. For additional information, see “The Merger Agreement — Covenants and Agreements; Indemnification and Insurance.”
Beneficial Ownership of SCB Common Stock by Management and Principal Shareholders of SCB
As of June 24, 2021, SCB had issued and outstanding 4,151,136 shares of common stock. An additional 215,341 shares of restricted shares had been awarded to certain executive officers of SCB and will automatically vest at the effective time of the merger. The following table sets forth information as of the record date with respect to the beneficial ownership of SCB common stock by (i) each person who is the beneficial owner of more than 5% of the outstanding shares of SCB common stock, (ii) each director of Sevier Bank and SCB, (iii) each of the executive officers of Sevier Bank, SCB, and their significant subsidiaries, and (iv) all of the above as a group. Management of SCB knows of no other persons, other than those set forth in the following table, who own beneficially more than 5% of the outstanding shares of SCB common stock as of the date of this proxy statement/prospectus.
The percentage of beneficial ownership is calculated based on 4,336,477 shares of SCB common stock which were either issued and outstanding as of the Record Date or which will automatically vest at the effective time of the merger. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares issuable pursuant to the exercise of stock options. Unless otherwise indicated, based on information furnished by such shareholders, management of SCB believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of SCB.
Directors and Executive Officers	Number of Shares	Percent
Bobby R. Stoffle(1)	75,958	1.74%
D. Clay Harris(2)	45,348	1.04%
Christopher Plemons(3)	10,377	*
Andrew Ferguson(4)	20,000	*
William Bien(5)	15,000	*
John M. Presley(6)	236,025	5.41%
Joe Jim Summitt	83,996	1.92%
Maria Mize Roditis	52,549	1.20%
Lyle Overbay	14,489	*
Gary Wade	69,784	1.60%
Conley (Teddy) Murrell	40,172	*
Svend Brooks	1,452	*
James Temple Jr.	6,366	*
Hope Lundt(7)	730,982	16.74%
Doug Blalock	77,445	1.77%
All directors and executive officers, as a group (15 persons)	1,479,943	33.89%

*
Less than 1%

Beneficial Owners of 5% or More Voting Power	Number of Shares	Percent
Kenneth R. Lehman	1,663,598	38.10%
Spence Limited LP(8).	728,715	16.69%

Beneficial Owners of 5% or More Voting Power	Number of Shares	Percent
Bank Fund Vlll & IX LPs	272,675	6.24%

(1)
Includes 50,000 shares of SCB common stock issuable upon the vesting of restricted stock units.

(2)
Includes 25,000 shares of SCB common stock issuable upon the vesting of restricted stock units.

(3)
Includes 10,000 shares of SCB common stock issuable upon the vesting of restricted stock units.

(4)
Includes 20,000 shares of SCB common stock issuable upon the vesting of restricted stock units.

(5)
Includes 15,000 shares of SCB common stock issuable upon the vesting of restricted stock units.

(6)
Includes 95,341 shares of SCB common stock issuable upon the vesting of restricted stock units.

(7)
Includes an additional 728,715 shares of SCB common stock owned by Spence Limited LP which are voted by Ms. Lundt.

(8)
Does not include shares held by Ms. Lundt in her personal capacity.

Limitation of Director’s Liability
SCB’s charter and bylaws provide that the personal liability of a director of SCB to SCB or its stockholders for damages for breach of fiduciary duty of the director is limited to the extent permitted by the Tennessee Business Corporation Act and applicable federal law. In addition, certain provisions are provided in the charter and bylaws of SCB to indemnify officers and directors for certain acts. Such limitation of liability also does not limit a director’s liability for violation of, or otherwise relieve SCB or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of equitable remedies such as injunctive relief or rescission.
SCB believes this provision will assist in securing the services of directors who are not employees of SCB. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct.
Certain Transactions
The officers and directors are required to devote only so much of their time to the business of Sevier Bank and SCB as in their judgment is reasonably required. The officers and directors, and their affiliates, may engage, and are presently engaging, for their own accounts in other business ventures, including management and the formation of other corporations or ventures. Such activities may result in conflicts of interest.
Sevier Bank has in the past and will continue to have in the future banking transactions in the ordinary course of business with directors, officers, and 5% stockholders and “related interests” of such persons. As used in this connection, “related interests” includes any entities, such as corporations in which directors have a 10% or greater ownership; corporations in which directors or officers of Sevier Bank also serve as officers; other organizations, partnerships, and entities in which such persons are interested; and certain relatives of directors and officers. It is management’s opinion that the direct and indirect extensions of credit described above have been and will continue to be (i) evidenced by a promissory note naming the lender as payee, and contain an annual percentage rate which is reasonably comparable to that normally charged to non-affiliates by other commercial lenders for similar loans made in the lender’s locale; (ii) repaid pursuant to appropriate amortization schedules and contain default provisions comparable to those normally used by other commercial lenders for similar loans made in the lender’s locale; (iii) made only if credit reports and financial statements, or other reasonable investigation appropriate in light of the nature and terms of the loan and which meet the loan policies normally used by other commercial lenders for similar loans made to non-affiliates in the lender’s locale, show the borrower to be collectible and a satisfactory credit risk; and (iv) relative to the purpose of the loan and the disbursement of proceeds, reviewed and monitored in a manner comparable to that normally used by other commercial lenders for similar loans made in the lender’s locale on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions with unrelated persons and have not, and will not in the future, involve more than normal risk of uncollectibility or present other unfavorable features. At May 31, 2021, direct and indirect loans to officers and directors by Sevier Bank aggregated approximately $19.9 million.
In addition, certain directors and shareholders of SCB who collectively beneficially own and have the power to vote approximately 30.5% of SCB common stock have entered into agreements with SmartFinancial in which they have agreed, among other things, to vote their shares of SCB common stock in favor of the merger proposal and the adjournment proposal. The voting agreements terminate upon the earlier to occur of (i) the consummation of the merger, (ii) the amendment of the merger agreement in any manner that materially and adversely affects any rights of the shareholder, (iii) the termination of the merger agreement or (iv) two years from the date of the voting agreements.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, SCB and SmartFinancial have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approvals from the Federal Reserve Board and the TDFI. SmartFinancial and/or SCB have filed applications requests and notifications to obtain the required regulatory approvals or waivers.
Federal Reserve Board
The merger of SCB with SmartFinancial must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.
SmartFinancial filed an application with the Federal Reserve Board under the BHC Act with regard to its acquisition of SCB on May 4, 2021.
The merger of Sevier County Bank with and into SmartBank will be subject to approval by the Federal Reserve Board under Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (3) the convenience and needs of the communities to be served, (4) the depository institutions’ effectiveness in combating money-laundering activities and (5) the risk to the stability of the United States banking and financial system. SmartBank’s establishment and operation of branches at Sevier County Bank’s existing branch locations is also subject to approval under Section 9 of the Federal Reserve Act. In considering an application under Bank Merger Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the CRA.
SmartBank filed an application with the Federal Reserve Board under the Bank Merger Act requesting approval of the bank merger on May 4, 2021.

Tennessee Department of Financial Institutions
The mergers of Sevier County Bank with and into SmartBank and of SCB with and into Smart Financial must also be approved by the Tennessee Department of Financial Institutions (the “TDFI”) under Tennessee Code Annotated Section 45-2-1304, Tennessee Code Annotated Section 45-2-1401 et. seq. and Chapter 0180-15 of the Rules of the Department of Financial Institutions. In considering applications for approval of such transactions, the TDFI reviews certain factors, including the compliance of the resulting state bank with state laws, the adequacy of the capital structure of the surviving bank, the fairness of the transaction, and whether the transaction is contrary to the public interest.
SmartBank and SmartFinancial filed applications with the TDFI requesting approval of the bank merger and the holding company merger on May 4, 2021. SmartBank and SmartFinancial received the approval from the TDFI for both mergers on June 25, 2021, subject to the satisfaction of customary conditions.
Neither SmartFinancial nor SCB can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. The parties have agreed that SmartFinancial will not be required, and SCB and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on SmartFinancial and its subsidiaries or SCB and its subsidiaries as of and following the completion of the merger.
The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. SmartFinancial and SCB will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.
Neither SmartFinancial nor SCB is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Material U.S. Federal Income Tax Consequences
The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of SCB common stock that exchange their shares of SCB stock for shares of SmartFinancial common stock and cash in the merger. This discussion is based upon the Code, its legislative history, the Treasury Regulations promulgated under the Code, and judicial and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus, and all of which are subject to change, potentially retroactively. Any such could affect the accuracy of the statements and conclusions set forth in this discussion.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SCB common stock that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
This discussion addresses only those U.S. holders of SCB common stock that hold their shares of SCB common stock as a This discussion addresses only those SCB shareholders that hold their shares of SCB common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder’s individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:
•
a bank or other financial institution;

•
a tax-exempt organization;

•
a regulated investment company or mutual fund;

•
a real estate investment trust;

•
an S corporation, partnership or other pass-through entity (or an investor in an S corporation, partnership or other pass-through entity);

•
a retirement plan, individual retirement account or other tax-deferred account;

•
an insurance company;

•
a dealer or broker in stocks and securities, commodities or currencies;

•
a trader in securities that elects to use the mark-to-market method of accounting;

•
a holder of SCB common stock that received SCB common stock through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

•
a holder of SCB common stock that has a functional currency other than the U.S. dollar;

•
a holder of SCB common stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•
a person that is not a U.S. holder (as defined above); or

•
a U.S. expatriate or former citizen or resident of the United States.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds SCB common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partnerships holding SCB common stock and partners in such partnerships should consult their tax advisors.
This discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other U.S. federal tax laws other than those pertaining to the income tax (such as federal gift or estate taxes). Neither does this discussion address any considerations pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). Determining the actual tax consequences of the merger to a U.S. holder is complex and can depend, in part, on the U.S. holder’s specific situation. Each U.S. holder should consult its own independent tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by SmartFinancial and SCB of opinions from Alston & Bird LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, respectively, dated the closing date of the merger, to the effect that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing opinions may be waived by both SmartFinancial and SCB. Neither SmartFinancial nor SCB currently intends to waive the conditions related to the receipt of the closing opinions. If receipt of the closing opinions were to be waived, the vote of the holders of SCB stock to approve the merger agreement would be resolicited. Copies of the tax opinions will be attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.
These opinions of Alston & Bird LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC provided to SmartFinancial and SCB, respectively, are and will be subject to customary qualifications and assumptions, including the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their legal opinions, Alston & Bird LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC will rely upon representations and covenants of SmartFinancial and SCB, including those representations contained in certificates of officers of SmartFinancial and SCB, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without regard to any knowledge limitation and that such covenants will be complied with. If any of the assumptions or representations are inaccurate in any way or any of the covenants are not complied with, the opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. In addition, neither SCB nor SmartFinancial has requested, nor does either of them intend to request, a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or described in the tax opinions.
The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
Tax Consequences to U.S. Holders
Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges SCB common stock for a combination of SmartFinancial common stock and cash:
•
will generally recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any SmartFinancial common stock received in the merger over the U.S. holder’s tax basis in the shares of SCB common stock surrendered in exchange therefor and (ii) the amount of cash received by the U.S. holder in the merger (other than cash received in lieu of a fractional share);

•
will generally have a tax basis in the SmartFinancial common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) equal to the tax basis of the SCB common stock surrendered in exchange therefor, increased by the amount of taxable gain, if any, recognized by the U.S. holder in the merger (other than with respect to cash received in lieu of a fractional share), and decreased by the amount of cash received by the U.S. holder in the merger (other than cash received in lieu of a fractional share); and

•
will generally have a holding period for shares of SmartFinancial common stock received in the merger that includes the holding period for its shares of SCB common stock surrendered in exchange therefor.

Assuming the U.S. holder’s receipt of cash does not have the effect of a dividend (as described below), any gain recognized will generally be capital gain, and such capital gain will generally be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period for its shares of SCB common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates.
In the case of any U.S. holder that acquired different blocks of SCB common stock at different times or at different prices, any realized gain or loss will generally be determined separately for each identifiable block of SCB shares exchanged in the merger, and the basis and holding period for SmartFinancial common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of SCB common stock exchanged therefor. Such U.S. holder should consult its own tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of SCB shares.
Stockholders Exercising Dissenters’ Rights
Upon its exercise of dissenters’ rights, a U.S. holder of SCB common stock will exchange all of its SCB common stock for cash. A U.S. holder that receives only cash in exchange for its SCB common stock in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s tax basis in its SCB common stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for its shares of SCB common stock surrendered exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
Cash In Lieu of a Fractional Share
If a U.S. holder receives cash in lieu of a fractional share of SmartFinancial common stock, the U.S. holder will generally be treated as having received the fractional share of SmartFinancial common stock in the merger and then as having exchanged the fractional share of SmartFinancial common stock for cash. As a result, assuming that the cash received is not treated as a dividend (as described below), the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate tax basis allocable to the fractional share of SmartFinancial common stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the SCB common stock deemed surrendered in exchange for the fractional share of SmartFinancial common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
Potential Dividend Treatment
In some cases, if a holder of SCB common stock actually or constructively owns shares of SmartFinancial common stock (other than the shares of SmartFinancial common stock received as consideration in the merger), the holder’s recognized gain could be treated as having the effect of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the holder’s ratable share of SmartFinancial’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize capital gain or dividend income as a result of its exchange of SCB common stock in the merger is complex and must be determined on a stockholder-by-stockholder basis. Accordingly, each holder should consult its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Net Investment Income Tax
A non-corporate U.S. holder is generally subject to a 3.8% tax on the lesser of (i) its “net investment income” as defined in the Code for the relevant taxable year or (ii) the excess of its modified adjusted gross income for the taxable year over a certain threshold which depends on the holder’s U.S. federal income tax filing status. “Net investment income” generally would include any gain (or, if applicable, dividend income) recognized in connection with the merger. U.S. holders of SCB common stock should consult their own tax advisors as to the application of this additional tax to their circumstances.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to holders of SCB common stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive, and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements
If a U.S. holder that receives SmartFinancial common stock in the merger is considered a “significant holder,” such U.S. holder will generally be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the SCB common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any SCB shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of SCB or (z) owned SCB securities with a tax basis of $1 million or more.
This discussion of material U.S. federal income tax consequences does not purport to be a complete analysis or discussion of all the potential tax consequences of the merger. It is for general information purposes only and is not tax advice. Holders of SCB common stock are urged to consult their own independent tax advisors as to the U.S. federal income tax consequences of the merger (or exercise of dissenters’ rights), in light of their particular situations, as well as the applicability of any other U.S. federal tax laws and any state, local, and foreign tax laws.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting for business combinations under GAAP. Under this method, SCB’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. If the purchase price for SCB exceeds the fair value of the identifiable net assets acquired (including core deposit intangibles), the difference will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by SmartFinancial in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of SmartFinancial issued after the merger will reflect the results attributable to the acquired operations of SCB beginning on the date of completion of the merger.
Dissenters’ Rights
Under Tennessee law, holders of shares of SCB common stock who deliver written notice of their intent to dissent and do not vote in favor of the merger proposal have the right to dissent and receive the fair value of their SCB common stock in cash. SCB shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act in order to perfect their rights. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached to as Annex C to this proxy statement/prospectus.
The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a holder of SCB common stock in order to properly dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 23 of the Tennessee Business Corporation Act, the full text of which appears as Annex C of this proxy statement/prospectus.
Holders of SCB common stock who do not vote in favor of (or who abstain from voting on) the merger proposal, and who perfect their dissenters’ rights by complying with the provisions of Chapter 23 of the Tennessee Business Corporation Act, will have the right to receive cash payment for the “fair value” of their SCB common stock as determined in accordance with Chapter 23 of the Tennessee Business Corporation Act.
In order to perfect dissenters’ rights with respect to the merger, a holder of SCB common stock must (1) deliver to SCB, before the vote to approve the merger proposal is taken, written notice of his or her intent to demand payment for his or her shares of SCB common stock if the merger is consummated; and (2) not vote, or cause or permit to be voted, any of his shares of SCB common stock in favor of the merger proposal. Within 10 days after consummation of the merger, SCB must send to each of the SCB shareholders who has perfected dissenters’ rights in accordance with the steps disclosed above, a written dissenters’ notice and form setting forth instructions for receipt and payment of their shares of SCB common stock. Upon receipt of such notice and form, dissenting SCB shareholders will become entitled to receive payment of their shares of SCB common stock when they: (1) demand payment; (2) certify that they received their shares prior to the date of the first public announcement of SmartFinancial’s and SCB’s intention to merge; and (3) deposit with SmartFinancial certificates representing their shares of SCB common stock in accordance with the instructions set forth in the notice.
Any holder of SCB common stock contemplating the exercise of his or her dissenters’ rights should carefully review Chapter 23 of the Tennessee Business Corporation Act, a copy of which is attached to this proxy statement/prospectus as Annex C. A holder of SCB common stock who fails to comply with all requirements of such Chapter 23 will forfeit his or her dissenters’ rights and, upon consummation of the merger, that holder’s shares of SCB common stock will be converted into the right to receive the merger consideration to which the shareholder is entitled under the merger agreement.
In general, any dissenting shareholder who perfects his or her right to be paid the “fair value” of the holder’s SCB common stock in cash will recognize taxable gain or loss for U.S. federal income tax purposes upon receipt of any cash.
Exchange of Shares in the Merger
The conversion of SCB common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of SCB common stock for the merger consideration to be received pursuant to the terms of the merger agreement. For more information regarding the procedures for exchanging your shares of SCB common stock for the merger consideration, see “The Merger Agreement — Procedures for Converting Shares of SCB Common Stock into Merger Consideration” below.
Listing of SmartFinancial Common Stock
SmartFinancial has agreed to use its commercially reasonable efforts to cause the shares of SmartFinancial common stock issuable in connection with the merger be approved for listing on the NASDAQ Capital Market, subject to official notice of issuance, prior to the effective time of the merger.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The boards of directors of SmartFinancial and SCB have each approved the merger agreement, which provides for the merger of SCB with and into SmartFinancial, with SmartFinancial as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, Sevier Bank, which is a direct wholly owned subsidiary of SCB, will merge with and into SmartBank, a direct wholly owned subsidiary of SmartFinancial, with SmartBank as the surviving bank of such merger. The terms and conditions of the merger of SmartBank and Sevier Bank are set forth in a separate merger agreement and plan of merger, referred to as the bank merger agreement, the form of which is attached as Exhibit B to the merger agreement. As provided in the bank merger agreement, the merger of SmartBank and Sevier Bank may be abandoned at the election of SmartFinancial at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of SmartBank and Sevier Bank as the bank merger.
The merger agreement allows SmartFinancial to change the structure of the merger at any time and without the approval of SCB if and to the extent that SmartFinancial reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to holders of SCB common stock as merger consideration, (ii) reasonably be expected to materially impede or delay consummation of the merger, (iii) adversely affect the U.S. federal income tax treatment of SCB shareholders in connection with the merger, or (iv) require submission to or the approval of SCB shareholders after the merger proposal has been approved by SCB’s shareholders.
Closing and Effective Time of the Merger
The closing will take place on a date determined by SmartFinancial and reasonably acceptable to SCB, which will be within 30 days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with their terms. The effective time of the merger will be (i) the time of filing of the articles of merger with the Secretary of State of the State of Tennessee by SmartFinancial or (ii) at such later time as agreed between the parties and specified in the articles of merger.
We currently expect that the merger will be completed in the third quarter of 2021, subject to obtaining the requisite approvals from the shareholders of SCB, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, SmartFinancial and SCB will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”
Organizational Documents of the Surviving Company
At the effective time of the merger, the SmartFinancial Charter and the SmartFinancial Bylaws in effect immediately prior to the effective time of the merger will be the charter and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.
Board Composition and Management of Surviving Company
Each of the officers and directors of SmartFinancial immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the SmartFinancial Charter and the SmartFinancial Bylaws, provided, however, that the board of directors of SmartFinancial and SmartBank shall be expanded as of the effective time to add one additional seat, which will be filled by John Presley.
Merger Consideration
Under the terms of the merger agreement, at the effective time of the merger (i) each share of SCB common stock owned by a holder of 20,000 or more shares of SCB common stock will be converted into the right to receive 0.4116 of a share of SmartFinancial common stock, which we refer to as the per share stock consideration, and (ii) each share of SCB common stock owned by a holder of fewer than 20,000 shares of SCB common stock will, at the election of such holder, be entitled to receive either (A) the per share stock consideration, or (B) an amount of cash equal to the per share stock consideration multiplied by the average closing price of SmartFinancial common stock as reported on the NASDAQ for the 10 consecutive trading days ending on the trading day immediately prior to the date that is five business days prior to the closing date, which we refer to as the per share cash consideration. Further, if SCB’s consolidated shareholders’ equity (as calculated in accordance with the merger agreement) is less than $30,326,000, then the per share stock consideration and the per share cash consideration will automatically be adjusted downward by an amount that is reflective of the overall shortfall.
SmartFinancial will not issue any fractional shares of SmartFinancial common stock in the merger. SCB shareholders who would otherwise be entitled to a fractional share of SmartFinancial common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in SmartFinancial common stock (rounded to the nearest one hundredth of a share) by the average closing price of SmartFinancial’s common stock on the NASDAQ Capital Market over the ten (10) trading days ending on the trading day immediately prior to the closing date.
If SmartFinancial or SCB change the number of shares of SmartFinancial common stock or SCB common stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to SmartFinancial common stock or SCB common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted to give SCB shareholders the same economic effect as contemplated by the merger agreement prior to any such event.
The value of the shares of SmartFinancial common stock and the amount of cash to be issued to SCB shareholders in the merger will fluctuate between now and the closing date of the merger, and the exchange ratio used to calculate the per-share stock consideration and per-share cash consideration will decrease if SCB’s consolidated shareholders’ equity (as calculated in accordance with the merger agreement) is less than $30,326,000. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the SmartFinancial common stock.
Procedures for Converting Shares of SCB Common Stock into Merger Consideration
Exchange Agent
SmartFinancial will designate a third party to act as the exchange agent in connection with the merger. The exchange agent shall also act as the agent for SCB shareholders for the purpose of receiving their SCB stock certificates and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, SmartFinancial will deposit, or cause to be deposited, with the exchange agent the merger consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the merger consideration payable.
Transmittal Materials and Procedures
Promptly (but not more than three business days) after the effective time of the merger, SmartFinancial will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of SCB common stock (other than excluded shares) providing instructions on how to effect the delivery of certificates or book-entry shares of SCB common stock in exchange for the merger consideration. After the effective time of the merger, when a SCB shareholder surrenders his or her stock certificates or book-entry shares, accompanied by a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of SCB common stock will be entitled to receive, (i) the merger consideration and (ii) any cash in lieu of fractional shares to which the holder is entitled.
Surrender of SCB Stock Certificates
The exchange agent will mail to each holder of record of SCB common stock the letter of transmittal along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates or book-entry shares representing the shares of SCB common stock held by the shareholder.
Following the effective time of the merger, upon the surrender to the exchange agent of the certificate(s) or book-entry shares representing his or her shares of SCB common stock, accompanied by a properly completed letter of transmittal, a SCB shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate or book-entry share will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares), and any dividends to which such holder is entitled pursuant to the merger agreement.
No dividends or other distributions with respect to SmartFinancial common stock after completion of the merger will be paid to the holder of any unsurrendered SCB stock certificates or book-entry shares with respect to the shares of SCB common stock represented by those certificates until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered SCB stock certificate or book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of SmartFinancial common stock represented by that certificate or book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of SmartFinancial common stock represented by that certificate or the book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate or book-entry shares are surrendered) and with a payment date subsequent to the issuance of the shares of SmartFinancial common stock issuable in exchange for that certificate or book-entry shares.
None of SmartFinancial, the exchange agent or any other person will be liable to any former SCB shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
In the event any SCB stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by SmartFinancial or the exchange agent, post a bond in such amount as SmartFinancial or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
SmartFinancial and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any SCB shareholder the amounts they are required to deduct and withhold under any applicable U.S. federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
After completion of the merger, there will be no further transfers on the stock transfer books of SCB other than to settle transfers of SCB common stock that occurred prior to the effective time of the merger.
No interest will be paid or accrued on any amount payable upon cancellation of shares of SCB common stock. The shares of SmartFinancial common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of SCB common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of SCB common stock.
If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of SmartFinancial that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of SmartFinancial common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.
Representations and Warranties
The merger agreement contains customary representations and warranties of SmartFinancial and SCB relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of SmartFinancial and SCB have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•
will not survive consummation of the merger;

•
may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•
are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•
were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by SmartFinancial and SCB to each other primarily relate to:
•
corporate organization, existence, power and authority;

•
capitalization;

•
corporate authorization to enter into the merger agreement and to consummate the merger;

•
regulatory approvals and consents required in connection with the merger and the bank merger;

•
the accuracy of financial statements;

•
absence of material adverse effect on each party since December 31, 2018;

•
litigation and legal proceedings;

•
compliance with laws; and

•
accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus.

SCB has also made representations and warranties to SmartFinancial with respect to:
•
effectiveness of internal controls;

•
regulatory reports;

•
material contracts;

•
the absence of any agreements with regulatory agencies;

•
receipt of fairness opinion;

•
employee benefit plans;

•
labor and employee relations;

•
environmental matters;

•
tax matters;

•
investment portfolio;

•
derivative transactions;

•
regulatory capitalization;

•
loan portfolio;

•
adequacy of allowances for loan and lease losses;

•
trust business and the administration of fiduciary accounts;

•
investment management and related activities;

•
repurchase agreements;

•
deposit insurance;

•
regulatory compliance and customer information security;

•
transactions with affiliates;

•
real and personal property matters;

•
intellectual property;

•
insurance policies;

•
absence of state takeover laws applicability;

•
fees paid to financial advisors; and

•
transaction costs.

Definition of “Material Adverse Effect”
Certain representations and warranties of SmartFinancial and SCB are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either SmartFinancial or SCB, means (i) any change, development, effect, event or circumstance that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets, deposits, liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of “material adverse effect” excludes the impact of the following:
•
changes in banking and similar laws of general applicability or interpretations thereof by any governmental authority;

•
changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

•
changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally;

•
public disclosure of the transactions contemplated by, or actions expressly required by, the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement;

•
any failure by SCB or SmartFinancial to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•
changes in the trading price or trading volume of SmartFinancial common stock (it being understood and agreed that the facts and circumstances giving rise to such changes that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

•
the impact of this merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees, including the loss of personnel;

except, with respect to the first three bullets, if the effects of such change disproportionately affect such party and its subsidiaries as compared to other companies of similar size operating in the same industry in which such party operates, in which case only the disproportionate effect will be taken into account.
Covenants and Agreements
Pursuant to the merger agreement, SmartFinancial and SCB have agreed to certain restrictions on their activities until the effective time of the merger. SCB has agreed, except as expressly contemplated or permitted by the merger agreement, required by law or with the prior written consent of SmartFinancial, to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business in all material respects and consistent with prudent banking practice. In addition, SCB has agreed that it will use commercially reasonable efforts to:
•
preserve its business organization and assets intact;

•
keep available to itself and SmartFinancial the present services of the current officers and employees of SCB and its subsidiaries;

•
preserve for itself and SmartFinancial the goodwill of its customers, employees, lessors and others with whom business relationships exists; and

•
continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

SmartFinancial has also agreed that until the effective time of the merger, it and its subsidiaries will not take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to:
•
prevent, delay or impair SmartFinancial’s ability to consummate the merger or the transactions contemplated by the merger agreement; or

•
agree to take, make any commitment to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the foregoing.

SCB has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of SmartFinancial, except as previously agreed to by the parties:
•
(i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, or (ii) except as permitted by the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock or any rights issued and outstanding prior to the effective time;
•
make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned subsidiaries to SCB;

•
enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of SCB or any of any of its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of SCB or any of its subsidiaries (other than annual increases in base compensation and year-end bonuses previously disclosed to SmartFinancial), (ii) as may be required by law, (iii) to satisfy contractual obligations, or (iv) as previously disclosed to SmartFinancial;

•
hire any person as an employee or officer of SCB or any of its subsidiaries, except for at-will employees at an annual rate of base salary not to exceed $75,000 to fill vacancies that may arise from time to time in the ordinary course of business;

•
enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with SmartFinancial, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to SmartFinancial, (iii) as may be required pursuant to the terms of the merger agreement) any SCB benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of SCB or any of its subsidiaries;

•
except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously disclosed to SmartFinancial, or renewals of such agreements or arrangements, pay, loan, or advance any amount to, or sell, transfer, or lease any properties or assets (real, personal, or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;

•
except in respect of transactions not involving real property, as may occur in the ordinary course of business in exchange for fair value of $100,000 or less, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to SCB or any of its subsidiaries;

•
acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits, or properties of any other entity or person, except for purchases specifically approved by SmartFinancial pursuant to the merger agreement;

•
make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that SmartFinancial shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) business days of its receipt of a written request from SCB;

•
amend the SCB Charter or the SCB Bylaws or any equivalent documents of SCB’s subsidiaries;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

•
except as previously disclosed to SmartFinancial, enter into, amend, modify, terminate, extend, or waive any material provision of, any SCB material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to SCB or any of its subsidiaries, or enter into any contract that would constitute a SCB material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations reasonably requested by SmartFinancial;

•
other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SCB or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by SCB or any of its subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of SCB or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•
(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

•
enter into any derivative transaction;

•
incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

•
(i) other than in accordance with SCB’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, or (ii) change the classification method for any of the SCB investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in specified accounting literature;

•
make any changes to deposit pricing other than such changes made in the ordinary course of business;

•
except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to SmartFinancial, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by SCB or any of its subsidiaries to such borrower or its affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $350,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $500,000, (E) secured loan over $750,000, (F) any loan that is not made in conformity with SCB’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of SCB or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $750,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where SCB or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits shall require the prior written approval of the Chief Lending Officer or Senior Vice President and Sevier County Market Executive of SmartBank;
•
make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by SCB or its subsidiaries;

•
except as required by applicable law, make or change any tax election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•
commit any act or omission which constitutes a material breach or default by SCB or any of its subsidiaries under any agreement with any governmental authority or under any SCB material contract, material lease or other material agreement or material license to which SCB or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;

•
foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental site assessment of the property in accordance with specified standards, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;

•
take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair SCB’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

•
directly or indirectly repurchase, redeem or otherwise acquire any shares of SCB capital stock or any securities convertible into or exercisable for any shares of SCB capital stock;

•
except as required by law or as previously disclosed to SmartFinancial, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by SmartFinancial;

•
except as previously disclosed to SmartFinancial, merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries; or

•
(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law.

SCB has also agreed to cause to be delivered to SmartFinancial resignations of all the directors of SCB and its subsidiaries to be effective as of the effective time of the merger.
Regulatory Matters
SmartFinancial and SCB agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing.

SmartFinancial has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.
SmartFinancial and SCB and their respective subsidiaries have agreed to cooperate with each other and use their commercially reasonable efforts to prepare and file all necessary documentation, to effect all filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations and to cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable; provided, however, that nothing contained in the merger agreement will require SmartFinancial or any of its subsidiaries to take any non-standard action, or commit to take any action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority (a “burdensome condition”).
SmartFinancial and SCB will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of SmartFinancial or SCB to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, SmartFinancial and SCB agreed to provide to the other party for review a copy of each non-confidential portion of any such filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.
NASDAQ Listing
SmartFinancial has agreed to use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
General
Following the effective time of the merger, SmartFinancial must maintain or cause to be maintained employee benefit plans for those persons who are full-time employees of SCB on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SmartFinancial (except that no covered employee may participate in any closed or frozen plan of SmartFinancial). To the extent permissible by applicable law and the terms of the applicable SCB benefit plans, SmartFinancial shall give the covered employees credit for their prior service with SCB and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by SmartFinancial in which covered employees may be eligible to participate and for all purposes under any welfare benefits plans, vacation plans, severance plans and similar arrangements maintained by SmartFinancial.
With respect to any SmartFinancial health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year in which the covered employee is first eligible to participate, SmartFinancial or its applicable subsidiary must use its commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods or evidence of insurability requirements under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the SCB benefit plan in which the covered employee participated immediately prior to the effective time of the merger.

Employees of SCB or Sevier Bank who (i) become employees of SmartFinancial or SmartBank at the effective time of the merger and (ii) is terminated within one year following the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance payment calculated in accordance with SmartFinancial’s policies.
Prior to the effective time of the merger, SCB will effectuate the termination or discontinuation of certain benefits plans maintained by SCB, as requested by SmartFinancial.
Indemnification and Directors’ and Officers’ Insurance
The merger agreement provide that, for a period of six years after the effective time of the merger, SmartFinancial shall indemnify and hold harmless the present and former directors and officers of SCB and its subsidiaries against all costs or expenses, judgments, fines, losses, claims, damages or other liabilities or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for SCB or its subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of SCB and its subsidiaries in effect as of the date of the merger agreement to the extent permitted by applicable law.
For a period of six years after the effective time of the merger, SmartFinancial will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of SCB or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by SCB; provided, however, that: (i) if SmartFinancial is unable to obtain or maintain the directors’ and officers’ liability insurance, then SmartFinancial will provide as much comparable insurance as is reasonably available, and (ii) officers and directors of SCB or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance. SmartFinancial will not be required to expend for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by SCB for director and officer insurance in effect as of the date of the merger agreement.
SmartFinancial has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of SmartFinancial and its subsidiaries will assume the obligations of indemnification under the merger agreement.
No Solicitation
SCB has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of SCB or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than SmartFinancial) any information or data with respect to SCB or any of its subsidiaries or otherwise relating to an acquisition proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SCB is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer, or proposal from SmartFinancial), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction, and an “acquisition transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SCB or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of SCB or any of its subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of SCB or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of SCB or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and SCB or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding SCB common stock or more than 50% of the assets of SCB and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of SCB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by SmartFinancial in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the shareholders of SCB from a financial point of view than the merger.
However, at any time prior to SCB special meeting, SCB may take any of the actions described in the first paragraph of this “— No Solicitation” section if, but only if (i) SCB receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, and (ii) the SCB board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) the failure to take such actions more likely than not would cause it to violate its fiduciary duties to SCB’s shareholders under applicable law, (iii) SCB has provided SmartFinancial with at least three business days prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to SCB or any of its subsidiaries or otherwise relating to an acquisition proposal, SCB receives from such person a confidentiality agreement with terms no less favorable to SCB than those contained in the confidentiality agreement with SmartFinancial. SCB must promptly provide to SmartFinancial any non-public information regarding SCB or any of its subsidiaries provided to any other person which was not previously provided to SmartFinancial, and such additional information must be provided no later than the date of provision of such information to such other party.
SCB must promptly (and in any event within (1) business day) notify SmartFinancial in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SCB or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SCB has agreed that it will keep SmartFinancial informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided below, neither the board of directors of SCB nor the board of directors of any subsidiary nor any committee of SCB or its subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to SmartFinancial or publicly propose to withdraw, modify, or qualify in any manner adverse to SmartFinancial) the SCB recommendation, or the determination of the advisability to its shareholders of the approval of the merger agreement and the transactions contemplated thereby, including the merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any acquisition proposal, (iii) fail to include the SCB recommendation in whole or in part in this proxy statement/prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within five business days after it is announced, (v) fail to reaffirm the SCB recommendation within three business days following a request by SmartFinancial, or make any statement, filing, or release, in connection with the SCB special meeting or otherwise, inconsistent with the SCB recommendation, or (vi) resolve to do any of the foregoing.
Notwithstanding the foregoing, prior to the receipt of the required SCB shareholder approval, the board of directors of SCB may withdraw, qualify, amend or modify the SCB recommendation (“SCB subsequent determination”) after the fifth business day following SmartFinancial’s receipt of a notice (the “notice of superior proposal”) from SCB advising SmartFinancial that the board of directors of SCB has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of SCB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions more likely than not would cause it to violate its fiduciary duties to SCB’s shareholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by SmartFinancial (the “notice period”), SCB and the board of directors of SCB shall have cooperated and negotiated in good faith with SmartFinancial to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable SCB to proceed with the SCB recommendation in favor of the merger with SmartFinancial without a SCB subsequent determination; provided, however, that SmartFinancial does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by SmartFinancial since its receipt of such notice of superior proposal, the board of directors of SCB has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, SCB is required to deliver a new notice of superior proposal to SmartFinancial and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.
Notwithstanding any SCB subsequent determination, unless the merger agreement has been terminated, the merger agreement will be submitted to SCB’s shareholders at the SCB special meeting for the purpose of voting on the approval of the merger proposal and nothing contained in the merger agreement will be deemed to relieve SCB of such obligation; provided, however, that if the board of directors of SCB makes a SCB subsequent determination with respect to a superior proposal, then the board of directors of SCB may recommend approval of such superior proposal by the shareholders of SCB and may submit the merger proposal to SCB’s shareholders without recommendation, in which event the board of directors of SCB will communicate the basis for its recommendation of such superior proposal and the basis for its lack of a recommendation with respect to the merger proposal to SCB’s shareholders in an appropriate amendment or supplement to this proxy statement/prospectus.
Conditions to Completion of the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
•
the required approval by the shareholders of SCB;

•
the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions (as such term is defined in the merger agreement);

•
the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•
the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act;

•
the receipt by SmartFinancial and SCB from their respective tax counsel of a U.S. federal income tax opinion, dated the closing date of the merger, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the accuracy, subject to varying degrees of materiality, of SmartFinancial’s and SCB’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•
performance in all material respects by SmartFinancial and SCB of their respective obligations under the merger agreement;

•
the Plan of Bank Merger is executed and delivered;

•
less than 10% of the outstanding shares of SCB common stock validly exercise, or remain entitled to exercise, their dissenters’ rights;

•
the shares of SmartFinancial common stock to be issued in connection with the transactions contemplated by this Agreement shall be approved for listing on the NASDAQ;

•
the entry of certain employees of SCB and its subsidiaries into new employment arrangements;

•
the absence of any event which has resulted in a material adverse effect on the other party, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other party; and

•
the termination by SCB of certain investor agreements.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger:
•
by mutual written consent of SmartFinancial and SCB;

•
by SmartFinancial or SCB if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•
by SmartFinancial or SCB if the approval of the shareholders of SCB is not obtained;

•
by SmartFinancial or SCB in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured prior to the earlier of thirty days of notice of the breach or two business days prior to the expiration date of the merger agreement and the terminating party is not itself in material breach;

•
by SmartFinancial or SCB if the merger is not consummated on or before December 31, 2021, subject to automatic extension to June 30, 2022 if the only outstanding condition to closing is the receipt of regulatory approvals, which we refer to as the expiration date;

•
by SmartFinancial if SCB materially breaches its covenant not to solicit other offers;

•
by SmartFinancial if SCB withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

•
by SmartFinancial if SCB fails to properly call, give notice of, and commence a meeting of shareholders to vote on the merger;

•
by SmartFinancial if SCB approves or recommends an acquisition proposal;

•
by SmartFinancial if SCB fails to publicly recommend against a publicly announced acquisition proposal within five business days of such proposal being announced or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by SmartFinancial; or

•
by SCB if SCB’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only if SCB pays to SmartFinancial the $2,000,000 termination fee.

Termination Fee
SCB will pay SmartFinancial a termination fee equal to $2,000,000 in the event of any of the following:
•
SmartFinancial terminates the merger agreement because: (i) SCB materially breached its covenant not to solicit other offers; (ii) SCB withdrew, qualified, amended, modified or withheld its recommendation to its shareholders to approve the merger and the merger agreement to its shareholders, or made any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation); (iii) SCB failed to properly call, give notice of, and commence a meeting of shareholders to vote on the merger; (iv) SCB approved or recommended an acquisition proposal; (v) SCB failed to publicly recommend against a publicly announced acquisition proposal within five (5) business days of such proposal being announced or failed to publicly reconfirm its recommendation to its shareholders within (3) business days of being requested to do so by SmartFinancial; or (vi) SCB resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions;

•
in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal was made known to senior management of SCB or has been made directly to SCB’s shareholders generally or an acquisition proposal shall have been publicly announced (and not withdrawn), and (i) the merger agreement is terminated by (A) SmartFinancial or SCB because the requisite SCB shareholder approval was not obtained or (B) SmartFinancial because of SCB’s material breach of its representations and warranties or covenants in the merger agreement, and (ii) prior to the date within 12 months of such termination, SCB enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not it’s the same acquisition proposal as that referred to above); or

•
SCB terminates the merger agreement at any time before the receipt of SCB shareholder approval for the purpose of entering into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

Effect of Termination
A termination of the merger agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of the merger agreement giving rise to such termination or resulting from fraud or any willful and material breach. Notwithstanding the foregoing, the parties have agreed that if SCB pays or causes to be paid to SmartFinancial the termination fee in accordance with the merger agreement, SCB (or any successor in interest of SCB) will not have any further obligations or liabilities to SmartFinancial with respect to the merger agreement or the transactions contemplated by it.
Amendment; Waiver
Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties, except that after the SCB special meeting no amendment may be made which by law requires further approval by the shareholders of SmartFinancial or SCB without obtaining such approval.

Expenses
All expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby, including fees and expenses of financial consultants, accountants and counsel, will be paid by the party incurring the expenses. Nothing in the merger agreement limits either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

ANCILLARY AGREEMENTS
Voting Agreements
In connection with, and as a condition to, entering into the merger agreement, certain directors and shareholders of SCB who hold shares of SCB common stock entered into a voting agreement with SmartFinancial. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A to the merger agreement attached as Annex A to this document.
Pursuant to the voting agreements, each party to a voting agreement has agreed to appear at the SCB special meeting (in person or by proxy) and to vote (or cause to be voted) all of his or her shares of SCB common stock:
•
in favor of approval of the merger agreement (including any amendments or modifications of the terms of the merger agreement approved and adopted by the SCB board);

•
in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the merger agreement;

•
against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of SCB contained in the merger agreement;

•
against any acquisition proposal other than the merger; and

•
against any other action, agreement or transaction that would reasonably be expected to prevent, materially impede, or materially delay consummation of the transactions contemplated by the merger agreement.

In addition, the voting agreements provide that each shareholder party to a voting agreement will not directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such shareholder’s shares of SCB common stock.
The voting agreements will terminate upon the earlier of (i) the consummation of the merger, (ii) the amendment of the merger agreement in any manner that materially and adversely affects any rights of the shareholder, (iii) termination of the merger agreement, or (iv) two years from the date the voting agreements are executed.
As of the record date, shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately 2,694,010 shares of SCB common stock, which represented approximately 64.9% of the shares of SCB common stock outstanding on that date.
Non-Competition and Non-Disclosure Agreements
In addition to the voting agreements, as a condition to SmartFinancial entering into the merger agreement, certain directors and shareholders of SCB entered into a non-competition and non-disclosure agreements with SmartFinancial. The following summary of the non-competition and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the form of non-competition and non-disclosure agreement attached as Exhibit C to the merger agreement attached as Annex A to this document.
Each party to a non-competition and non-disclosure agreement has agreed to, among other things:
•
from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of SCB for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

•
for a period of two years following the closing the merger:

•
not solicit or attempt to solicit any customers of SmartFinancial, SmartBank, SCB or Sevier Bank, including actively sought prospective customers of Sevier Bank as of the effective time of the merger;

•
on such shareholder’s own behalf or on behalf of others, not solicit or recruit or attempt to solicit or recruit any employee (full-time or temporary) of SmartFinancial, SmartBank, SCB or Sevier Bank; and

•
directly on the shareholder’s own behalf or on behalf any other person, not act as a director, officer, or employee of any business that is the same as or essentially the same as the business conducted by SmartFinancial, SmartBank or SCB or Sevier Bank and that has an office located within each county in Tennessee or Virginia in which Sevier Bank operates a banking office at the effective time of the merger and each county contiguous to each of such counties.

The restrictions in the non-competition and non-disclosure agreements will automatically terminate upon the earlier of (i) the termination of the merger agreement, (ii) two years after the effective date of the merger, or (iii) upon a change in control of SmartFinancial.
Claims Letters
At the time of the execution of the merger agreement, and effective upon the closing of the merger, certain directors of SCB and Sevier Bank executed a claims letter with SmartFinancial. The following summary of the claims letters is subject to, and qualified in its entirety by reference to, the claims letter attached as Exhibit D to the merger agreement attached as Annex A to this document.
Pursuant to the claims letter, certain directors of SCB and Sevier Bank released and discharged, effective upon the consummation of the merger, SCB and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including SmartFinancial and SmartBank), of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions, or causes of action of every nature, character, or description that such director has or claims to have, or previously had or claimed to have, solely in his or her capacity as an officer, director or employee of SCB or any of its subsidiaries, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options, and restricted stock grants which have been disclosed in writing to SmartFinancial on or prior to the date of the merger agreement; (ii) claims that the director may have in any capacity other than as an officer, director or employee of SCB or any of its subsidiaries, such as claims as a borrower under loan commitments and agreements, claims as a depositor under any deposit account with or as the holder of any certificate of deposit issued by Sevier Bank, claims on account of any services rendered by the director in a capacity other than as an officer, director or employee of SCB or any of its subsidiaries, claims in his or her capacity of a shareholder of SCB and claims as a holder of any check issued by any other depositor of Sevier Bank; (iii) any claims that the director may have under the merger agreement; (iv) any right to indemnification that the director may have under the SCB Charter or SCB Bylaws or similar documents or any of its subsidiaries, Tennessee law or the merger agreement; or (v) any claims that are based upon facts and circumstances arising after the date of the claims letter and prior to the closing of the merger and have been asserted in writing to SCB and SmartFinancial prior to the closing of the merger.

THE COMPANIES
SmartFinancial, Inc.
Overview
SmartFinancial was incorporated on September 19, 1983, under the laws of the State of Tennessee. SmartFinancial is a bank holding company registered under the Bank Holding Company Act, as amended.
The primary activity of SmartFinancial currently is, and is expected to remain for the foreseeable future, the ownership and operation of SmartBank. As a bank holding company, SmartFinancial intends to facilitate SmartBank’s ability to serve its customers’ requirements for financial services. The holding company structure also provides flexibility for expansion through the possible acquisition of other financial institutions and the provision of additional banking-related services, as well as certain non-banking services, which a traditional commercial bank may not provide under present laws.
SmartFinancial is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services. SmartFinancial and its subsidiaries are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board and the TDFI, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.
SmartFinancial’s headquarters are located at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919 and its telephone number is (865) 437-5700. SmartFinancial’s website can be found at www.smartfinancialinc.com. The contents of SmartFinancial’s website are not incorporated into this proxy statement/prospectus.
For more information about SmartFinancial’s business, see “Where You Can Find More Information” below.
Mergers
Cornerstone Bancshares/Legacy SmartFinancial merger
SmartFinancial was incorporated in 1983 and originally headquartered in Chattanooga, Tennessee. SmartFinancial previously operated under the name Cornerstone Bancshares, Inc. On August 31, 2015, the Company completed its merger with legacy SmartFinancial, Inc., with Cornerstone Bancshares, Inc. continuing as the surviving corporation. Cornerstone Bancshares, Inc. changed its name to “SmartFinancial, Inc.” and relocated its headquarters to Knoxville, Tennessee.
Capstone Bancshares merger
On November 1, 2017, SmartFinancial consummated its merger with Capstone Bancshares, Inc., or Capstone, pursuant to an Agreement and Plan of Merger, dated as of May 22, 2017, by and among SmartFinancial, Capstone, SmartBank, and Capstone Bank, an Alabama-chartered commercial bank and wholly owned subsidiary of Capstone. We refer to this merger as the Capstone merger. At the effective time of the Capstone merger, Capstone merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Capstone merger, Capstone Bank merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Tennessee Bancshares merger
On May 1, 2018, SmartFinancial consummated its merger with Tennessee Bancshares, Inc., or Tennessee Bancshares, pursuant to an Agreement and Plan of Merger dated as of December 12, 2017, by and among SmartFinancial, Tennessee Bancshares, and Southern Community Bank, a Tennessee-chartered bank and wholly owned subsidiary of Tennessee Bancshares. We refer to this merger as the Tennessee

Bancshares merger. At the effective time of the Tennessee Bancshares merger, Tennessee Bancshares merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Tennessee Bancshares merger, Southern Community Bank merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Foothills Bancorp merger
On November 1, 2018, SmartFinancial consummated its merger with Foothills Bancorp, Inc., or Foothills Bancorp, pursuant to an Agreement and Plan of Merger dated as of June 27, 2018, by and among SmartFinancial, Foothills Bancorp, and Foothills Bank & Trust, a Tennessee-chartered bank and wholly owned subsidiary of Foothills Bancorp. We refer to this merger as the Foothills merger. At the effective time of the Foothills merger, Foothills Bancorp merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Foothills merger, Foothills Bank & Trust merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Progressive Financial merger
On March 1, 2020, SmartFinancial consummated its merger with Progressive Financial Group, Inc., or Progressive, pursuant to an Agreement and Plan of Merger dated as of October 29, 2019, by and between SmartFinancial and Progressive. We refer to this merger as the Progressive merger. At the effective time of the Progressive merger, Progressive merged with and into SmartFinancial, with SmartFinancial continuing as the surviving corporation. Immediately following the Progressive merger, Progressive Savings Bank, a Tennessee state-chartered bank and wholly-owned subsidiary of Progressive, merged with and into SmartBank, with SmartBank continuing as the surviving entity.
Sevier County Bancshares, Inc.
SCB, a Tennessee corporation, was established in 1984 and is the bank holding company for Sevier Bank. SCB is supervised and regulated by the Board of Governors of the Federal Reserve System.
Sevier Bank was chartered as a Tennessee banking corporation in 1909, making it one of the oldest banks in Tennessee. Although Sevier Bank was not the first bank to open in Sevier County, it is the oldest bank in Sevier County. Sevier Bank is supervised and regulated by the TDFI and the FDIC. Sevier Bank’s deposits are insured by the FDIC up to the legal limits. Sevier Bank operates offices in Sevierville, Pigeon Forge, Gatlinburg, and Seymour, Tennessee, as well as Richmond, Virginia.
SCB offers a variety of lending, deposit, and traditional community banking products through its branch network to corporate, commercial, and retail customers. For 112 years, SCB and Sevier Bank have served customers through their core principals of honesty and integrity, teamwork, generosity, and positive thinking.
SCB’s headquarters are located at 111 East Main Street, Sevierville, Tennessee 37862 and its telephone number is (865) 453-6101. SCB’s website can be found at www.bankscb.com. The contents of SCB’s website are not incorporated into this proxy statement/prospectus.

DESCRIPTION OF CAPITAL STOCK
As a result of the merger, SCB shareholders who receive shares of SmartFinancial common stock in the merger will become shareholders of SmartFinancial. Your rights as shareholders of SmartFinancial will be governed by Tennessee law and the SmartFinancial Charter and the SmartFinancial Bylaws. The following briefly summarizes the material terms of SmartFinancial common stock. We urge you to read the applicable provisions of the Tennessee Business Corporation Act, or the TBCA, the SmartFinancial Charter and SmartFinancial Bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of SmartFinancial’s governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.” SmartFinancial common stock is listed on the NASDAQ Capital Market under the symbol “SMBK.”
Common Stock
Authorized.   SmartFinancial has 40,000,000 shares of authorized common stock, $1.00 par value. As of June 23, 2021, there were 15,109,736 shares of common stock outstanding.
Voting Rights; Cumulative Voting.   The outstanding shares of SmartFinancial common stock are fully paid and nonassessable. Holders of SmartFinancial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of SmartFinancial common stock do not have preemptive rights and are not entitled to cumulative voting rights with respect to the election of directors. SmartFinancial’s common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock. Subject to the preferences applicable to any shares of SmartFinancial preferred stock outstanding at the time, holders of common stock are entitled to, in the event of liquidation, share pro rata in all assets remaining after payment of liabilities.
Board of Directors.   The business of SmartFinancial is controlled by a board of directors, which is elected by a non-cumulative vote of the common shareholders. Currently, the SmartFinancial board of directors consists of 11 individuals. SmartFinancial’s bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in SmartFinancial’s board of directors. The overall effect of this provision may be to prevent a person or entity from seeking to acquire control of SmartFinancial through an increase in the number of directors on the board of directors and the election of designated nominees to fill newly created vacancies.
Dividends.   Holders of SmartFinancial common stock are entitled to receive dividends when, as and if declared by SmartFinancial’s board of directors out of funds legally available for dividends. In order to pay any dividends, SmartFinancial generally must receive dividends from SmartBank. Under the Tennessee Banking Act, SmartBank is subject to restrictions on the payment of dividends to SmartFinancial. Pursuant to these laws, SmartBank may only make a dividend from the surplus profits arising from the business of the bank, and may not declare dividends in any calendar year that exceeds the total of its retained net income of that year combined with its retained net income of the preceding two years without the prior approval of the commissioner of the TDFI. Moreover, Tennessee laws regulating SmartBank requires certain charges against and transfers from SmartBank’s undivided profit account before undivided profits can be made available for the payment of dividends. Furthermore, the TDFI also has the authority to prohibit the payment of dividends by SmartBank if it determines such payment to be an unsafe and unsound banking practice. SmartFinancial has not paid dividends to its common shareholders during the last three years. SmartFinancial’s ability to pay dividends to shareholders in the future will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, SmartFinancial’s ability to service any equity or debt obligations senior to SmartFinancial’s common stock and other factors deemed relevant by SmartFinancial’s board of directors.
The principal source of funds from which SmartFinancial pays cash dividends are the dividends received from its bank subsidiary, SmartBank. Consequently, dividends are dependent upon SmartBank’s earnings, capital needs, and regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by SmartFinancial’s regulators is required if the total of all dividends declared in any calendar year exceeds the total of its net income for that year combined with its retained net income of the preceding two years.

Under certain conditions, dividends paid to SmartFinancial by SmartBank are subject to approval by the TDFI. In addition, under the Federal Deposit Insurance Corporation Improvement Act, banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.
Preemptive Rights; Liquidation.   SmartFinancial common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of SmartFinancial common stock. In the event of liquidation, holders of SmartFinancial common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of SmartFinancial preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to SmartFinancial common stock.
Preferred Stock
SmartFinancial’s charter authorizes the issuance of up to 2,000,000 shares of preferred stock, par value $1.00 per share. No shares of preferred stock are currently outstanding. The preferred stock may be issued by vote of the board of directors without shareholder approval. The preferred stock may be issued in one or more classes and series, with such designations, voting rights (or without voting rights), redemption, conversion or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the board of directors may determine in the exercise of its business judgment. The preferred stock may be issued by the board of directors for a variety of reasons.
The preferred stock could be issued in public or private transactions in one or more (isolated or series of) issues. The shares of any issue of preferred stock could be issued with rights, including voting, dividend, and liquidation features, superior to those of any issue or class of shares, including the shares of common stock to be issued pursuant to the merger. The issuance of shares of the preferred stock could serve to dilute the voting rights or ownership percentage of the holders of common stock. The issuance of preferred stock might also serve to deter or block any attempt to obtain control of SmartFinancial or to facilitate any such attempt.
Anti-Takeover Statutes
The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of a Tennessee corporation’s directors. Shares acquired by such person that causes it to exceed each of these thresholds will be deemed to be control shares. However, voting rights may be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.
The Tennessee Control Share Acquisition Act is not applicable to SmartFinancial because SmartFinancial’s charter does not contain a specific provision “opting in” to the act as is required under the act.
The Tennessee Business Combination Act generally prohibits a “business combination” by a Tennessee corporation with an “interested shareholder” within five years after such shareholder becomes an interested shareholder. The corporation can, however, enter into a business combination within that period if, before the interested shareholder became such, the corporation’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.
For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of stock of the corporation. SmartFinancial’s charter does not have special requirements for transactions with interested parties; however, under the Tennessee Business Corporation Act, with exceptions, all mergers and similar transactions must be approved by a majority of SmartFinancial’s board of directors and a majority of the shares entitled to vote.
The Tennessee Business Combination Act applies to SmartFinancial, because neither SmartFinancial’s charter nor its bylaws expressly provide that the company will not be subject to the act as is required under the act.
The Tennessee Greenmail Act applies to a Tennessee corporation, such as SmartFinancial, that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, SmartFinancial may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by SmartFinancial or SmartFinancial makes an offer, of at least equal value per share, to all shareholders of such class.
Anti-Takeover Provisions
General.   Our charter and bylaws, as well as the Tennessee Business Corporation Act, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.
The following briefly summarizes protective provisions that are contained in our charter and bylaws and which are provided by the Tennessee Business Corporation Act. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our charter and bylaws and the statutory provisions contained in the Tennessee Business Corporation Act.
Authorized but Unissued Stock.   The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the company’s management.
Removal of Directors and Filling Vacancies.   Our charter and bylaws provide that a director may be removed from office prior to the expiration of such director’s term only for cause at a meeting called for such purpose. Our bylaws provide that all vacancies on our board may be filled by the board of directors for the unexpired term.
Advance Notice Requirements for Shareholder Proposals.   Our bylaws establish advance notice procedures with regard to shareholder proposals. These procedures provide that the shareholder must submit certain information regarding the proposal, together with the proposal itself, to our corporate secretary in advance of the annual meeting. Shareholders submitting proposals for inclusion in our proxy statement must comply with the proxy rules under the Exchange Act. We may reject a shareholder proposal that is not made in accordance with such procedures.
Certain Nomination Requirements.   Pursuant to our bylaws, we have established certain nomination requirements for an individual to be elected as a director at any annual or special meeting of the shareholders, including that the nominating party provide us within a specified time prior to the meeting (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of SmartFinancial stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on our board of directors.
Business Combinations with Interested Shareholders.   The Tennessee business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose charter contains a provision electing not to be covered by the law. Our charter does not contain such a provision. An amendment of our charter to that effect would, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.
Indemnification.   The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.
The Tennessee Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. SmartFinancial maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.
Our bylaws provide that the company will indemnify, to the fullest extent authorized by the Tennessee Business Corporation Act and applicable federal law or regulations, any person who is made a party to or is involved in any proceeding by reason of the fact that he or she is or was a director or officer of SmartFinancial, provided that the basis of such proceeding is alleged action in an official capacity as a director or officer.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SmartFinancial pursuant to the provisions discussed above, SmartFinancial has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

COMPARISON OF RIGHTS OF
SMARTFINANCIAL SHAREHOLDERS AND SCB SHAREHOLDERS
If the merger is completed, shareholders of SCB will become shareholders of SmartFinancial. The rights of SCB shareholders are currently governed by and subject to the provisions of the Tennessee Business Corporation Act, as amended, or the TBCA, and the SCB Charter and SCB Bylaws. Upon completion of the merger, the rights of the former SCB shareholders who receive shares of SmartFinancial common stock will be governed by the TBCA and the SmartFinancial Charter and SmartFinancial Bylaws, rather than the SCB Charter and SCB Bylaws.
The following is a summary of the material differences between the rights of holders of SmartFinancial common stock and holders of SCB common stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the SmartFinancial common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Tennessee law; (2) the SmartFinancial Charter; (3) the SCB Charter; (4) the SmartFinancial Bylaws; and (5) the SCB Bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Tennessee law, as well as the governing corporate instruments of each of SmartFinancial and SCB, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
Rights	SmartFinancial Bancshares, Inc. Shareholder Rights	Sevier County Bancshares, Inc. Shareholder Rights
Description of Common Stock	SmartFinancial is authorized to issue 40,000,000 shares of common stock, $1.00 par value. The holders of common stock are entitled to receive net assets of the corporation upon dissolution, secondary to any rights of preferred stockholders as may be specified in the charter.	SCB is authorized to issue 5,000,000 shares of common stock, no designated par value, divided in two classes: 4,500,000 shares of Class A Common Stock; 500,000 shares of Class B Common Stock.
Voting Rights	Each share of SmartFinancial’s common stock is entitled to one vote per share. Common stock has unlimited voting rights, and preferred shareholders are entitled to vote only on matters authorized under the corporation’s charter. Voting rights are non-cumulative.
Each share of Class A Common Stock is entitled to one vote.
Class B Common Stock is not entitled to vote on any matter, except as required by Tennessee law and such matters as may affect the rights and privileges of Class B Common Stock.

Description of Preferred Stock	SmartFinancial is authorized to issue 2,000,000 shares of preferred stock, $1.00 par value, in any number of series and preferences as determined by the board. There are no shares of preferred stock issued or outstanding.	SCB is authorized to issue 2,000,000 shares of preferred stock, no designated par value, in any number of series and preferences as determined by the board. There are no shares of preferred stock issued or outstanding.

Rights	SmartFinancial Bancshares, Inc. Shareholder Rights	Sevier County Bancshares, Inc. Shareholder Rights
Number of Shares of Outstanding Common Stock before the Merger	On the record date, there were 15,109,736 shares of SmartFinancial common stock outstanding.	On the record date, there 4,151,136 shares of Class A Common Stock outstanding.
On the record date, there zero shares of Class B Common Stock outstanding.
Number of Shares of Outstanding Common Stock after the Merger	Immediately after the merger, SmartFinancial could have up to approximately 16,818,343 shares of common stock outstanding.	Immediately after the merger, SCB will not have any shares of common stock outstanding.
Estimated Voting Percentage of SmartFinancial and SCB Shareholders with respect to SmartFinancial Common Stock after the Merger	Based on 15,109,736 shares of SmartFinancial common stock outstanding as of the record date, current holders of SmartFinancial common stock will control no less than approximately 89.84% of SmartFinancial’s common stock following the consummation of the merger.	Based on 4,151,136 shares of SCB common stock outstanding as of the record date, current holders of SCB common stock could control up to approximately 10.16% of SmartFinancial’s common stock following the consummation of the merger.
Rights of Holders of Stock Subject to Future Issuances of Stock	The rights of holders of SmartFinancial common stock may be affected by the future issuance of SmartFinancial common stock or preferred stock.	The rights of holders of SCB common stock may be affected by the future issuance of SCB common stock.
Right to receive dividends	Holders of SmartFinancial common stock are entitled to receive dividends as and when declared by the board of directors. Dividends are non-cumulative.	Holders of Class A and Class B Common Stock are entitled to receive dividends as and when declared by the board of directors on an equal treatment basis. Dividends are non-cumulative.
Outstanding Preferred stock	SmartFinancial does not currently have any preferred stock outstanding.	SCB does not currently have any preferred stock outstanding.
Preemptive Rights
The Tennessee Business Corporation Act provides that shareholders of a corporation, solely by virtue of their status as such, do not have a preemptive right to acquire the corporation’s unissued shares unless expressly stated in the charter.
Holders of SmartFinancial common stock are not entitled to preemptive rights to acquire unissued shares of any class.

The Tennessee Business Corporation Act provides that shareholders of a corporation, solely by virtue of their status as such, do not have a preemptive right to acquire the corporation’s unissued shares unless expressly stated in the charter.
Holders of SCB Common Stock are not entitled to preemptive rights with respect to any shares of SCB that may be issued.

Rights	SmartFinancial Bancshares, Inc. Shareholder Rights	Sevier County Bancshares, Inc. Shareholder Rights
Transfer Rights of Shareholders	The Charter and Bylaws of SmartFinancial do not generally restrict transfers of shares of its common stock, as long as such shares are registered pursuant to the provisions of the Securities Act of 1933.
The charter and bylaws of SCB provide certain rights and restrictions regarding the ownership and transfer of SCB common stock.
No shareholder may sell, transfer or assign, grant a security interest in an, encumber, pledge or in any other way alienate any of his or her shares of SCB common stock without the prior written consent of SCB, except through a transfer that meets the requirements of the charter and bylaws of SCB. Any transfer or acquisition of SCB common stock in violation of the charter and bylaws shall be null and void.
Key transfer restrictions include:
No transfer is permitted that would have the effect of causing any transferee’s ownership percentage to rise above 4.95%.
No owner of more than 5% of SCB Common Stock may transfer their shares without prior board approval.
The Board of Directors of SCB holds the sole authority and discretion to determine whether a proposed transfer is permitted or not pursuant to Section 6 of the charter.

Special Meeting of Shareholders	SmartFinancial’s charter and bylaws allow for a meeting of the shareholders to be called only by (1) the chairman of the board of directors, (2) the vice-chairman of the board, (3) the president or chief executive officer of the corporation, (4) a majority of the members of the board, or (5) holder(s) of 20% or more of the outstanding shares of voting stock. If any person(s) other than the board call a special meeting, the request must be in writing, specify the nature of the proposed business to be discussed, and be delivered to the secretary of the corporation.	SCB’s bylaws provide that a special meeting may be called by the chairman of the board of directors, the president, a majority of the board of directors, or, upon written demand, by the holders of not less than one tenth (1/10) of all the shares entitled to vote at such meeting.

Rights	SmartFinancial Bancshares, Inc. Shareholder Rights	Sevier County Bancshares, Inc. Shareholder Rights
Election, Size, and Classification of Board of Directors
SmartFinancial’s charter provides that the number of directors will be no less than five and no more than 25 persons. The number of directors may be fixed or changed by resolution of the board. Directors are elected at the annual meeting of the shareholders by a plurality of the votes by those shareholders entitled to vote.
SmartFinancial’s board of directors presently consists of 11 individuals.
SCB’s bylaws provide that the number of directors may be fixed or changed by resolution of the board within the range of five to fifteen individuals. Directors are elected by a plurality vote of the shareholders entitled to vote at the annual meeting. The SCB board of directors presently consists of 11 individuals.
Vacancies on the Board of Directors
The Tennessee Business Corporation Act provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter or bylaws provides otherwise.
SmartFinancial’s charter states that any vacancies on the board may be filled by a majority vote of the remaining directors or the shareholders. Those directors so elected will serve until the next annual meeting of shareholders.

The Tennessee Business Corporation Act provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter or bylaws provides otherwise.
SCB’s bylaws state that vacancies on the board may be filled by (a) the shareholders, (b) the Board, or (c) a majority vote of the directors then remaining in office, if less than a quorum.

Removal of Directors
The Tennessee Business Corporation Act provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.
SmartFinancial’s charter and bylaws allow for the removal of a director with cause by a majority of the board at a meeting called for such purpose. The shareholders may also remove a director with cause at a meeting called for such purpose. Directors may not be removed without cause.

The Tennessee Business Corporation Act provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.
SCB’s bylaws states that the board of directors or shareholders may remove any or all directors with or without cause at a meeting called for such a purpose.

Indemnification	The Tennessee Business Corporation Act provides that a corporation will indemnify a director, officer, employee or agent who was successful in the defense of any	The Tennessee Business Corporation Act provides that a corporation will indemnify a director, officer, employee or agent who was successful in the defense of any

Rights	SmartFinancial Bancshares, Inc. Shareholder Rights	Sevier County Bancshares, Inc. Shareholder Rights

proceeding or claim to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred unless otherwise limited by the charter.
Under the Tennessee Business Corporation Act, a corporation may indemnify an individual against liability if the individual acted in good faith, the individual reasonably believed that the conduct was in the corporation’s best interest or was not opposed to its best interest, and the individual had no reasonable cause to believe the conduct was unlawful. The corporation may also advance for expenses if the director follows the requirements proscribed in the Tennessee Business Corporation Act Section 48-18-504.
The Tennessee Business Corporation Act also allows a corporation to maintain insurance or furnish other protections against liability on behalf of its directors, officers, employees, or agents.
SmartFinancial’s charter and bylaws provide that the company will indemnify and advance expenses to its directors and officers and may indemnify all other persons it has the power to indemnify under the Tennessee Business Corporation Act. SmartFinancial may also purchase and maintain insurance or provide similar protections on behalf of its directors, officers, and employees to the fullest extent authorized by the Tennessee Business Corporation Act and applicable federal laws and regulations proceeding or claim to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred unless otherwise limited by the charter.
Under the Tennessee Business Corporation Act, a corporation may indemnify an individual against liability if the individual acted in good faith, the individual reasonably believed that the conduct was in the corporation’s best interest or was not opposed to its best interest, and the individual had no reasonable cause to believe the conduct was unlawful. The corporation may also advance for expenses if the director follows the requirements proscribed in the Tennessee Business Corporation Act Section 48-18-504.
The Tennessee Business Corporation Act also allows a corporation to maintain insurance or furnish other protections against liability on behalf of its directors, officers, employees, or agents.
SCB’s bylaws provide that SCB will indemnify its directors and officers to the fullest extent authorized by the Tennessee Business Corporation Act and applicable federal law and regulation, provided that such director’s or officer’s conduct has met the applicable standard of conduct set forth in Tennessee law and except in relation to such matters to which any such director or officer shall be adjudged in any action, suit, or proceeding to be liable for his own negligence or misconduct in the performance of his duty.

Personal Liability of Directors	The Tennessee Business Corporation Act provides that a corporation may not indemnify a director for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which	The Tennessee Business Corporation Act provides that a corporation may not indemnify a director for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which

Rights	SmartFinancial Bancshares, Inc. Shareholder Rights	Sevier County Bancshares, Inc. Shareholder Rights

involve intentional misconduct or a knowing violation of law; or (3) under Section 48-18-302 of the Tennessee Business Corporation Act (with respect to the unlawful payment of dividends).
SmartFinancial’s charter provides that a director will not be personally liable to SmartFinancial or its shareholders for monetary damages for breach of fiduciary duty as a director; however, a director’s liability will not be eliminated or limited for the following: (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) under Section 48-18-302 of the Tennessee Business Corporation Act with respect to the unlawful payment of dividends.
SmartFinancial’s charter further provides that any amendment to the director’s liability section of the charter requires at least a two-thirds affirmative vote by shareholders entitled to vote on the amendment and a two-thirds affirmative vote by the board of directors.

involve intentional misconduct or a knowing violation of law; or (3) under Section 48-18-302 of the Tennessee Business Corporation Act (with respect to the unlawful payment of dividends).
SCB’s charter and bylaws contain no other specific provision.

Dissenters’ Rights
Under the Tennessee Business Corporation Act, because SmartFinancial’s common stock is traded on the Nasdaq Capital Market, holders of common stock do not have dissenters’ rights.
SmartFinancial’s charter and bylaws do not contain any provision(s) that relate to dissenters’ rights.
The Tennessee Business Corporation Act provides dissenters rights to shareholders of a company proposing a merger, share exchange or a sale of substantially all of the assets of the company allowing shareholders to dissent from, and obtain payment of the fair value of the shareholders’ shares in the event of, certain extraordinary corporate transactions. The parties have determined that SCB’s shareholders have the right to dissent from this merger.
Votes on Extraordinary Corporate Transactions	Under the Tennessee Business Corporation Act, a sale or other disposition of all or substantially all of the corporation’s assets, a merger	Under the Tennessee Business Corporation Act, a sale or other disposition of all or substantially all of SCB’s assets, a merger of SCB

Rights	SmartFinancial Bancshares, Inc. Shareholder Rights	Sevier County Bancshares, Inc. Shareholder Rights

of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.
SmartFinancial’s charter and bylaws contain no other specific provision.

with and into another corporation, or a share exchange involving one or more classes or series of SCB’s shares or a dissolution of SCB must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.
SCB’s charter and bylaws contain no other specific provision.

Consideration of other Constituencies
The Tennessee Business Combination Act provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC will be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets.
SmartFinancial’s charter and bylaws contain no other specific provision.

The Tennessee Business Combination Act provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC will be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets
SCB’s charter and bylaws contain no other specific provision.

Amendment of Charter	The Tennessee Business Corporation Act provides that certain relatively technical amendments to a corporation’s charter may be	The Tennessee Business Corporation Act provides that certain relatively technical amendments to a corporation’s charter may be

Rights	SmartFinancial Bancshares, Inc. Shareholder Rights	Sevier County Bancshares, Inc. Shareholder Rights

adopted by the directors without shareholder action. Generally, the Tennessee Business Corporation Act provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.
SmartFinancial’s charter provides that any amendment to the director’s liability section of the charter requires at least a two-thirds affirmative vote by shareholders entitled to vote on the amendment and a two-thirds affirmative vote by the board of directors adopted by the directors without shareholder action. Generally, the Tennessee Business Corporation Act provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.
SCB’s charter and bylaws contain no other specific provision.

Amendment of Bylaws	SmartFinancial’s bylaws provide that the bylaws may be amended by shareholders at any regular or special meeting of the shareholders where a quorum is present by a majority vote of the common stock entitled to vote at the meeting. The bylaws may also be amended by the board of directors with a three-fourths vote.	SCB’s charter and bylaws provide that the board of directors or shareholders of SCB may amend its bylaws, provided that any amendment adopted by the board of directors must approved by a majority of the directors then in office, unless a greater vote is required by Tennessee law and, provided, further that any amendment so adopted by the board is subject to ratification, repeal or amendment by the shareholders.
Business Combinations Involving Interested Shareholders	The Tennessee Business Combination Act generally prohibits a “business combination” by SmartFinancial or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. SmartFinancial or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, SmartFinancial ‘s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested	The Tennessee Business Combination Act generally prohibits a “business combination” by SCB or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. SCB or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, SCB’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated

Rights	SmartFinancial Bancshares, Inc. Shareholder Rights	Sevier County Bancshares, Inc. Shareholder Rights

shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders. For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of SmartFinancial stock.
SmartFinancial’s charter does not have special requirements for transactions with interested parties.

only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders. For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of SCB stock.
SCB’s charter does not have special requirements for transactions with interested parties.

Shareholder Right to Make Proposals and to Nominate Directors
Under the Tennessee Business Corporation Act, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.
SmartFinancial’s charter allows for a shareholder to nominate a director so long as the shareholder is entitled to vote and provides written notice of the nomination in proper form to the secretary of the company.
SmartFinancial’s bylaws allow for shareholder proposals to be brought before the board at the annual meeting so long as written notice of the proposal is timely given to the secretary of the company in proper form.

Under Tennessee law shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.
SCB’s bylaws provide that a special meeting of the shareholders may be called by the holders of 10% or more of the issued and outstanding shares of voting stock of SCB and to designate the purpose of such a meeting.

Shareholder Ability to Act by Written Consent	The Tennessee Business Corporation Act allows for shareholders to act by written consent if all of the shareholders entitled to vote on the matter consent to taking such action without a meeting. The affirmative vote of the number of shares otherwise required to authorize or take such action at a meeting is the act of the shareholders.	The Tennessee Business Corporation Act allows for shareholders to act by written consent if all of the shareholders entitled to vote on the matter consent to taking such action without a meeting. The affirmative vote of the number of shares otherwise required to authorize or take such action at a meeting is the act of the shareholders.

LEGAL MATTERS
The validity of the SmartFinancial common stock to be issued in connection with the merger will be passed upon for SmartFinancial by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for SmartFinancial and SCB by Alston & Bird LLP (Atlanta, Georgia) and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (Knoxville, TN), respectively.
EXPERTS
The consolidated financial statements of SmartFinancial and its subsidiary, incorporated by reference in this joint proxy statement/prospectus from SmartFinancial’s Annual Report on Form 10-K for the years ended December 31, 2019 and December 31, 2020, respectively, as well as management’s assessment of the effectiveness of internal control over financial reporting for the period ending December 31, 2020, have been so incorporated by reference herein in reliance upon the reports of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
SmartFinancial has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the SmartFinancial common stock to be issued to shareholders of SCB in the merger. This proxy statement/prospectus constitutes the prospectus of SmartFinancial filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.
In addition, SmartFinancial files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that SmartFinancial files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, SmartFinancial files reports and other business and financial information with the SEC electronically, and the SEC maintains a website that contains SmartFinancial’s SEC filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov. You will also be able to obtain these documents, free of charge, from SmartFinancial’s website at www.smartfinancialinc.com under the “Investor Relations” link and then under the “SEC Filings” heading. The website addresses for the SEC and SmartFinancial are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
The SEC allows SmartFinancial to “incorporate by reference” information in this proxy statement/prospectus. This means that SmartFinancial can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that SmartFinancial incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that SmartFinancial files with the SEC will automatically update and supersede the information SmartFinancial included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that SmartFinancial has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 16, 2021;

•
Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting, filed on April 16, 2021;

•
Quarterly Reports on Form 10-Q for the quarters ended: March 31, 2021, filed on May 10, 2021; September 30, 2020, filed on November 06, 2020; June 30, 2020, filed August 10, 2020; and March 31, 2020, filed May 11, 2020;

•
Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on June 16, 2021, May 28, 2021, May 5, 2021, May 3, 2021 (solely with respect to Item 1.01), April 14, 2021 (solely with respect to

Item 1.01), October 27, 2020 (solely with respect to Item 8.01), May 29, 2020, April 29, 2020, April 3, 2020, March 11, 2020, and March 2, 2020; and
•
The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report filed for purposes of updating such description.

SmartFinancial also incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and the date of the SCB special meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
Documents incorporated by reference are available from SmartFinancial without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from SmartFinancial at the following address:
SmartFinancial, Inc.
5401 Kingston Pike, Suite 600
Knoxville, Tennessee 37919
Attention: Ron Gorczynski, Chief Financial Officer
Telephone: (865) 467-5724
To obtain timely delivery, you must make a written or oral request for a copy of such information by July 22, 2021. You will not be charged for any of these documents that you request. If you request any incorporated documents from SmartFinancial, SmartFinancial will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
You should rely only on the information contained in this proxy statement/prospectus. Neither SmartFinancial nor SCB has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. SCB has supplied all of the information about SCB and its subsidiaries contained in this proxy statement/prospectus and SmartFinancial has supplied all of the information contained in this proxy statement/prospectus about SmartFinancial and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Annex A
April 12, 2021
Sevier County Bancshares, Inc.
111 East Main Street
Sevierville, TN 37862
Members of the Board of Directors:
We understand that Sevier County Bancshares, Inc. (“SVRH”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and between SVRH and SmartFinancial, Inc. (“SMBK”), (the “Merger”). SVRH will, on the terms and subject to the conditions set forth in the Agreement , merge with and into SMBK, with SMBK as the surviving company in the Merger. At a date and time specified in the Agreement (“Effective Time”), by virtue of the Merger and subject to the terms and conditions of the Agreement, each share of SVRH Common Stock issued and outstanding shall be converted into and exchanged for the right to receive 0.4116 shares of SMBK Common Stock (the “Merger Consideration”). Additionally, holders of less than 20,000 shares SVRH Common Stock will have the option to take cash equal to the exchange ratio multiplied by the average closing price of the SMBK Common Stock as reported on the NASDAQ for the 10 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
You have requested that Performance Trust Capital Partners, LLC (“PTCP” or “we”) render an opinion as of the date hereof (this “Opinion”) to the Board of Directors of SVRH (the “Board”) as to whether the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of SVRH Common Stock.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
(i)
reviewed a draft, dated April 9, 2021, of the Agreement;

(ii)
reviewed certain publicly available business and financial information relating to SVRH and SMBK;

(iii)
reviewed certain other business, financial and operating information relating to SVRH and SMBK and any respective subsidiaries provided to us by the management of the respective companies, including financial forecasts for SVRH for 2021 ending December 31, and financial forecasts for SMBK for the 2021 to 2023 fiscal years ending December 31, and PT assumptions with guidance by management of the respective companies through 2026, as well as estimates regarding certain pro forma financial effects of the Merger on SVRH and SMBK (including without limitation the cost savings and related expenses expected to result from the Merger and other adjustments assumed with respect thereto);

(iv)
reviewed certain financial terms of the proposed Merger and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been affected or announced;

(v)
reviewed certain financial data of SVRH and SMBK and compared that data with similar data for companies with publicly traded equity securities that PTCP deemed relevant;

(vi)
Reviewed the stock price performance of SMBK since January 2, 2020 and compared that to the performance of selected companies and indexes; and

(vii)
considered such other information, financial studies, analyses, investigations, economic data, and market criteria that PTCP deemed relevant.

In connection with our review, we have not independently verified any information, including the foregoing information, and we have assumed and relied upon all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, being complete and accurate in all material respects and we do not assume any responsibility with respect to such data, material and other information. With respect to the financial forecasts and projections for SVRH that we have used in our analyses, the management of SVRH have advised us, and we have assumed, that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of SVRH as to the future financial performance of SVRH and we express no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement provided to us, without any amendments or modifications thereto or any adjustments to the consideration. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SVRH and SMBK since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have also relied upon and assumed without independent verification, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on SVRH, SMBK or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have relied upon and assumed, with your consent, that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.
This Opinion only addresses the fairness, from a financial point of view, of the Merger Consideration to the holders of SVRH Common Stock pursuant to the Agreement in the manner set forth above and this Opinion does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Merger, class of such persons or shareholders of SMBK, relative to the Merger Consideration or otherwise.
This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.As you are aware, the credit, financial and stock markets have been experiencing volatility and we express no opinion or view as to any potential effects of such volatility on SVRH, SMBK or the Merger. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. This Opinion does not address the relative merits of the Merger as compared to alternative strategies that might be available to SVRH, nor does it address the underlying business decision of SVRH or the Board to approve, recommend or proceed with the Merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied on, with your consent, advice of the outside counsel and the independent accountants of SVRH, and on the assumptions of the management of SVRH and SMBK, as to all legal, regulatory, accounting, insurance and tax matters with respect to SVRH, SMBK and the Merger.

We have not been requested to make, and have not made, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of SVRH or SMBK, nor have we been furnished with any such evaluations or appraisals, with the exception of a third party loan review of SVRH and SMBK. In addition, we are not experts in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of SVRH’s or SMBK’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that SVRH’s and SMBK’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of SVRH or SMBK or the solvency or fair value of SVRH, SMBK or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.
We and our affiliates have in the past provided, may currently be providing and may in the future provide investment banking, securities brokerage and other financial services to SVRH, SMBK and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. We are a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of SVRH, SMBK and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. PTCP has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised SVRH. In this case, we have made disclosures to you that we are currently representing another company on the sell-side which may sell to SMBK and the parties so notified, including you, SMBK and we, believe it to be non-material to this engagement and opinion. Additionally, two employees at PTCP (Messrs. Lee Burrows and Will Brackett, have an equity position in SVRH. Upon disclosure to SVRH, it has been determined by the parties (SVRH and PTCP) that there is no conflict as the equity position aligns the PTCP employees with the other equity holders within SVRH.
We have acted as financial advisor to SVRH in connection with the Merger and will receive customary investment banking fees totaling 1.25% of Total Consideration due upon closing of the Merger (“Success Fee”). SVRH previously paid PTCP a $20,000 retainer fee, and it will pay PTCP a $80,000 progress fee upon the signing of the Agreement (both of which will be credited against the Success Fee), as well as $75,000 upon delivery of this Opinion. In addition, SVRH has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.
This Opinion and any other advice or analyses (written or oral) provided by PTCP were provided solely for the use and benefit of the Board (in its capacity as such) in connection with the Board’s consideration of the Merger and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of PTCP. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to PTCP or any of its affiliates be made by any recipient of this Opinion, without the prior, written consent of PTCP, except as required by law. This Opinion should not be construed as creating, and PTCP shall not be deemed to have, any fiduciary duty to the Board, SVRH, any security holder or creditor of SVRH or any other person, regardless of any prior or ongoing advice or relationships. This Opinion does not constitute advice or a recommendation to any security holder of SVRH or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Merger. The issuance of this Opinion was approved by an authorized internal committee of PTCP.
In connection with the Merger, the undersigned, acting as an independent financial advisor to SVRH, hereby consents to the inclusion of our opinion letter to the Board of Directors of SVRH as an Annex to, and the references to our firm and such opinion in, the Proxy Statement / Prospectus relating to the proposed Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy Statement / Prospectus within the meaning of the term “experts” as used in the Act or the Regulations.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of SVRH Common Stock.
PERFORMANCE TRUST CAPITAL PARTNERS, LLC

Annex B
AGREEMENT AND PLAN OF MERGER
by and between
SMARTFINANCIAL, INC.
and
SEVIER COUNTY BANCSHARES, INC.
Dated as of April 13, 2021

B-i

B-ii

B-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of April 13, 2021, by and between SmartFinancial, Inc., a Tennessee corporation (“SMBK”), and Sevier County Bancshares, Inc., a Tennessee corporation (“SCB” and, together with SMBK, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which SCB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into SMBK (the “Merger”), with SMBK as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a condition to the willingness of SMBK to enter into this Agreement, certain directors and shareholders of SCB have entered into voting agreements (each a “Voting Agreement” and collectively, the “Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with SMBK, pursuant to which each such director or shareholder has agreed, among other things, to vote certain of the SCB Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreements;
WHEREAS, SCB owns 100% of the issued and outstanding common stock of Sevier County Bank, a Tennessee state-chartered bank (“Sevier County Bank”) and SMBK owns 100% of the issued and outstanding common stock of SmartBank, a Tennessee state-chartered bank (“SmartBank”);
WHEREAS, as a further condition to the willingness of SMBK to enter into this Agreement, certain employees of SCB and/or its Subsidiaries are entering into employment agreements with SmartBank simultaneously with the execution of this Agreement;
WHEREAS, the Parties desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act, Tenn. Code Ann. §§ 48-11-101, et seq. (the “TBCA”), at the Effective Time, SCB shall merge with and into SMBK pursuant to the terms of this Agreement. SMBK shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Tennessee. As of the Effective Time, the separate corporate existence of SCB shall cease.
Section 1.02   Charter and Bylaws.   At the Effective Time, the charter of SMBK in effect immediately prior to the Effective Time shall be the charter of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of SMBK in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
Section 1.03   Bank Merger.   Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Sevier County Bank shall be merged with and into SmartBank (the “Bank Merger”), in accordance with the provisions of the Tennessee Banking Act, and SmartBank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and Tennessee state banking laws and regulations, as further set forth in the separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit B, which SmartBank and Sevier County Bank are simultaneously executing as of the date hereof. Each of SCB and SMBK have approved the Bank Plan of Merger in its capacity as the sole shareholder of Sevier County Bank and SmartBank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of SmartBank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Sevier County Bank shall continue to operate under its name; provided that prior to any such election, SMBK shall (a) reasonably consult with SCB and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay, or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04   Directors and Officers.   With the exception of adding John Presley to the board of directors, the directors and officers of SMBK immediately prior to the Effective Time shall, from and after the Effective Time, continue as the directors and officers of the Surviving Entity until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Entity. With the exception of adding John Presley to the board of directors, the directors and officers of SmartBank immediately prior to the effective time of the Bank Merger shall, from and after the Effective Time, continue as the directors and officers of the Surviving Bank until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Bank. The parties agree that any executive officer of the Surviving Entity or the Surviving Bank shall be authorized to sign any and all Tax Returns of SCB or Sevier County Bank, respectively, that are filed after the Effective Time regardless of the period covered by the Tax Returns.
Section 1.05   Effective Time; Closing.
(a)   Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger that shall be filed with the Secretary of State of the State of Tennessee, as provided in the TBCA, on or prior to the Closing Date. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Tennessee, or at such later time as is agreed between the Parties and specified in the Articles of Merger in accordance with the relevant provisions of the TBCA (such date and time is hereinafter referred to as the “Effective Time”).
(b)   The closing of the Merger contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of documents on a date determined by SMBK and reasonably acceptable to SCB (the “Closing Date”), which shall be within 30 days after all of the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable Law) in accordance with the terms hereof. At or prior to the Closing, there shall be delivered to SMBK and SCB the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.06   Additional Actions.   If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments, or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, documents, assignments, or assurances in Law or take any such other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Section 1.07   Reservation of Right to Revise Structure.   SMBK may at any time and without the approval of SCB change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to Holders as Merger Consideration, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of the Holders in connection with the Merger, or (iv) require submission to or approval of SCB’s shareholders after this Agreement has been approved by SCB’s shareholders. In the event that SMBK elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01   Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of SCB:
(a)   Each share of SMBK Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of SCB Common Stock owned directly by SMBK, SCB, or any of their respective wholly owned Subsidiaries (other than shares in trust accounts, managed accounts, and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “SCB Cancelled Shares”).
(c)   Holders of shares of SCB Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such Person by Chapter 23 of the TBCA. Notwithstanding anything in this Agreement to the contrary, all shares of SCB Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Chapter 23 of the TBCA, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the TBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the TBCA and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of SCB Common Stock under the applicable provisions of the TBCA. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the TBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. SCB shall give SMBK (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of SCB Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBCA and received by SCB relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBCA. SCB shall not, except with the prior written consent of SMBK, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of SCB Common Stock for which dissenters’ rights have been perfected shall be returned to SMBK upon demand.

(d)   Each share of SCB Stock (excluding Dissenting Shares and SCB Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive the following:
(i)   each share of SCB Stock held by an SCB Shareholder who owns 20,000 or more shares of SCB Stock will be converted into .4116 of a share of SMBK Common Stock (the “Per Share Stock Consideration”); and
(ii)   each share of SCB Stock held by a Holder who owns fewer than 20,000 shares of SCB Stock will be converted into the right to receive, at the election of such Holder, either (A) the Per Share Stock Consideration, or (B) an amount of cash equal to the Per Share Stock Consideration multiplied by the SMBK Average Stock Price (the “Per Share Cash Consideration”), provided, however, that if such Holder does not return a Letter of Transmittal electing to receive the Per Share Stock Consideration within thirty (30) days of the Closing Date, each such share of SCB Stock shall only represent the right to receive the Per Share Cash Consideration.
(e)   If the Consolidated SCB Shareholders’ Equity, as finally determined pursuant to Section 5.23 of this Agreement, is less than the Minimum Equity Amount (the amount by which the Consolidated SCB Shareholders’ Equity is less than the Minimum Equity Amount, the “Equity Shortfall Amount”), the Per Share Stock Consideration and the Per Share Cash Consideration will be adjusted as follows:
(i)   the Per Share Stock Consideration shall be recalculated as an amount equal to the quotient of (A) the Transaction Value minus the Equity Shortfall, divided by (B) the product of the number of shares of SCB Stock outstanding multiplied by the SMBK Average Stock Price (such resulting amount, the “Recalculated Per Share Stock Consideration”); and
(ii)   the Per Share Cash Consideration shall be recalculated as an amount of cash equal to the Recalculated Per Share Stock Consideration multiplied by the SMBK Average Stock Price.
Section 2.02   SCB Stock-Based Awards.
(a)   Immediately prior to the Effective Time, each share of SCB Stock subject to vesting restrictions granted under the SCB Stock Plans (a “SCB Restricted Share”) that is outstanding immediately prior to the Effective Time shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, less the amount of any required withholding Tax, pursuant to Section 2.01(d).
(b)   Prior to the Effective Time, the board of directors of SCB (or, if appropriate, any committee thereof administering the SCB Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.02.
Section 2.03   Rights as Shareholders; Stock Transfers.   At the Effective Time, all shares of SCB Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of SCB Common Stock, the Merger Consideration and any cash in lieu of fractional shares of SMBK Common Stock in accordance with this Article II. At the Effective Time, holders of SCB Common Stock shall cease to be, and shall have no rights as, shareholders of SCB, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of SMBK Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of SCB shall be closed, and there shall be no registration of transfers on the stock transfer books of SCB of shares of SCB Common Stock.
Section 2.04   Fractional Shares.   Notwithstanding any other provision hereof, no fractional shares of SMBK Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, SMBK shall pay or cause to be paid to each Holder of a fractional share of SMBK Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in SMBK Common Stock to which such Holder would otherwise be entitled by the SMBK Average Stock Price.

Section 2.05   Plan of Reorganization.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Regulations promulgated thereunder, and it is intended that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
Section 2.06   Exchange Procedures.   As promptly as practicable after the Effective Time, the Exchange Agent will mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.07   Deposit and Delivery of Merger Consideration.
(a)   Prior to the Effective Time, SMBK shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of SMBK Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and SMBK, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of SCB Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by SMBK or the Exchange Agent.
(b)   Any portion of the Exchange Fund that remains unclaimed by a Holder for one year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to SMBK. Any Holder who has not theretofore complied with this Section 2.06 shall thereafter look only to SMBK for the Merger Consideration, any cash in lieu of fractional shares of SCB Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of SCB Common Stock such Holder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of SCB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of SMBK Common Stock or cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of SMBK (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat, or similar Laws. SMBK and the Exchange Agent shall be entitled to rely upon the stock transfer books of SCB to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of SCB Common Stock represented by any Certificate or Book-Entry Share, SMBK and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)   SMBK or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as SMBK is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by SMBK or the Exchange Agent, as applicable.
Section 2.08   Rights of Certificate Holders after the Effective Time.
(a)   All shares of SMBK Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by SMBK in respect of the SMBK Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of SMBK Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the SMBK Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of SMBK Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of SMBK Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SMBK Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(b)   In the event of a transfer of ownership of a Certificate representing SCB Common Stock that is not registered in the stock transfer records of SCB, the proper amount of cash and/or shares of SMBK Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such SCB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of SMBK that the Tax has been paid or is not applicable.
Section 2.09   Anti-Dilution Provisions.   If the number of shares of SMBK Common Stock or SCB Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of SCB Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SCB
Except as set forth in the disclosure schedule delivered by SCB to SMBK prior to or concurrently with the execution of this Agreement with respect to each such section below (the “SCB Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the SCB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SCB that such item represents a material exception or fact, event, or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SCB and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, SCB hereby represents and warrants to SMBK as follows:
Section 3.01   Organization and Standing.   Each of SCB and its Subsidiaries is (a) an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse

Effect with respect to SCB. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in SCB Disclosure Schedule 3.01.
Section 3.02   Capital Stock.
(a)   The authorized capital stock of SCB consists of 5,000,000 shares of (i) common stock, no par value per share, which is divided into 4,500,000 shares of Class A Common Stock, no par value per share (“SCB Class A Common Stock”), and 500,000 shares of Class B Common Stock, no par value per share (“SCB Class B Common Stock”), and (ii) and 2,000,000 shares of preferred stock, no par value per share. As of the date hereof, there are 4,366,477 shares of SCB Class A Common Stock issued and outstanding (inclusive of SCB Restricted Shares), no shares of SCB Class B Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding. There are no shares of SCB Common Stock held by any of SCB’s Subsidiaries (other than shares in trust accounts, managed accounts, and the like for the benefit of customers). SCB Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of SCB, of each Holder, and the number of shares of SCB Common Stock held by each such Holder. The issued and outstanding shares of SCB Common Stock are duly authorized, validly issued, fully paid, non-assessable, and have not been issued in violation of nor are they subject to preemptive rights of any SCB shareholder. All shares of SCB’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(b)   SCB Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of SCB Restricted Shares or other outstanding Rights of SCB the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of SCB Stock, or any other security of SCB, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the SCB Stock Plan under which such award was granted, if applicable. Each SCB Restricted Share and all other outstanding SCB Rights comply with or are exempt from Section 409A of the Code and qualify for the tax treatment afforded thereto in SCB’s Tax Returns. Each grant of SCB Restricted Shares or other outstanding SCB Rights was appropriately authorized by the board of directors of SCB or the compensation committee thereof, was made in accordance with the terms of the SCB Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of SCB or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments, or understandings to which SCB or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of SCB or any of SCB’s Subsidiaries or obligating SCB or any of SCB’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, SCB or any of SCB’s Subsidiaries other than those listed in SCB Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of SCB or any of SCB’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of SCB Common Stock or capital stock of any of SCB’s Subsidiaries or any other securities of SCB or any of SCB’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity. Except for the SCB Voting Agreements, there are no agreements, arrangements, or other understandings with respect to the voting of SCB’s capital stock and there are no agreements or arrangements under which SCB is obligated to register the sale of any of its securities under the Securities Act.
(c)   Except as set forth on SCB Disclosure Schedule 3.03(c), SCB is not a party to any agreement that provides holders of SCB Stock with rights as holders of SCB Stock that are in addition to those provided by SCB’s articles of incorporation, SCB’s bylaws, or by applicable Law (each, an “SCB Investor Agreement”). SCB is not in default under any SCB Investor Agreement and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

Section 3.03   Subsidiaries.
(a)   SCB Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of SCB, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by SCB. Except as set forth in SCB Disclosure Schedule 3.03(a), (i) SCB owns, directly or indirectly, all of the issued and outstanding equity securities of each SCB Subsidiary, (ii) no equity securities of any of SCB’s Subsidiaries are or may become required to be issued (other than to SCB) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to SCB or a Subsidiary of SCB), (iv) there are no contracts, commitments, understandings or arrangements relating to SCB’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by SCB, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by SCB or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither SCB nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b)   Neither SCB nor any of SCB’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Sevier County Bank. Except as set forth in SCB Disclosure Schedule 3.03(b), neither SCB nor any of Subsidiary of SCB beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04   Corporate Power; Minute Books.
(a)   SCB and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and SCB has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals, and the Requisite SCB Shareholder Approval.
(b)   SCB has made available to SMBK a complete and correct copy of its charter and bylaws or equivalent organizational documents, each as amended to date, of SCB and each of its Subsidiaries, the minute books of SCB and each of its Subsidiaries, and the stock ledgers and stock transfer books of SCB and each of its Subsidiaries. Neither SCB nor any of its Subsidiaries is in violation of any of the terms of its charter, bylaws, or equivalent organizational documents. The minute books of SCB and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of SCB and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of SCB and each of its Subsidiaries.
Section 3.05   Corporate Authority.   Subject only to the receipt of the Requisite SCB Shareholder Approval at the SCB Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SCB and the board of directors of SCB on or prior to the date hereof. The board of directors of SCB has directed that this Agreement be submitted to SCB’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite SCB Shareholder Approval in accordance with the TBCA and SCB’s charter and bylaws, no other vote or action of the shareholders of SCB is required by Law, the charter or bylaws of SCB, or otherwise to approve this Agreement and the transactions contemplated hereby. SCB has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by SMBK, this Agreement is a valid and legally binding obligation of SCB, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (each of the foregoing, an “Enforceability Exception”)).

Section 3.06   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by SCB or any of its Subsidiaries in connection with the execution, delivery, or performance by SCB of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications or notices with, and consents, approvals, or waivers by the FRB, the FDIC, the Tennessee Department of Financial Institutions (the “TDFI”), and other banking, regulatory, self-regulatory, or enforcement authorities or any courts, administrative agencies, or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings, and notices (the “Regulatory Approvals”), (ii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the TDFI, or other applicable Governmental Authorities, and the Secretary of State of the State of Tennessee to cause the Bank Merger to become effective, and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SMBK Common Stock pursuant to this Agreement and approval of listing of such SMBK Common Stock on the NASDAQ. Subject to the receipt of the consents, approvals, and waivers referred to in the preceding sentence, the Requisite SCB Shareholder Approval and as set forth on SCB Disclosure Schedule 3.06(a), the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by SCB do not and will not (1) constitute a breach or violation of, or a default under, the charter, bylaws or similar governing documents of SCB or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to SCB or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on SCB or could reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement, or other instrument or obligation of SCB or any of its Subsidiaries or to which SCB or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except where the failure to obtain the consent or approval would not be reasonably expected to have a material impact on SCB or result in a material financial penalty.
(b)   As of the date hereof, SCB has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07   Financial Statements; Internal Controls.
(a)   SCB has previously delivered or made available to SMBK copies of SCB’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2020, 2019 and 2018, accompanied by the unqualified audit reports of PYA, P.C., independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the three months ended March 31, 2021 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of SCB and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to SCB) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than SCB’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of SCB. The audits of SCB have been conducted in accordance with GAAP. Since December 31, 2020, neither SCB nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2020. True, correct, and complete copies of the Financial Statements have been provided to SMBK prior to the date hereof.
(b)   The records, systems, controls, data, and information of SCB and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SCB or its Subsidiaries or accountants (including all means of access thereto and therefrom). SCB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. SCB has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of SCB (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect SCB’s ability to record, process, summarize, and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SCB’s internal control over financial reporting. SCB has made available to SMBK a summary of any such disclosure made by management to the auditor and/or audit committee of SCB or any Subsidiary.
(c)   Except as set forth in SCB Disclosure Schedule 3.07(c), since January 1, 2018, neither SCB nor any of its Subsidiaries nor, to SCB’s Knowledge, any director, officer, employee, auditor, accountant, or representative of SCB or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of SCB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that SCB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.08   Regulatory Reports.   Since January 1, 2018, SCB and its Subsidiaries have timely filed with the FRB, the FDIC, the TDFI and any other applicable Governmental Authority, in correct form, the material reports, registration statements, and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports and other documents were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified SCB or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of SCB, threatened an investigation into the business or operations of SCB or any of its Subsidiaries since January 1, 2018. There is no material and unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SCB or any of its Subsidiaries.
Section 3.09   Absence of Certain Changes or Events.   Except as set forth in SCB Disclosure Schedule 3.09, the Financial Statements, or as otherwise contemplated by this Agreement, since December 31, 2018, (a) SCB and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes, or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to SCB, and (c) neither SCB nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(i), Section 5.01(ii), Section 5.01(iii), Section 5.01(v), Section 5.01(vii), Section 5.01(viii), Section 5.01(x), Section 5.01(xi), Section 5.01(xxi), or Section 5.01(xxv).

Section 3.10   Legal Proceedings.
(a)   Except as set forth on SCB Disclosure Schedule 3.10(a), there are no material civil, criminal, administrative, or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance, or other proceedings of any nature pending or, to the Knowledge of SCB, threatened against SCB or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which SCB or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance, or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment, or decree or regulatory restriction imposed upon SCB or any of its Subsidiaries, or the assets of SCB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither SCB nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement, or decree that is generally applicable to all Persons in businesses similar to that of SCB or any of SCB’s Subsidiaries.
Section 3.11   Compliance With Laws.
(a)   SCB and each of its Subsidiaries is, and has been since January 1, 2018, in compliance in all material respects with all Laws, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing, or business practices and all agency requirements relating to the origination, sale, and servicing of mortgage loans, except where the failure to comply with such Laws would not be reasonably expected to result in a Material Adverse Effect in respect of SCB or any of its Subsidiaries. Neither SCB nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations, and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records, and (iii) the exercise of due diligence in identifying customers.
(b)   SCB and each of its Subsidiaries have all material permits, licenses, authorizations, orders, and approvals of, and each has made all filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to SCB’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither SCB nor any of its Subsidiaries has received, since January 1, 2018, written or, to SCB’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization, except, in either case, where the matters referenced in such notification would not be reasonably expected to result in a Material Adverse Effect in respect of SCB or its Subsidiaries.
(d)   All shares of SCB Common Stock issued and outstanding have been issued in compliance in material respects with, and not in material violation of, any applicable federal or state securities Laws.
(e)   The SCB and its Subsidiaries are, in all material respects, in compliance with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, or any other law, order, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act ( the “CARES Act”) enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of the Company, consistent with guidance issued by applicable federal, state, and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).
(f)   To the extent that the Company or any of its Subsidiaries has originated or otherwise participated in any program or benefit created or modified by the CARES Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. Except as set forth in SCB Disclosure Schedule 3.11(f), the Company has not originated any loan under the PPP to any Insider, as the term is defined under Regulation O (12 C.F.R. Part 215).
Section 3.12   SCB Material Contracts; Defaults.
(a)   Except as set forth in SCB Disclosure Schedule 3.12(a), neither SCB nor any of its Subsidiaries is a party to, bound by, or subject to any agreement, contract, arrangement, commitment, or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant, or agent of SCB or any of its Subsidiaries to indemnification from SCB or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer, or similar right with respect to any assets or properties of SCB or its respective Subsidiaries; (iii) related to the borrowing by SCB or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit, and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by SCB or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement, or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on 60 days or less notice and involving the payment of more than $30,000 per annum; (x) which contains a non-compete, or client or customer non-solicit requirement, or any other provision that restricts the conduct of any line of business by SCB or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer, or similar right or that limits or purports to limit the ability of SCB or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, SMBK or any of its Subsidiaries) to own, operate, sell, transfer, pledge, or otherwise dispose of any assets or business; or (xi) pursuant to which SCB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment, or understanding of the type described in this Section 3.12(a) is listed in SCB Disclosure Schedule 3.12(a) and is referred to herein as a “SCB Material Contract.” SCB has previously made available to SMBK true, complete, and correct copies of each such SCB Material Contract, including any and all amendments and modifications thereto.
(b)   Each SCB Material Contract is valid and binding on SCB and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that SCB hereby represents and warrants that, to its Knowledge, each SCB Material Contract is duly executed by all such parties), subject to the Enforceability Exceptions and except where the failure to be valid, binding, enforceable, and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to SCB; and neither SCB nor any of its Subsidiaries is in default under any SCB Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by SCB or any of its Subsidiaries is currently outstanding.
(c)   SCB Disclosure Schedule 3.12(c) sets forth a true and complete list of all SCB Material Contracts pursuant to which consents, waivers, or notices are or may be required to be given thereunder, in each case, prior to the performance by SCB of this Agreement and the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby and thereby.
Section 3.13   Agreements with Regulatory Agencies.   Neither SCB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “SCB Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of SCB’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business, or operations, nor has SCB or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any SCB Regulatory Agreement. To SCB’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to SCB or any of its Subsidiaries.
Section 3.14   Brokers; Fairness Opinion.   Neither SCB nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that SCB has engaged, and will pay a fee or commission to Performance Trust Capital Partners LLC (“SCB Financial Advisor”), in accordance with the terms of a letter agreement between SCB Financial Advisor and SCB, a true, complete, and correct copy of which has been previously delivered by SCB to SMBK. SCB has received the opinion of the SCB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to SMBK) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of SCB Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.
Section 3.15   Employee Benefit Plans.
(a)   SCB Disclosure Schedule 3.15(a) sets forth a true and complete list of each SCB Benefit Plan. For purposes of this Agreement, “SCB Benefit Plans” means all benefit and compensation plans, contracts, policies, or arrangements (i) covering current or former employees or their beneficiaries and dependents of SCB, any of its Subsidiaries, or any of SCB’s related organizations described in Code Sections 414(b), (c), (m), or (o), or any entity which is considered one employer with SCB, any of its Subsidiaries, or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “SCB Employees”), (ii) covering current or former directors or their beneficiaries and dependents of SCB, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which SCB or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans, and other policies, plans, or arrangements whether or not subject to ERISA.
(b)   With respect to each SCB Benefit Plan, SCB has provided to SMBK true and complete copies of such SCB Benefit Plan, any trust instruments, insurance contracts, or other funding arrangements forming a part of any SCB Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three most recently completed plan years), the most recent IRS determination, opinion, notification, and advisory letters, with respect thereto and any correspondence from any regulatory agency. In addition, with respect to each of the SCB Benefit Plans for the three most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds, and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Code Sections 105(h), 125, 129, 401(k), and 401(m), as applicable, have been provided to SMBK.
(c)   All SCB Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each SCB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“SCB 401(a) Plan”) has received a favorable opinion, determination, or advisory letter from the IRS, and to SCB’s Knowledge there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion, or advisory letter or the loss of the qualification of such SCB 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the SCB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All SCB Benefit Plans have been administered in accordance with their terms. There is no pending or, to SCB’s Knowledge, threatened litigation or regulatory action relating to the SCB Benefit Plans. Neither SCB nor any of its Subsidiaries has engaged in a transaction with respect to any SCB Benefit Plan, including a SCB 401(a) Plan that could subject SCB or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No SCB 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries, or proceedings pending or, to SCB’s Knowledge, threatened by the IRS or the Department of Labor with respect to any SCB Benefit Plan. To SCB’s Knowledge, there are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any SCB Benefit Plan.
(d)   No liability under Title IV of ERISA has been or is expected to be incurred by SCB, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by SCB, any of its Subsidiaries, or any ERISA Affiliates. Neither SCB nor any ERISA Affiliate has ever maintained, sponsored, or contributed to, or been obligated to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code. None of SCB or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time. Neither SCB nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither SCB nor any of its Subsidiaries has ever sponsored, maintained, or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40). No notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any SCB Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e)   All contributions required to be made with respect to all SCB Benefit Plans have been timely made. No SCB Benefit Plan or single employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 3012 of ERISA and no ERISA Affiliate has an outstanding funding waiver.
(f)   Except as set forth in SCB Disclosure Schedule 3.15(f), no SCB Benefit Plan provides life insurance, medical, surgical, hospitalization, or other employee welfare benefits to any SCB Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.
(g)   All SCB Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred. SCB may amend or terminate any such SCB Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.

(h)   Except as otherwise provided for in this Agreement or as set forth in SCB Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement, or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former SCB Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former SCB Employee to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, or trigger any other obligation pursuant to, any of the SCB Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the SCB Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of SCB or, after the consummation of the transactions contemplated hereby, SMBK or any of its Subsidiaries, to merge, amend, or terminate any of the SCB Benefit Plans.
(i)   Except as set forth in SCB Disclosure Schedule 3.15(i), (i) each SCB Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a SCB Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither SCB nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a SCB Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) except as set forth in SCB Disclosure Schedule 3.15(i), has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j)   No SCB Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither SCB nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)   SCB has made available to SMBK copies of any Code Section 280G calculations (whether or not final) with respect to the disqualified individuals referenced in such calculations in connection with the transactions contemplated by this Agreement.
(l)   SCB Disclosure Schedule 3.15(l) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance, or similar contract, plan, or arrangement with or which covers any present or former director, officer, employee, or consultant of SCB or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any SCB Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
(m)   SCB and its Subsidiaries have correctly classified in all material respects all individuals who directly or indirectly perform services for SCB or any of its Subsidiaries for purposes of each SCB Benefit Plan, ERISA, and the Code.
Section 3.16   Labor Matters.   Neither SCB nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to SCB’s Knowledge threatened, asserting that SCB or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SCB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against SCB pending or, to SCB’s Knowledge, threatened, nor to SCB’s Knowledge is there any activity involving SCB Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, SCB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for

SCB or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws, and the rules and regulations of the U.S. Department of Labor. To SCB’s Knowledge, no officer of SCB or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement, or any other restrictive covenant.
Section 3.17   Environmental Matters.   (a) To its Knowledge, SCB and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining, and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of SCB, threatened against SCB or any of its Subsidiaries or any real property or facility presently owned, operated, or leased by SCB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither SCB nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction, or decree involving uncompleted, outstanding, or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of SCB, there have been no releases of Hazardous Substances at, on, under, or affecting any of the real properties or facilities presently owned, operated or leased by SCB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to SCB or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of SCB, there are no underground storage tanks on, in or under any property currently owned, operated, or leased by SCB or any of its Subsidiaries.
Section 3.18   Tax Matters.
(a)   Each of SCB and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes due and owing by SCB or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither SCB nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither SCB nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where SCB or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of SCB or any of its Subsidiaries.
(b)   SCB and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, and have complied in all material respects with all applicable reporting requirements related to Taxes.
(c)   No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of SCB or any of its Subsidiaries. Neither SCB nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where SCB or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against SCB or any of its Subsidiaries which, in either case of (i) or (ii), have not been fully paid or settled.
(d)   SCB has delivered or made available to SMBK true and complete copies of the foreign, federal, state, or local Tax Returns filed with respect to SCB or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by SCB, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2017.

(e)   Neither SCB nor any of its Subsidiaries has granted an extension or waiver any statute of limitations in respect of Taxes or agreed to any extension of the limitation period for the assessment or collection of any Tax that remains in effect.
(f)   Neither SCB nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither SCB nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation, sharing, or indemnification agreement (other than such an agreement (i) exclusively between or among SCB and its Subsidiaries or (ii) with customers, vendors, lessors, or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes). Neither SCB nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SCB), and (ii) any liability for the Taxes of any Person (other than SCB and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state, or local Law), as a transferee or successor, by contract, or otherwise.
(g)   The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by SCB and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2020, neither SCB nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)   Neither SCB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state, or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state, or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state, or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election made pursuant to Code Section 108(i) on or before the Closing Date.
(i)   Since January 1, 2018, neither SCB nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction (or series of related transactions) that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)   Neither SCB nor any of its Subsidiaries has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Regulations. Each of SCB and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
(k)   Neither SCB nor any of its Subsidiaries is party to any agreement, contract, arrangement, or plan that has resulted in or could result in, separately or in the aggregate, the payment of any amount that will not be fully deductible under Code Section 162(m) (or any corresponding provisions of foreign, state or local Law).
(l)   Neither SCB nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States of America.
(m)   Neither SCB nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of SCB there is no fact or circumstance, that would be reasonably likely to prevent the

Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.19   Investment Securities.   SCB Disclosure Schedule 3.19 sets forth as of March 31, 2021, the SCB Investment Securities, as well as any purchases or sales of SCB Investment Securities between December 31, 2020 to and including March 31, 2021, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any SCB Investment Securities sold during such time period between December 31, 2020 to and including March 31, 2021. Neither SCB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker, or any other financial institution other than Sevier County Bank.
Section 3.20   Derivative Transactions.
(a)   All Derivative Transactions entered into by SCB or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management, and other policies, practices and procedures employed by SCB or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. SCB and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations, or defaults or allegations or assertions of such by any party thereunder.
(b)   Each Derivative Transaction is listed in SCB Disclosure Schedule 3.20(b), and the financial position of SCB or its Subsidiaries under or with respect to each has been reflected in the books and records of SCB or its Subsidiaries in accordance with GAAP, and no material open exposure of SCB or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in SCB Disclosure Schedule 3.20(b).
(c)   No Derivative Transaction, were it to be a Loan held by SCB or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21   Regulatory Capitalization.   SCB and Sevier County Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 3.22   Loans; Nonperforming and Classified Assets.
(a)   SCB Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes, or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees, and interest-bearing assets) (collectively, “Loans”) in which SCB or any of its Subsidiaries is a creditor which, as of March 31, 2021, was over 30 days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer, or 5% or greater shareholder of SCB or any of its Subsidiaries, or to the Knowledge of SCB, any affiliate of any of the foregoing. Set forth in SCB Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of SCB and its Subsidiaries that, as of March 31, 2021, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Sevier County Bank, SCB, or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Sevier County Bank as a Troubled Debt Restructuring as defined by GAAP.

(b)   SCB Disclosure Schedule 3.22(b) identifies each asset of SCB or any of its Subsidiaries that as of March 31, 2021 was classified as other real estate owned (“OREO”) and the book value thereof as of March 31, 2021 as well as any assets classified as OREO between December 31, 2020 and March 31, 2021 and any sales of OREO between December 31, 2020 and March 31, 2021, reflecting any gain or loss with respect to any OREO sold.
(c)   Each Loan held in SCB’s or any of its Subsidiaries’ loan portfolio (each a “SCB Loan”) (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected, and (iii) is a legal, valid, and binding obligation of SCB or any Subsidiary and the obligor named therein, and, assuming due authorization, execution, and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(d)   All currently outstanding SCB Loans were solicited, originated, and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding SCB Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the SCB Loans that are not reflected in the written records of SCB or its Subsidiary, as applicable. All such SCB Loans are owned by SCB or its Subsidiaries free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Cincinnati. No claims of defense as to the enforcement of any SCB Loan have been asserted in writing against SCB or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and SCB has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim, or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by SCB or any Subsidiary from third parties that are described on SCB Disclosure Schedule 3.22(d), no SCB Loans are presently serviced by third parties and there is no obligation which could result in any SCB Loan becoming subject to any third party servicing.
(e)   Neither SCB nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates SCB or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of SCB or any of its Subsidiaries, unless there is a material breach of a representation or covenant by SCB or any of its Subsidiaries, and none of the agreements pursuant to which SCB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   Neither SCB nor any of its Subsidiaries is now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement, or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.23   Allowance for Loan and Lease Losses.   The allowances for loan and lease losses as reflected in each of (a) the latest balance sheets included in the Financial Statements and (b) in the balance sheets as of December 31, 2020 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with SCB and Sevier County Bank’s respective existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board, and GAAP.
Section 3.24   Trust Business; Administration of Fiduciary Accounts.   Except as set forth on SCB Disclosure Schedule 3.24, Neither SCB nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor.
Section 3.25   Investment Management and Related Activities.   Except as set forth in SCB Disclosure Schedule 3.25, none of SCB, any Subsidiary, or any of their respective directors, officers, or employees is required to be registered, licensed, or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person, or in any similar capacity with a Governmental Authority.
Section 3.26   Repurchase Agreements.   With respect to all agreements pursuant to which SCB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, SCB or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27   Deposit Insurance.   The deposits of Sevier County Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Sevier County Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to SCB’s Knowledge, threatened.
Section 3.28   Community Reinvestment Act, Anti-money Laundering, and Customer Information Security.   Neither SCB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters, and neither SCB nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause SCB or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of SCB and its Subsidiaries have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 3.29   Transactions with Affiliates.   Except as set forth in SCB Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by SCB or any of its Subsidiaries to, and neither SCB nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, 5% or greater shareholder of SCB or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with SCB or any of its Subsidiaries and other than deposits held by Sevier County Bank in the Ordinary Course of Business, or (b) any other Affiliate of SCB or any of its Subsidiaries. Except as set forth in SCB Disclosure Schedule 3.29, neither SCB nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers, or other Affiliates. All agreements between Sevier County Bank and any of their respective Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.30   Tangible Properties and Assets.
(a)   SCB Disclosure Schedule 3.30(a) sets forth a true, correct, and complete list of all real property owned by SCB and each of its Subsidiaries. Except as set forth in SCB Disclosure Schedule 3.30(a), SCB or its Subsidiaries has good and marketable title to, valid leasehold interests in, or otherwise legally enforceable rights to use all of the real property, personal property, and other assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to SCB’s Knowledge, threatened legal, administrative, arbitral, or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that SCB or any of its Subsidiaries owns, uses, or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in SCB Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust, and security agreements to which such property is subject have been furnished or made available to SMBK.
(b)   SCB Disclosure Schedule 3.30(b) sets forth a true, correct, and complete schedule of all leases, subleases, licenses, and other agreements under which SCB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding, and in full force and effect, and neither SCB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To SCB’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by SCB or any of its Subsidiaries of, or default by SCB or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Lease. To SCB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Lease. SCB and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in SCB Disclosure Schedule 3.30(b), have been furnished or made available to SMBK.
(c)   All buildings, structures, fixtures, building systems, and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of SCB and its Subsidiaries.
Section 3.31   Intellectual Property.   SCB Disclosure Schedule 3.31 sets forth a true, complete, and correct list of all SCB Intellectual Property. SCB or its Subsidiaries owns or has a valid license to use all material SCB Intellectual Property, free and clear of all Liens, royalty, or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The SCB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of SCB and its Subsidiaries as currently conducted. The SCB Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired, or abandoned, and neither SCB nor any of its Subsidiaries has received notice challenging the validity or enforceability of SCB Intellectual Property. None of SCB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by SCB of its obligations hereunder, in violation of any licenses, sublicenses, and other agreements as to which SCB or any of its Subsidiaries is a party and pursuant to which SCB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, or computer software, and neither SCB nor any of its Subsidiaries has received notice challenging SCB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of SCB or any of its Subsidiaries to own or use any of SCB Intellectual Property.
Section 3.32   Insurance.
(a)   SCB Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders, or bonds currently maintained by SCB and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates, and any pending claims thereunder involving more than $10,000. SCB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of SCB reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither SCB nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither SCB nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)   SCB Disclosure Schedule 3.32(b) sets forth a true, correct, and complete description of all bank owned life insurance (“BOLI”) owned by SCB or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Sevier County Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom, and there is no split dollar or similar benefit under such BOLI. Neither SCB nor any of SCB’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33   Antitakeover Provisions.   No “control share acquisition,” “business combination moratorium,” “fair price,” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.
Section 3.34   SCB Information.   The information relating to SCB and its Subsidiaries that is provided by or on behalf of SCB for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SCB’s shareholders and as of the date of the SCB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to SCB and SCB’s Subsidiaries and other portions thereof within the reasonable control of SCB and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 3.35   Transaction Costs.   SCB has provided SMBK with an itemized estimate, determined in good faith after reasonable inquiry, of the investment banking fees, accounting fees, attorneys’ fees, and other costs or fees that SCB and its Subsidiaries are reasonably expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement, exclusive of any costs that may be incurred by SCB as a result of any litigation which may arise in connection with this Agreement (collectively, “SCB Expenses”).
Section 3.36   Bank Holding Company.   SCB is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Section 3.37   No Other Representations or Warranties.   Except for the representations and warranties made by SCB in this Article III and for the disclosures contained in the SCB Disclosure Schedule, neither SCB nor any other Person makes any express or implied representation or warranty with respect to SCB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, and SCB hereby disclaims any such other representations or warranties. SCB acknowledges and agrees that neither SMBK nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the SMBK Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SMBK
Except as set forth in the SMBK Reports or in the disclosure schedule delivered by SMBK to SCB prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “SMBK Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the SMBK Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SMBK that such item represents a material exception or fact, event ,or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SMBK, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, SMBK hereby represents and warrants to SCB as follows:
Section 4.01   Organization and Standing.   Each of SMBK and its Subsidiaries is (a) an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to SMBK.
Section 4.02   Capital Stock.   The authorized capital stock of SMBK consists of 40,000,000 shares of SMBK Common Stock, and 2,000,000 shares of preferred stock. As of the date hereof, 1,834,427 shares of SMBK Common Stock were issued and outstanding, 15,104,536 shares of SMBK Common Stock were reserved for issuance under employee benefit plans, and no shares of preferred stock were issued and outstanding. The outstanding shares of SMBK Common Stock have been duly authorized and validly issued and are fully paid, and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any SMBK shareholder. The shares of SMBK Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and will not be subject to preemptive rights. All shares of SMBK’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. SMBK owns all of the issued and outstanding shares of SmartBank common stock.
Section 4.03   Corporate Power.
(a)   SMBK and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and SMBK has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.
Section 4.04   Corporate Authority.   This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SMBK on or prior to the date hereof. SMBK has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by SCB, this Agreement is a valid and legally binding obligation of SMBK, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.05   SEC Documents; Financial Statements.
(a)   SMBK has filed or furnished all required reports, forms, schedules, registration statements, and other documents with the SEC that it has been required to file or furnish since January 1, 2018 (the “SMBK Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SMBK Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SMBK Reports, and none of the SMBK Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The consolidated financial statements of SMBK (or incorporated by reference) included (or incorporated by reference) in the SMBK Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of SMBK and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.
Section 4.06   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by SMBK or any of its Subsidiaries in connection with the execution, delivery, or performance by SMBK of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the TDFI and the Secretary of State of the State of Tennessee to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SMBK Common Stock pursuant to this Agreement and approval of listing of such SMBK Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by SMBK do not and will not, (1) constitute a breach or violation of, or a default under, the charter and bylaws of SMBK, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to SMBK or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SMBK or any of its Subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement, or other instrument or obligation to which SMBK or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
Section 4.07   SMBK Information.   The information relating to SMBK and its Subsidiaries that is supplied by or on behalf of SMBK for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SCB shareholders and as of the date of the SCB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any SMBK Report as of a later date shall be deemed to modify information as of an earlier date.
Section 4.08   Absence of Certain Changes or Events.   Except as reflected or disclosed in SMBK’s Annual Report on Form 10-K for the year ended December 31, 2020 or in the SMBK Reports since December 31, 2020, as filed with the SEC, there has been no change or development with respect to SMBK and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to SMBK.
Section 4.09   Compliance with Laws.
(a)   SMBK is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended. SMBK and each of its Subsidiaries is, and has been since January 1, 2018, in compliance in all material respects with all applicable Laws, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws, and other Laws relating to discriminatory lending, financing, leasing, or business practices and all agency requirements relating to the origination, sale, and servicing of mortgage loans, except where the failure to comply with such Laws would not be reasonably expected to result in a Material Adverse Effect in respect of SMBK.
(b)   The deposit accounts of SmartBank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to SMBK’s Knowledge, threatened. SmartBank received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
(c)   SMBK and each of its Subsidiaries have all material permits, licenses, authorizations, orders, and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain such permits, licenses, authorizations, orders, and approvals would not be reasonably likely to have a Material Adverse Effect with respect to SMBK. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to SMBK’s Knowledge, no suspension or cancellation of any of them is threatened.
(d)   Neither SMBK nor any of its Subsidiaries has received, since January 1, 2018, written or, to SMBK’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization, except where such noncompliance or threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to SMBK.
Section 4.10   Legal Proceedings.
(a)   Neither SMBK nor any of its Subsidiaries is a party to any, and there are no pending or, to SMBK’s knowledge, threatened, legal, administrative, arbitral, or other proceedings, claims, actions, or governmental or regulatory investigations of any nature against SMBK or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on SMBK, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon SMBK, any of its Subsidiaries, or the assets of SMBK or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.11   No Other Representations or Warranties.   Except for the representations and warranties made by SMBK in this Article IV and for the disclosures contained in the SMBK Disclosure Schedule, neither SMBK nor any other Person makes any express or implied representation or warranty with respect to SMBK, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, and SMBK hereby disclaims any such other representations or warranties. SMBK acknowledges and agrees that neither SCB nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III and in the SCB Disclosure Schedule.

ARTICLE V
COVENANTS
Section 5.01   Covenants of SCB.
(a)   Negative Covenants.   During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the SCB Disclosure Schedule), required by Law, or with the prior written consent of SMBK (which consent shall not be unreasonably withheld, conditioned, or delayed), SCB shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, SCB will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and SMBK the present services of the current officers and employees of SCB and its Subsidiaries, (iii) preserve for itself and SMBK the goodwill of its customers, employees, lessors, and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in SCB Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by SMBK (which consent shall not be unreasonably withheld, conditioned, or delayed), SCB shall not and shall not permit its Subsidiaries to:
(i)   Stock.   (A) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, or (B) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase, or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock or any Rights issued and outstanding prior to the Effective Time.
(ii)   Dividends; Other Distributions.   Make, declare, pay, or set aside for payment of dividends payable in cash, stock, or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned Subsidiaries to SCB.
(iii)   Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, compensatory, severance, retention, or similar agreements or arrangements with any director, officer, or employee of SCB or any of its Subsidiaries, or grant any salary, wage, or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (A) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of SCB or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in SCB Disclosure Schedule 5.01(a)(iii), (B) as may be required by Law, (C) to satisfy the contractual obligations existing as of the date hereof set forth on SCB Disclosure Schedule 3.15(l), or (D) as otherwise set forth in SCB Disclosure Schedule 5.01(a)(iii).
(iv)   Hiring.   Hire any person as an employee or officer of SCB or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $75,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(v)   Benefit Plans.   Enter into, establish, adopt, amend, modify, or terminate (except (A) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with SMBK, (B) to satisfy contractual obligations existing as of the date hereof and set forth in SCB Disclosure Schedule 5.01(a)(v), or (C) as may be required pursuant to the terms of this Agreement) any SCB Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, or employee of SCB or any of its Subsidiaries.
(vi)   Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in SCB Disclosure Schedule 5.01(a)(vi), or renewals of such agreements or arrangements, pay, loan, or advance any amount to, or sell, transfer, or lease any properties or assets (real, personal, or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(vii)   Dispositions.   Sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business, or properties or cancel or release any indebtedness owed to SCB or any of its Subsidiaries, except, in respect of transactions not involving real property, as may occur in the Ordinary Course of Business in exchange for fair value of $100,000 or less.
(viii)   Acquisitions.   Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits, or properties of any other entity or Person, except for purchases specifically approved by SMBK pursuant to any other applicable paragraph of this Section 5.01.
(ix)   Capital Expenditures.   Except as set forth in SCB Disclosure Schedule 5.01(a)(xii), make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate; provided that SMBK shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two Business Days of its receipt of a written request from SCB.
(x)   Governing Documents.   Amend SCB’s charter or bylaws or any equivalent documents of SCB’s Subsidiaries.
(xi)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices, or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(xii)   Contracts.   Except as set forth in SCB Disclosure Schedule 5.01(a)(xii), enter into, amend, modify, terminate, extend, or waive any material provision of, any SCB Material Contract, Lease, or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license, or contract, other than normal renewals of contracts, licenses, and leases without material adverse changes of terms with respect to SCB or any of its Subsidiaries, or enter into any contract that would constitute a SCB Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by SMBK.
(xiii)   Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (A) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order, or investigation to which SCB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by SCB or any of its Subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of SCB or any of its Subsidiaries or (B) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations.

(xiv)   Banking Operations.   (A) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (B) change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies, except as required by applicable Law, regulation, or policies imposed by any Governmental Authority; (C) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (D) incur any material liability or obligation relating to retail banking and branch merchandising, marketing, and advertising activities and initiatives except in the Ordinary Course of Business.
(xv)   Derivative Transactions.   Enter into any Derivative Transaction.
(xvi)   Indebtedness.   Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume, or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent, or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(a)(xvi).
(xvii)   Investment Securities.   (i) Other than in accordance with SCB’s investment guidelines, acquire, sell, or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the SCB Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(xviii)   Deposits.   Other than in the Ordinary Course of Business, make any changes to deposit pricing.
(xix)   Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in SCB Disclosure Schedule 5.01(a)(xix), (A) make, renew, renegotiate, increase, extend, or modify any (1) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by SCB or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (2) loan secured by other than a first lien in excess of $350,000, (3) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (4) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $500,000, (5) secured loan over $750,000, (6) any loan that is not made in conformity with SCB’s ordinary course lending policies and guidelines in effect as of the date hereof, or (7) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of SCB or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $750,000, (B) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (C) acquire any servicing rights, or sell or otherwise transfer any loan where SCB or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(a)(xix) shall require the prior written approval of the Chief Lending Officer or Senior Vice President and Sevier County Market Executive of SmartBank, which approval or rejection shall be given in writing within two Business Days after the loan package is delivered to such individual.
(xx)   Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by SCB or its Subsidiaries.
(xxi)   Taxes.   Except as required by applicable Law, make or change any Tax election, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(xxii)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or default by SCB or any of its Subsidiaries under any agreement with any Governmental Authority or under any SCB Material Contract, Lease, or other material agreement or material license to which SCB or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
(xxiii)   Environmental Assessments.   Foreclose on or take a deed or title to any real estate that could reasonably be expected to result in any liability to SCB under any Environmental Law without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(xxiv)   Adverse Actions.   Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (A) prevent, delay, or impair SCB’s ability to consummate the Merger or the transactions contemplated by this Agreement or (B) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(xxv)   Capital Stock Purchase.   Directly or indirectly repurchase, redeem, or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(xxvi)   Facilities.   Except as required by Law or set forth in SCB Disclosure Schedule 5.01(a)(xxvi), file any application or make any contract or commitment for the opening, relocation, or closing of any, or open, relocate, or close any, branch office, loan production, or servicing facility or automated banking facility, except for any change that may be requested by SMBK.
(xxvii)   Restructure.   Except as disclosed on SCB Disclosure Schedule 5.01(a)(xxvii), merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize, or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(xxviii)   Commitments.   (A) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (B) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
(b)   280G Shareholder Vote.   If the execution of this Agreement, approval by the shareholders of SCB, the consummation of any of the transactions contemplated hereby (either alone or in conjunction with any other event) would entitle any person who is a “disqualified individual” to a “parachute payment” (as such terms are defined in Section 280G of the Code) absent approval by the shareholders of SCB, then, prior to the Closing, SCB will take all necessary actions to submit to its shareholders at the SCB Meeting a separate shareholder vote that is not contingent on approval of this Agreement, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment, and to obtain any required waivers or consents from the disqualified individual(s) prior to the vote, so that such vote shall establish the disqualified individual’s right to the payment or benefits (“280G Waiver”). In addition, prior to such shareholder vote, SCB shall provide adequate disclosure to all shareholders of SCB entitled to vote thereon of all material facts concerning all payments that, but for such vote, could be deemed parachute payments under Section 280G of the Code in a manner that satisfies Section 280G(b)(5) of the Code (“280G Disclosure”). SCB and its shareholders will be responsible for all Liabilities and obligations related to the matters described in this Section 5.01(c), including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. SCB will provide the 280G Disclosure and the 280G Waiver to SMBK within a reasonable period of time before disseminating such materials to the disqualified individuals and SCB’s shareholders, and will work with SMBK in good faith regarding any comments provided by SMBK thereto.
Section 5.02   Covenants of SMBK.   From the date hereof until the Effective Time, SMBK shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay, or impair SMBK’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.
Section 5.03   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04   Shareholder Approval.
(a)   Following the execution of this Agreement, SCB shall take, in accordance in all material respects with applicable Law and the charter and bylaws of SCB, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by SCB’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “SCB Meeting”) and shall take all lawful action to solicit such approval by such shareholders. SCB shall use its reasonable best efforts to obtain the Requisite SCB Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the SCB Meeting is called, noticed, convened, held, and conducted, and that all proxies solicited by SCB in connection with the SCB Meeting are solicited in compliance in all material respects with the TBCA, the charter and bylaws of SCB, and all other applicable legal requirements. Except with the prior approval of SMBK, no other matters shall be submitted for the approval of SCB shareholders at the SCB Meeting.
(b)   Except to the extent provided otherwise in Section 5.09, the board of directors of SCB shall at all times prior to and during the SCB Meeting recommend approval of this Agreement by the shareholders of SCB and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by SCB’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “SCB Recommendation”). In the event that there is present at the SCB Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite SCB Shareholder Approval, SCB will not adjourn or postpone the SCB Meeting unless SCB is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of SCB. SCB shall keep SMBK updated with respect to the proxy solicitation results in connection with the SCB Meeting as reasonably requested by SMBK.
(c)   SCB shall adjourn or postpone the SCB Meeting if (i) as of the time for which such meeting is originally scheduled there are insufficient shares of SCB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) on the date of such meeting SCB has not received proxies representing a sufficient number of shares necessary to obtain the Requisite SCB Shareholder Approval. SCB shall be required to effect a single adjournment or postponement of the SCB Meeting pursuant to clause (i) or (ii) of this Section 5.04(c) for a single period of no more than fifteen (15) Business Days only to allow time to solicit additional proxies as may be necessary to obtain the Requisite SCB Shareholder Approval.
Section 5.05   Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)   SMBK and SCB agree to cooperate in the preparation of the Registration Statement to be filed by SMBK with the SEC in connection with the issuance of SMBK Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). SCB shall deliver to SMBK such financial statements and related analysis of SCB, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of SCB, as may be required in order to file the Registration Statement, and any other report required to be filed by SMBK with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to SMBK to review. Each of SMBK and SCB agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. SMBK also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. SCB agrees to cooperate with SMBK and SMBK’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from SCB’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, SCB, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)   SMBK will use its commercially reasonable efforts to cause the shares of SMBK Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.06   Regulatory Filings; Consents.
(a)   Each of SMBK and SCB and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals, and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals, and authorizations, and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require SMBK or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, and authorizations of any Governmental Authority (“Burdensome Condition”). SMBK and SCB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers, and shareholders and such other matters as may be necessary or advisable in connection with any application, petition, or any other statement or application made by or on behalf of SMBK or SCB to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, SMBK and SCB shall each furnish to the other for review a copy of each non-confidential portion of such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b)   SCB will use its best efforts, and SMBK shall reasonably cooperate with SCB at SCB’s request, to obtain all consents, approvals, authorizations, waivers, or similar affirmations described on SCB Disclosure Schedule 3.12(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). SCB will consult with SMBK and its representatives as often as practicable under the circumstances so as to permit SCB and SMBK and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07   Publicity.   SMBK and SCB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that SMBK shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger, and the other transactions contemplated hereby.
Section 5.08   Access; Current Information; Accounting Matters.
(a)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, SCB agrees to afford SMBK and its officers, employees, counsel, accountants, and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to SCB’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), loan files, information technology systems, business, properties, and personnel and to such other information relating to them as SMBK may reasonably request, and SCB shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and SCB’s privacy policy and, during such period, SCB shall furnish to SMBK, upon SMBK’s reasonable request, all such other information concerning the business, properties, and personnel of SCB and its Subsidiaries that is substantially similar in scope to the information provided to SMBK in connection with its diligence review prior to the date of this Agreement.
(b)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, SMBK agrees to furnish to SCB such information as SCB may reasonably request concerning the business of SMBK and its Subsidiaries that is substantially similar in scope to the information provided to SCB in connection with its diligence review prior to the date of this Agreement.
(c)   As promptly as reasonably practicable after they become available, SCB will furnish to SMBK copies of the board packages distributed to the board of directors of SCB or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of SCB or any committee thereof relating to the financial performance and risk management of SCB.
(d)   During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, SCB agrees to provide to SMBK (i) a copy of each report filed by SCB or any of its Subsidiaries with a Governmental Authority, (ii) a copy of SCB’s monthly loan trial balance, and (iii) a copy of SCB’s monthly statement of condition and profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. SCB further agrees to provide SMBK, no later than 10 Business Days following the end of each calendar month following the date hereof, any supplements to SCB Disclosure Schedule 3.19, SCB Disclosure Schedule 3.22(a), and SCB Disclosure Schedule 3.22(b) that would be required if the references to March 31, 2021 in each corresponding representation and warranty of SCB were changed to the date of the most recently ended calendar month.
(e)   No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant, or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of SMBK and SCB to consummate the transactions contemplated hereby.
(f)   Notwithstanding anything to the contrary in this Section 5.08, SCB shall not be required to copy SMBK on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that SCB’s board of directors has been advised by counsel that such distribution to SMBK may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of SCB’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, SCB shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees, and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09   No Solicitation by SCB; Superior Proposals.
(a)   Except as permitted by Section 5.09(b), SCB shall not, and shall cause its Subsidiaries and each of their respective officers, directors, and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates, or other agents of SCB or any of SCB’s Subsidiaries (collectively, the “SCB Representatives”) to, directly or indirectly, (i) initiate, solicit, induce, or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer, or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than SMBK) any information or data with respect to SCB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SCB is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle, or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the SCB Representatives, whether or not such SCB Representative is so authorized and whether or not such SCB Representative is purporting to act on behalf of SCB or otherwise, shall be deemed to be a breach of this Agreement by SCB. SCB and its Subsidiaries shall, and shall cause each of the SCB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer, or proposal (other than an inquiry, offer, or proposal from SMBK), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution, or similar transaction involving SCB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease, or other disposition), directly or indirectly, a significant portion of the assets of SCB or any of its Subsidiaries; (C) any issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction)

securities (or options, rights, or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of SCB or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of SCB or any of its Subsidiaries; or (E) any transaction which is similar in form, substance, or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and SCB or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding SCB Common Stock or more than 50% of the assets of SCB and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of SCB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory, and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by SMBK in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory, and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of SCB from a financial point of view than the Merger.
(b)   Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the SCB Meeting, SCB may take any of the actions described in Section 5.09(a) if, but only if, (i) SCB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of SCB reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions more likely than not would cause it to violate its fiduciary duties to SCB’s shareholders under applicable Law; (iii) SCB has provided SMBK with at least three Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to SCB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, SCB receives from such Person a confidentiality agreement with terms no less favorable to SCB than those contained in the confidentiality agreement with SMBK. SCB shall promptly provide to SMBK any non-public information regarding SCB or its Subsidiaries provided to any other Person which was not previously provided to SMBK, such additional information to be provided no later than the date of provision of such information to such other party.
(c)   SCB shall promptly (and in any event within one Business Day) notify SMBK in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SCB or the SCB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer, or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SCB agrees that it shall keep SMBK informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations, or discussions (including any amendments or modifications to such proposal, offer, or request).
(d)   Except as provided in Section 5.09(e), neither the board of directors of SCB nor the board of directors of any Subsidiary nor any committee of any boards of directors of SCB or its Subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to SMBK or publicly propose to withdraw, modify, or qualify in any manner adverse to SMBK) the SCB Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the SCB

Recommendation in whole or in part in the Proxy Statement-Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five business days after it is announced, (v) fail to reaffirm the SCB Recommendation within three business days following a request by SMBK, or make any statement, filing, or release, in connection with the SCB Meeting or otherwise, inconsistent with the SCB Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 5.09(d) shall be referred to herein as an “Adverse Recommendation Action.”
(e)   Notwithstanding Section 5.09(d), prior to the receipt of the Requisite SCB Shareholder Approval, the board of directors of SCB may withdraw, qualify, amend or modify the SCB Recommendation (a “SCB Subsequent Determination”) or cause or permit SCB to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 7.01(g) after the fifth Business Day following SMBK’s receipt of a notice (the “Notice of Superior Proposal”) from SCB advising SMBK that the board of directors of SCB has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of SCB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions more likely than not would cause it to violate its fiduciary duties to SCB’s shareholders under applicable Law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by SMBK (the “Notice Period”), SCB and the board of directors of SCB shall have cooperated and negotiated in good faith with SMBK to make such adjustments, modifications, or amendments to the terms and conditions of this Agreement as would enable SCB to proceed with the SCB Recommendation without a SCB Subsequent Determination; provided, however, that SMBK shall not have any obligation to propose any adjustments, modifications, or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by SMBK since its receipt of such Notice of Superior Proposal, the board of directors of SCB has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, SCB shall be required to deliver a new Notice of Superior Proposal to SMBK and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three Business Days.
(f)   Notwithstanding any SCB Subsequent Determination, unless this Agreement has been terminated, this Agreement shall be submitted to SCB’s shareholders at the SCB Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve SCB of such obligation; provided, however, that if the board of directors of SCB shall have made a SCB Subsequent Determination with respect to a Superior Proposal, then the board of directors of SCB may recommend approval of such Superior Proposal by the shareholders of SCB and may submit this Agreement to SCB’s shareholders without recommendation, in which event the board of directors of SCB shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to SCB’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.
(g)   Nothing contained in this Section 5.09 shall prohibit SCB or the board of directors of SCB from complying with SCB’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act (as if such rule was applicable to SCB); provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look, and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the SCB Recommendation unless the board of directors of SCB reaffirms the SCB Recommendation in such disclosure.
Section 5.10   Indemnification.
(a)   For a period of six years from and after the Effective Time, SMBK shall indemnify and hold harmless the present and former directors and officers of SCB and its Subsidiaries (each an “Indemnified

Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities, or amounts that are paid in settlement (which settlement shall require the prior written consent of SMBK, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for SCB or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of SCB and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law.
(b)   Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify SMBK upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of SMBK under this Section 5.10, unless, and only to the extent that, SMBK is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) SMBK shall have the right to assume the defense thereof and SMBK shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) SMBK shall not be liable for any settlement effected without its prior written consent, and (iv) SMBK shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(c)   For a period of six years following the Effective Time, SMBK will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of SCB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by SCB; provided that, if SMBK is unable to maintain or obtain the insurance called for by this Section 5.10, SMBK will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of SCB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall SMBK be required to expend for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by SCB for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, SMBK shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(d)   This Section 5.10 shall survive the Effective Time, is intended to benefit each SCB Indemnified Party (each of whom shall be entitled to enforce this Section against SMBK) and shall be binding on all successors and assigns of SMBK.
(e)   If SMBK or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of SMBK and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11   Employees; Benefit Plans.
(a)   Following the Effective Time, SMBK shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of SCB on the Closing Date and who become employees of SMBK (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SMBK; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SMBK. To the extent permissible by applicable Law and the terms of the applicable SCB benefit plans, SMBK shall give the Covered Employees credit for their prior service with SCB (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SMBK and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans (although SMBK may consider current vacation benefits provided to such employees by SCB), severance plans, and similar arrangements maintained by SMBK.
(b)   With respect to any employee benefit plan of SMBK that is a health, dental, vision, or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SMBK shall use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods, or evidence of insurability requirements under such SMBK plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the SCB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)   SCB shall cause Sevier County Bank to take all necessary actions to terminate its participation in the Sevier County Bank 401(k) Pension Plan (the “401(k) Plan”), effective as the date immediately preceding the Effective Time of the Merger subject to the occurrence of the Effective Time. SCB shall provide SMBK with evidence that the such participation has been terminated and provide copies of the appropriate resolutions terminating participation (the form and substance of which shall be subject to review and approval by SMBK, which will not be unreasonably withheld) not later than the day immediately preceding the Effective Time. The accounts of all participants and beneficiaries in the 401(k) Plan shall become fully vested upon termination of participation in such plan.
(d)   Prior to the Effective Time, SCB shall take, and shall cause its Subsidiaries to take, all actions requested by SMBK that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more SCB Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any SCB Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement, or insurance policy relating to any SCB Benefit Plan for such period as may be requested by SMBK, or (iv) facilitate the merger of any SCB Benefit Plan into any employee benefit plan maintained by SMBK. Additionally, SCB and Sevier County Bank will take any and all actions reasonably requested by SMBK related to ensuring the compliance of all SCB Benefit Plans with applicable law, including but not limited to filing any necessary “top hat” filings or corrections. All resolutions, notices, or other documents issued, adopted, or executed in connection with the implementation of this Section 5.11(d) shall be subject to SMBK’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.
(e)   Any employee of SCB or Sevier County Bank that becomes an employee of SMBK or SmartBank at the Effective Time who is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement, or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on SMBK Disclosure Schedule 5.11(e).
(f)   Nothing in this Section 5.11 shall be construed to limit the right of SMBK (including, following the Closing Date, SCB) to amend or terminate any SCB Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require SMBK (including, following the Closing Date, SCB) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SMBK of any Covered Employee subsequent to the Effective Time shall be subject in all events to SMBK’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(g)   For purposes of this Section 5.11, (i) “employees of SCB” shall include employees of SCB or any of its Subsidiaries, (ii) “employees of SMBK” shall include employees of SMBK or any of its Subsidiaries, (iii) all references to SCB shall include each of the Subsidiaries of SCB, and (iv) all references to SMBK shall include each of the Subsidiaries of SMBK.
Section 5.12   Notification of Certain Changes.   SMBK and SCB shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties, or covenants contained herein and SCB shall provide on a periodic basis written notice to SMBK of any matters that SCB becomes aware of that should be disclosed on a supplement or amendment to the SCB Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02, or Section 6.03 to be satisfied.
Section 5.13   Transition; Informational Systems Conversion.   From and after the date hereof, SMBK and SCB will use their commercially reasonable efforts to facilitate the integration of SCB with the business of SMBK following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of SCB and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by SMBK, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of SCB and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by SCB and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. SMBK shall promptly reimburse SCB on request for any reasonable and documented out-of-pocket fees, expenses, or charges that SCB may incur as a result of taking, at the request of SMBK, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give SMBK, directly or indirectly, the right to control or direct the operations of SCB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give SCB, directly or indirectly, the right to control or direct the operations of SMBK or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of SCB and SMBK shall exercise, consistent with the terms and conditions of this Agreement, control, and supervision over its and its Subsidiaries’ respective operations.
Section 5.15   Certain Litigation.   Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party or any of its Subsidiaries and/or the members of the boards of directors of SCB or the board of directors of SMBK or their respective Subsidiaries related to this Agreement or the Merger and the other transactions contemplated by this Agreement. SCB shall: (i) permit SMBK to review and discuss in advance, and consider in good faith the views of SMBK in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish SMBK’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with SMBK regarding the defense or settlement of any such shareholder litigation, shall give due consideration to SMBK’s advice with respect to such shareholder litigation, and shall not settle any such litigation prior to such consultation and consideration; provided, however, that SCB shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of SMBK (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by SCB is reasonably expected by SCB, following consultation with outside counsel, to be fully covered

(disregarding any deductible to be paid by SCB) under SCB’s existing director and officer insurance policies, including any tail policy.
Section 5.16   Non-Competition and Non-Disclosure Agreement.   Concurrently with the execution and delivery of this Agreement and effective upon Closing, SCB has caused certain non-executive directors of SCB and Sevier County Bank and certain individual Holders holding more than 10% of the issued and outstanding shares of SCB Common Stock to execute and deliver the Non-Competition and Non-Disclosure Agreement in substantially the form attached hereto as Exhibit C.
Section 5.17   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, SCB has caused certain directors of SCB and Sevier County Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.
Section 5.18   Director Resignations.   SCB will cause to be delivered to SMBK resignations of all the directors of SCB and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.19   Coordination.
(a)   Prior to the Effective Time, subject to applicable Laws, SCB and its Subsidiaries shall take any actions SMBK may reasonably request from time to time to better prepare the parties for integration of the operations of SCB and its Subsidiaries with SMBK and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of SCB and SMBK shall meet from time to time as SMBK may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of SCB and its Subsidiaries, and SCB shall give due consideration to SMBK’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither SMBK nor SmartBank shall under any circumstance be permitted to exercise control of SCB or any of its Subsidiaries prior to the Effective Time. SCB shall permit representatives of SmartBank to be onsite at SCB and its Subsidiaries to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to normal business operations, during normal business hours and at the expense of SMBK or SmartBank (not to include SCB’s or its Subsidiaries’ regular employee payroll).
(b)   Prior to the Effective Time, subject to applicable Laws, SCB and its Subsidiaries shall take any actions SMBK may reasonably request in connection with negotiating any amendments, modifications, or terminations of any Leases or SCB Material Contracts that SMBK may request, including, but not limited to, actions necessary to cause any such amendments, modifications, or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with SMBK and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by SMBK in connection with any such amendment, modification, or termination.
(c)   From and after the date hereof, subject to applicable Laws, the Parties shall reasonably cooperate (provided that the Parties shall cooperate to reasonably minimize disruption to SCB’s or its Subsidiaries’ respective businesses) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure, and similar agreements with the other party and appropriate service providers) and SCB shall, upon SMBK’s reasonable request, introduce SMBK and its representatives to suppliers of SCB and its Subsidiaries for the purpose of facilitating the integration of SCB and its business into that of SMBK. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, SCB shall, upon SMBK’s reasonable request, introduce SMBK and its representatives to customers of SCB and its Subsidiaries for the purpose of facilitating the integration of SCB and its business into that of SMBK. Any interaction between SMBK and SCB’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by SCB. SCB shall have the right to participate in any discussions between SMBK and SCB’s customers and suppliers.
(d)   SMBK and SCB agree to take all action necessary and appropriate to cause Sevier County Bank to merge with SmartBank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.20   Transactional Expenses.   SCB shall use its commercially reasonable efforts to cause the aggregate amount of all SCB Expenses (as previously provided to SMBK and referenced in Section 3.35) to not materially exceed the total expenses disclosed in such estimate. SCB shall promptly notify SMBK if or when it determines that it expects to exceed its total budget for SCB Expenses. Notwithstanding anything to the contrary in this Section 5.20, SCB shall not incur any investment banking, brokerage, finders, or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly disclosed to SMBK. SCB will further take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each SCB contract or agreement requested by SMBK to be amended, modified or terminated. For the avoidance of doubt, SMBK will be responsible for the amendment, modification or termination of any contract or agreement subject to this Section 5.20 after the Closing Date.
Section 5.21   Confidentiality.   Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of SMBK and SCB, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants, and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the Mutual Non-Disclosure Agreement, dated as of February 1, 2021, by and among SMBK and SCB.
Section 5.22   Tax Treatment.   The Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of SMBK and SCB shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 5.23   Adjusted SCB Shareholders’ Calculation.   As soon as reasonably practicable after the after the satisfaction of the conditions to the Closing set forth in Article VI, SCB shall provide to SMBK its calculation of the Consolidated SCB Shareholders’ Equity as of the last day of the immediately preceding month (the “Calculation Date”). SMBK shall review such calculation and notify SCB of any disputes in respect of such calculation within five (5) Business Days of receipt of such calculation, which notice shall set forth in reasonable detail the basis for such dispute (the “Disputed Items”). If SMBK and SCB are unable to resolve any Disputed Items within an additional five (5) Business Days (or such longer period as SMBK and SCB shall mutually agree in writing) of notice of a dispute, then the parties shall engage an independent accounting firm of national reputation, which independent accounting firm shall not be currently engaged by either SMBK or SCB (the “Independent Auditors”) to resolve all issues having a bearing on such dispute and such resolution shall be final and binding on the Parties. The Independent Auditors shall only decide the specific items under dispute by the parties. The parties shall cooperate in good faith to assist the Independent Auditors in connection with its work and to provide any information reasonably requested by the Independent Auditors in connection therewith as promptly as possible. The Independent Auditors shall use commercially reasonable efforts to complete its work within ten (10) days of its engagement. The resolution of the Consolidated SCB Shareholders’ Equity as determined by the Independent Auditors or as otherwise agreed by SMBK and SCB in writing shall be binding on the Parties.
Section 5.24   Investor Agreements.   SCB will use commercially reasonable efforts to terminate, effective immediately prior to the Effective Time, certain SCB Investor Agreements as more fully described in SMBK Disclosure Schedule 5.24.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.   The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)   Shareholder Vote.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite SCB Shareholder Approval at the SCB Meeting.
(b)   Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)   No Injunctions or Restraints; Illegality.   No judgment, order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)   NASDAQ Listing.   The shares of SMBK Common Stock to be issued in connection with the transactions contemplated by this Agreement shall be approved for listing on the NASDAQ.
(f)   Tax Opinions Relating to the Merger.   SMBK and SCB, respectively, shall have received opinions from Alston & Bird LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to SMBK and SCB, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC may require and rely upon representations as to certain factual matters contained in certificates of officers of each of SMBK and SCB or any subsidiary thereof, in form and substance reasonably acceptable to such counsel.
Section 6.02   Conditions to Obligations of SCB.   The obligations of SCB to consummate the Merger also are subject to the fulfillment or written waiver by SCB prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of SMBK (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03(a), and Section 4.04 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect,” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SMBK. SCB shall have received a certificate signed on behalf of SMBK by the Chief Executive Officer or the Chief Financial Officer of SMBK to the foregoing effect.
(b)   Performance of Obligations of SMBK.   SMBK shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on SMBK, and SCB shall have received a certificate, dated the Closing Date, signed on behalf of SMBK by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement no change, development, effect, event, or circumstance has occurred which has resulted in SMBK or SmartBank being subject to a Material Adverse Effect.
Section 6.03   Conditions to Obligations of SMBK.   The obligations of SMBK to consummate the Merger also are subject to the fulfillment or written waiver by SMBK prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of SCB (i) set forth in Section 3.02 and Section 3.09(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.08, Section 3.14, and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect,” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SCB. SMBK shall have received a certificate signed on behalf of SCB by the Chief Executive Officer or the Executive Chairman of SCB to the foregoing effect.
(b)   Performance of Obligations of SCB.   SCB shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and SMBK shall have received a certificate, dated the Closing Date, signed on behalf of SCB by SCB’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in SCB or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)   Bank Plan of Merger.   Except as otherwise contemplated by Section 1.03, the Bank Plan of Merger shall have been executed and delivered.
(e)   Dissenting Shares.   Dissenting Shares shall be less than 10% of the issued and outstanding shares of SCB Common Stock.
(f)   Consents and Approvals.   SCB has received, in form and substance satisfactory to SCB and SMBK, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement, or instrument to which SCB or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement, or instrument or creating any lien, claim or charge upon any of the assets of SCB or any of its Subsidiaries.
(g)   Certification of Non-Foreign Status.   SMBK shall have received from SCB, under penalties of perjury, (i) a notice to the IRS conforming to the requirements of Regulations Section 1.897-2(h) executed (which, for the avoidance of doubt, shall be mailed to the IRS by SMBK within 30 days of receipt from SCB) by SCB and (ii) a certificate stating that SCB is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3) and in form and in substance required under Regulations Section 1.897-2(h), dated as of the Closing Date, and as reasonably acceptable to SMBK.

(h)   Termination of SCB Investor Agreements.   SCB shall have terminated certain SCB Investor Agreements as contemplated in accordance with Section 5.24.
(i)   Employee Arrangements.   SCB shall have entered into employment arrangements with the SCB employees listed on SMBK Disclosure Schedule 6.03(i) on terms that are reasonably acceptable to SMBK and that are consistent with the terms set forth on SMBK Disclosure Schedule 6.03(i).
Section 6.04   Frustration of Closing Conditions.   Neither SMBK nor SCB may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual consent, in writing, of SMBK and SCB if the board of directors of SMBK and the board of directors of SCB each so determines by vote of a majority of the members of its entire board.
(b)   No Regulatory Approval.   By SMBK or SCB, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c)   No Shareholder Approval.   By either SMBK or SCB (provided, in the case of SCB, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite SCB Shareholder Approval at the SCB Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)   Breach of Representations and Warranties.   This Agreement may be terminated at any time prior to the Effective Time by action of either the board of directors of SMBK or the board of directors of SCB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of SCB, in the case of a termination by SMBK, or SMBK, in the case of a termination by SCB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by SCB, or Section 6.03, in the case of a termination by SMBK, and which is not cured by the earlier of the (i) two business days prior to the Termination Date or (ii) 30 days following written notice to the SCB, in the case of a termination by SMBK, or to SMBK, in the case of a termination by the SCB, or by its nature or timing cannot be cured during such period.
(e)   Delay.   By either SMBK or SCB if the Merger shall not have been consummated on or before December 31, 2021, provided, however, that such date will be automatically extended to June 30, 2022, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(f)   Failure to Recommend; Etc.   In addition to and not in limitation of SMBK’s termination rights under Section 7.01(e), by SMBK if (i) there shall have been a material breach of Section 5.04 or Section 5.09 by SCB, or (ii) the board of directors of SCB takes an Adverse Recommendation Action.
(g)   Superior Proposal.   By SCB at any time before obtaining the Requisite SCB Shareholder Approval if the board of directors of SCB authorizes SCB, in compliance with the terms of this

Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided, that SCB shall have paid any amounts due pursuant to Section 7.02 in accordance with the terms, and at the times, specified therein; provided, further, that, in the event of such termination, SCB concurrently enters into such binding definitive agreement.
Section 7.02   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities foregone by SMBK while structuring and pursuing the Merger, SCB shall pay to SMBK a termination fee of $2,000,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by SMBK in the event of any of the following: (i) if SCB terminates this Agreement pursuant to Section 7.01(g), then SCB shall pay SMBK the Termination Fee prior to and as a condition of such termination in accordance with Section 7.01(g); (ii) if SMBK terminates this Agreement pursuant to Section 7.01(f), then SCB shall pay SMBK the Termination Fee within one Business Day after notification of such termination has been provided to the other Party; or (iii) if, after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of SCB or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to SCB and (A) thereafter this Agreement is terminated (x) by either SMBK or SCB pursuant to Section 7.01(c) because the Requisite SCB Shareholder Approval shall not have been obtained or (y) by SMBK pursuant to Section 7.01(d), and (B) prior to the date that is twelve months after the date of such termination, SCB enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SCB shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay SMBK the Termination Fee, provided, that for purposes of this Section 7.02(a)(iii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.
(b)   SCB and SMBK each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SMBK would not enter into this Agreement; accordingly, if SCB fails promptly to pay any amounts due under this Section 7.02, SCB shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of SMBK (including reasonable legal fees and expenses) in connection with such suit.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if SCB pays or causes to be paid to SMBK the Termination Fee in accordance with Section 7.02(a), SCB (or any successor in interest of SCB) will not have any further obligations or liabilities to SMBK with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03   Effect of Termination.   Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation, or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.   The following terms are used in this Agreement with the meanings set forth below:
“280G Disclosure” has the meaning set forth in Section 5.01(b).
“280G Waiver” has the meaning set forth in Section 5.01(b).
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Adverse Recommendation Action” Has the meaning set forth in Section 5.09(d).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Articles of Merger” has the meaning set forth in Section 1.04(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than SCB or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
“Bank Merger” has the meaning set forth in Section 1.03.
“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in SCB’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of SCB Common Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Tennessee are authorized or obligated to close.
“Calculation Date” has the meaning set forth in Section 5.23.
“CARES Act” has the meaning set forth in Section 3.11(e).
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of SCB Common Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).
“Code” has the meaning set forth in the Recitals.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Consolidated SCB Shareholders’ Equity” means consolidated shareholders’ equity of SCB and all of its Subsidiaries determined in accordance with GAAP consistently applied for prior periods; provided, however, that (A) any accruals established or expenses taken by SCB at the request of SMBK in relation to the transactions contemplated by this Agreement (including pursuant to Section 5.20); (B) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by SCB or any Subsidiary of SCB in connection with this Agreement or the transactions contemplated hereby, including those incurred prior to the execution of this Agreement; (C) any amounts paid or payable to any director, officer, or employee of SCB or any Subsidiary of SCB under any contract, severance arrangement, benefit plan, or employment practice of SCB or any Subsidiary of SCB and all other payroll and non-payroll related costs and expenses; (D) costs associated with the termination of the Bank 401(k) Plan, and any other employee benefit plan, except as otherwise expressly provided herein; (E) costs associated with the termination of vendor agreements with Jack Henry; (F) any income tax benefit related to the recapture of deferred tax assets recognized on or after January 1, 2021; (G) investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Merger has become effective; (H) any changes to the valuation of the Company’s investment portfolio attributed to ASC 320, whether upward or downward, from December 31, 2020, until the Calculation Date; and (I) any other expenses incurred in connection with the transactions contemplated hereby (for purposes of clarity only and not in limitation of the foregoing, costs associated with the termination of any SCB Material Contract shall be an expense excluded from the calculation of Consolidated SCB Shareholders’ Equity pursuant to this Item (I)); in each case incurred or to be incurred by SCB or any SCB Subsidiary through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the SCB Consolidated Shareholders’ Equity for purposes of this Section, and further provided that any provision for loan and lease losses by Sevier County Bank after the date of this Agreement shall be disregarded for purposes of calculating the SCB Consolidated Shareholders’ Equity if such provision decreases Sevier County Bank’s allowance for loan and lease losses. All such excluded amounts shall also be determined in accordance with GAAP. Additionally, SCB shall provision for new loan growth in accordance with its normal accounting and allowance for loan loss procedures and shall not delay or postpone provisioning such that the result would be an enhancement to earnings for the purposes of this calculation.
“Controlled Group Members” means any of SCB’s related organizations described in Code Sections 414.
“Covered Employees” has the meaning set forth in Section 5.11(a).
“COVID-19 Measures” has the meaning set forth in Section 3.11(e).
“D&O Insurance” has the meaning set forth in Section 5.10(d).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, or other similar arrangements related to any such transaction or transactions.
“Determination Date” means the day that is five Business Days prior to the Closing Date.
“Disputed Items” has the meaning set forth in Section 5.23.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.04(a).
“Enforceability Exception” has the meaning set forth in Section 3.05.
“Environmental Law” means any federal, state, or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, or regulations addressing similar issues: (a) Comprehensive Environmental Response, Compensation and

Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“Equity Shortfall Amount” has the meaning set forth in Section 2.01(e).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.15(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by SMBK (which shall be SMBK’s transfer agent), and reasonably acceptable to SCB, to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.07(a).
“Expiration Date” has the meaning set forth in Section 7.01(f).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“Governmental Authority” means any U.S. or foreign federal, state, or local governmental commission, board, body, bureau, or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter, and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of SCB Common Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).
“Independent Auditors” has the meaning set forth in Section 5.23.
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Insurance Policies” has the meaning set forth in Section 3.32(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations, and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets, and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to SCB, the actual knowledge, of the Persons set forth in SCB Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to SMBK, the actual knowledge of the Persons set forth in SMBK Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license, or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.06.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer, or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Material Adverse Effect” with respect to any Party means (i) any change, development, effect, event, or circumstance that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets, deposits, liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development, or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects SCB and its Subsidiaries or SMBK and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SCB and SMBK operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects SCB and its Subsidiaries or SMBK and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SCB and SMBK operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national, or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects SCB and its Subsidiaries or SMBK and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SCB and SMBK operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other Party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by SCB or SMBK to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of SMBK Common Stock (it being understood and agreed that the facts and circumstances giving rise to such changes that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the Per Share Stock Consideration together with the Per Share Cash Consideration.
“Minimum Equity Amount” means Consolidated SCB Shareholders’ Equity of $30,326,000.
“NASDAQ” means The NASDAQ Global Select Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“Ordinary Course of Business” means the ordinary, usual, and customary course of business of SCB and SCB’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.22(b).
“Party” or “Parties” have the meaning set forth in the preamble.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, or other organization or firm of any kind or nature.
“PPP” has the meaning set forth in Section 3.11(f).
“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of SMBK and SCB relating to the SCB Meeting.
“Recalculated Per Share Stock Consideration” has the meaning set forth in Section 2.01(e).
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by SMBK in connection with the issuance of shares of SMBK Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” has the meaning set forth in Section 3.06(a).
“Requisite SCB Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of SCB Common Stock entitled to vote thereon at the SCB Meeting.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities, and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SCB” has the meaning set forth in the preamble to this Agreement.
“SCB 401(a) Plan” has the meaning set forth in Section 3.15(c).
“SCB Benefit Plans” has the meaning set forth in Section 3.15(a).
“SCB Cancelled Shares” has the meaning set forth in Section 2.01(b).
“SCB Common Stock” means the SCB Class A Common Stock and the SCB Class B Common Stock.
“SCB Disclosure Schedule” has the meaning set forth in Article III.
“SCB Employees” has the meaning set forth in Section 3.15(a).
“SCB Expenses” has the meaning set forth in Section 3.35.
“SCB Financial Advisor” has the meaning set forth in Section 3.14.
“SCB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of SCB and its Subsidiaries.
“SCB Investment Securities” means the investment securities of SCB and its Subsidiaries.
“SCB Loan” has the meaning set forth in Section 3.22(c).
“SCB Material Contracts” has the meaning set forth in Section 3.12(a).
“SCB Meeting” has the meaning set forth in Section 5.04(a).
“SCB Recommendation” has the meaning set forth in Section 5.04(b).
“SCB Regulatory Agreement” has the meaning set forth in Section 3.13.
“SCB Representatives” has the meaning set forth in Section 5.09(a).
“SCB Restricted Share” has the meaning set forth in Section 2.02(a).
“SCB Stock Plans” means all equity plans of SCB or any Subsidiary, each as amended to date.
“SCB Subsequent Determination” has the meaning set forth in Section 5.09(e).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sevier County Bank” has the meaning set forth in the Recitals.
“SmartBank” has the meaning set forth in the Recitals.
“SMBK” has the meaning set forth in the preamble to this Agreement.

“SMBK Average Stock Price” means the average closing price of the SMBK Common Stock as reported on the NASDAQ for the 10 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“SMBK Common Stock” means the common stock, $1.00 par value per share, of SMBK.
“SMBK Disclosure Schedule” has the meaning set forth in Article IV.
“SMBK Reports” has the meaning set forth in Section 4.05(a).
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of SCB means, unless the context otherwise requires, any current or former Subsidiary of SCB.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the Recitals.
“Tax” and “Taxes” mean all federal, state, local, or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment, escheat, unclaimed property, or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, amended return, declaration, or other report (including but not limited to elections, declarations, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Taxes.
“TBCA” has the meaning set forth in Section 1.01.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“TDFI” has the meaning set forth in Section 3.06(a).
“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Transaction Value” means the product of (a) the number of shares of SCB Stock issued and outstanding at the time of calculation, multiplied by (b) the Per Share Stock Consideration (without any adjustment), multiplied by (c) the SMBK Average Stock Price.
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.   No representations, warranties, agreements, or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section 9.02   Waiver; Amendment.   Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the SCB Meeting no amendment shall be made which by Law requires further approval by the shareholders of SMBK or SCB without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03   Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee, without regard for conflict of law provisions.
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Tennessee (the “Tennessee Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Tennessee Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Tennessee Courts, (iii) waives any objection that the Tennessee Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)   Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.   Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants, and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05   Notices.   All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.

(a)   if to SMBK, to:
SmartFinancial, Inc.
5401 Kingston Pike
Knoxville, Tennessee, 37319
Attn: William Y. Carroll, Jr.
E-mail: Billy.Carroll@smartbank.com
with a copy (which shall not constitute notice to SMBK) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn: Mark Kanaly
E-mail: mark.kanaly@alston.com
(b)   if to SCB, to:
Sevier County Bancshares, Inc.
111 E. Main Street
Sevierville, TN 37862
or
P.O. Box 5288
Sevierville, TN 37864
Attn: John M. Presley or Bobby R. Stoffle
E-mail: jpresley@bankscb.com; bstoffle@bankscb.com
with a copy (which shall not constitute notice to SCB) to:
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
265 Brookview Centre Way
Suite 600
Knoxville, TN 37919
Attn. D. Taylor Tipton
E-mail: ttipton@bakerdonelson.com
Section 9.06   Entire Understanding; No Third Party Beneficiaries.   This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, SMBK and SCB hereby agree that their respective representations, warranties, and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08   Enforcement of the Agreement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09   Interpretation.
(a)   When a reference is made in this Agreement to sections, exhibits, or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)   The SCB Disclosure Schedule and the SMBK Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
(e)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10   Assignment.   No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 9.12   Privileged Communications.   Any privilege attaching as a result of Baker Donelson Bearman Caldwell & Berkowitz, PC representing SCB or any Subsidiary thereof in connection with the transactions contemplated by this Agreement shall survive the Closing Date and shall remain in effect. In furtherance of the foregoing, each of the Parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Baker Donelson Bearman Caldwell & Berkowitz, PC representing SCB or any Subsidiary thereof in connection with the transactions contemplated by this Agreement shall survive the Closing Date and shall remain in effect. As to any privileged attorney client communications between Baker Donelson Bearman Caldwell & Berkowitz, PC and SCB or any Subsidiary thereof prior to the Closing Date (collectively, the “Privileged Communications”), SMBK, SCB, and each of their Subsidiaries (including, after the Closing Date, the Surviving Entity and Surviving Bank), together with any of their respective affiliates, successors, or assigns, agree that no such Party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties hereto after the Closing Date.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
SMARTFINANCIAL, INC.
By:
/s/ William Y. Carroll, Jr.

Name: William Y. Carroll, Jr.
Title:   President and Chief Executive Officer
SEVIER COUNTY BANCSHARES, INC.
By:
/s/ John M. Presley

Name: John M. Presley
Title:   Executive Chairman
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of April 13, 2021, by and between the undersigned holder (“Shareholder”) of common stock of Sevier County Bancshares Inc., a Tennessee corporation (“SCB”), and SmartFinancial, Inc., a Tennessee corporation (“SMBK”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, SMBK and SCB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SCB will merge with and into SMBK, with SMBK as the surviving entity, and (ii) Sevier County Bank, a Tennessee state-chartered bank and wholly-owned subsidiary of SCB (“Sevier Bank”), will merge with and into SmartBank, a Tennessee state-chartered bank and wholly-owned subsidiary of SMBK (“SmartBank”), with SmartBank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of Class A Common Stock of SCB, no par value per share (“SCB Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of SMBK Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and is entitled to vote (or direct the voting of), directly or indirectly, the number of shares of SCB Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of SCB Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of SCB Common Stock subsequently acquired and “beneficially owned” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) with power to vote (or direct voting) by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of SMBK to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, SMBK entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by SMBK in connection therewith, Shareholder and SMBK agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder, solely in his, her or its capacity as a shareholder of SCB, agrees that, while this Agreement is in effect, at any meeting of shareholders of SCB, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent, or give any other approval in his, her or its capacity as a shareholder of SCB, except as otherwise agreed to in writing in advance by SMBK, Shareholder shall vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of SCB and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of SCB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that would reasonably be expected to prevent, materially impede or materially delay consummation of the transactions contemplated by the Merger Agreement or this Agreement. Shareholder

1

further agrees not to vote or execute any written consent to rescind or amend in any manner adverse to SMBK any prior vote or written consent, as a shareholder of SCB, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Transfers.   Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite SCB Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as SMBK may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with SMBK as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by SMBK, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her, or its obligations hereunder will not, violate or conflict with in any material respect, or constitute a material default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or to Shareholder’s knowledge any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote, or direct the voting of, the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) any shares of capital stock of SCB other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.
Section 4.   Shareholder acknowledges and agrees that Shareholder has reviewed and understands Section 5.09(a) of the Merger Agreement and hereby agrees from the date hereof until the termination of this Agreement in accordance with its terms that Shareholder shall be bound by Section 5.09(a) of the Merger Agreement to the same extent (solely with respect to Shareholder’s actions) as if Shareholder were directly bound by SCB’s obligations thereunder.
Section 5.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of SMBK to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to SMBK if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, SMBK will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive

2

relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that SMBK has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with SMBK seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, SMBK shall have the right to inform any third party that SMBK reasonably believes to be, or to be contemplating, participating with Shareholder, or receiving from Shareholder assistance, in violation of this Agreement, of the terms of this Agreement and of the rights of SMBK hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with SMBK set forth in this Agreement may give rise to claims by SMBK against such third party.
Section 6.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) termination of the Merger Agreement, or (c) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior or subsequent time.
Section 9.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of SCB, and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of SCB, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit or otherwise affect in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of SCB, if applicable.
Section 11.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee, without regard for conflict of law provisions.
Section 12.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought exclusively in any federal or state court of competent jurisdiction located in the State of Tennessee. Each party consents to the jurisdiction of such Tennessee courts in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Tennessee courts.
Section 13.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN

3

THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14.   Waiver of Appraisal Rights.   To the extent permitted by applicable Law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable Law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SMBK, SmartBank, SCB, Sevier Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15.   Disclosure.   Shareholder hereby authorizes SCB and SMBK to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.
Section 16.   Ownership.   Nothing in this Agreement shall be construed to give SMBK any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in SMBK any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and SMBK shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of SCB or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 17.   Fiduciary Duty.   No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the board of directors or an officer of SCB or in any capacity with any other entity.
Section 18.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
SMARTFINANCIAL, INC.
By:

Name: William Y. Carroll, Jr.
Title:   President and Chief Executive Officer
SHAREHOLDER

Printed Name:
Total Number of Shares of SCB Common Stock Subject to this Agreement:

Signature Page — Voting Agreement

EXHIBIT B
PLAN OF BANK MERGER
This PLAN OF BANK MERGER (this “Agreement”) is made and entered into as of April 13, 2021, by and between SmartBank, a Tennessee state chartered banking institution with its main office located at 2430 Teaster Lane, Suite 205, Pigeon Forge, TN 37863 (“SmartBank”), and Sevier County Bank, a Tennessee state charted banking institution with its main office located at 111 East Main Street, Sevierville, TN 37862 (“Sevier County Bank”), to provide for the merger of Sevier County Bank with and into SmartBank (the “Bank Merger”). SmartBank and Sevier County Bank are referred to herein as the “Merging Banks.”
WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of April 13, 2021 (the “Parent Merger Agreement”), by and between SmartFinancial, Inc., a Tennessee corporation and the sole shareholder of SmartBank (the “Company”), and Sevier County Bancshares, Inc. (“SCB”), a Tennessee corporation and the sole shareholder of Sevier County Bank, SCB will be merged with and into the Company (the “Parent Merger”), subject to the terms of and conditions set forth in the Parent Merger Agreement;
WHEREAS, as a result of the Parent Merger, Sevier County Bank will become a wholly-owned subsidiary of the Company;
WHEREAS, the Parent Merger Agreement contemplates the subsequent merger of Sevier County Bank with and into SmartBank, with SmartBank as the surviving bank (the “Surviving Bank”);
WHEREAS, the respective boards of directors of SmartBank and Sevier County Bank have adopted this Agreement and have determined that this Agreement and the transactions contemplated by this Agreement, including the Bank Merger, are in the best interests of their respective shareholder(s);
WHEREAS, SCB approved this Agreement in its capacity as the sole shareholder of Sevier County Bank on April 12, 2021; and
WHEREAS, the Company approved this Agreement in its capacity as the sole shareholder of SmartBank on April 13, 2021.
NOW, THEREFORE, in consideration of the premises and of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Merging Banks, intending to be legally bound, hereby make, adopt and approve this Agreement, and hereby prescribe the terms and conditions of the Bank Merger and the mode of effecting the Bank Merger as follows:
ARTICLE I

TERMS OF BANK MERGER
Section 9.13   The Bank Merger.
(a)   At the Effective Time (as defined below), Sevier County Bank shall be merged with and into SmartBank in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Tennessee Banking Act, Tennessee Code Annotated § 45-1-101 et seq., and the Tennessee Business Corporation Act, Tennessee Code Annotated § 48-11-101 et seq. As a result of the Bank Merger, (i) each share of common stock of Sevier County Bank, par value $100.00 per share, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled for no consideration and (ii) each share of capital stock of SmartBank, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time. For purposes of this Agreement, the Bank Merger shall become effective on the date and time specified in the articles of merger for the Bank Merger as filed with the Tennessee Secretary of State (such time when the Bank Merger becomes effective, the “Effective Time”).

(b)   At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. The deposit-taking offices of Sevier County Bank shall be operated by the Surviving Bank, and the savings accounts issued by Sevier County Bank shall be issued on the same terms by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks as if the Bank Merger had not occurred.
2.   Name of Surviving Bank and Principal Office.   The name of the Surviving Bank shall be “SmartBank.” The principal office of SmartBank shall continue to be 2430 Teaster Lane, Suite 205, Pigeon Forge, Tennessee 37863 after the Effective Time. The branch offices of Sevier County Bank and SmartBank immediately prior to the Effective Time will be operated as branch offices of the Surviving Bank immediately following the Effective Time.
3.   Charter.   At and after the Effective Time, the Charter of SmartBank shall be the Charter of the Surviving Bank until amended in accordance with applicable law.
4.   Bylaws.   At and after the Effective Time, the Bylaws of SmartBank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.
5.   Directors and Officers.   At and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of SmartBank immediately prior to the Effective Time, provided that the board of directors will be expanded to add John Presley following the Effective Time; and (ii) the executive officers of the Surviving Bank shall be the executive officers of SmartBank immediately prior to the Effective Time. The directors and executive officers of the Surviving Bank shall hold office in accordance with the Charter and Bylaws of the Surviving Bank. A list of the anticipated directors and executive officers of the Surviving Bank, including the residence of each such person, is set forth on Exhibit A.
6.   Capital of Surviving Bank.   The amount of capital stock of the Surviving Bank authorized immediately following the Effective Time shall continue to be 8,000,000 shares of common stock, par value $1.00, per share, and 2,000,000 shares of preferred stock, par value $1.00 per share, of which 3,552,171 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding as of the date hereof.
7.   No Preferred Stock.   No preferred stock will be issued in connection with, or as a result of, the transactions contemplated by this Agreement.
8.   Offices.   The offices of the Surviving Bank are set forth on Exhibit B. Also denoted on Exhibit B are the current offices of each of the Merging Banks.
2.

MISCELLANEOUS
9.   Conditions Precedent.   The respective obligations of each party to consummate the Bank Merger pursuant to this Agreement shall be subject to (a) the approval of this Agreement and the transactions contemplated hereby by (i) the Board of Governors of the Federal Reserve System (the “FRB”), (ii) the

2

Tennessee Department of Financial Institutions (the “TDFI”), (iii) other regulatory authorities, as applicable, and (b) the consummation of the Parent Merger.
10.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any applicable principles of conflicts of laws that would result in the application of the law of another jurisdiction.
11.   Counterparts.   This Agreement may be executed (by facsimile or otherwise) by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
12.   Amendments.   To the extent permitted by the FRB and the TDFI, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.
13.   Successors.   This Agreement shall be binding on the successors of SmartBank and Sevier County Bank.
14.   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time by mutual written agreement of the parties hereto upon the approval of the board of directors of each of the parties hereto. Additionally, this Agreement shall terminate automatically, without any action by the parties hereto, in the event that the Parent Merger Agreement is terminated in accordance with its terms.
[Signature page follows]

3

IN WITNESS WHEREOF, SmartBank and Sevier County Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers as of the date first set forth above.
SmartBank
Attest:
Name: Title:	By: Name: William Y. Carroll, Jr. Title: President and Chief Executive Officer
Sevier County Bank
Attest:
Name: Title:	By: Name: John M. Presley Title: Executive Chairman
[Signature Page to Plan of Bank Merger]

EXHIBIT A

OFFICERS AND DIRECTORS OF SURVIVING BANK
Name and Address	Title & Position with SMBK	Title & Position with SmartBank
William Y. Carroll Sr. 3340 Kingston Pike LaRue Knoxville, TN 37919	Vice Chairman of the Board	Vice Chairman of the Board and Director of Business Development
William Y. Carroll Jr. 7300 Lorimar Place Knoxville, TN 37919	President and Chief Executive Officer	President and Chief Executive Officer
Wesley M. Welborn 103 Robin Hood Trail Lookout Mountain, TN 37350	Chairman of the Board	Chairman of the Board
Geoffrey A. Wolpert 1110 Parkway Gatlinburg, TN 37738	Director	Director
Keith E. Whaley, O.D. 2226 Battle Ground Drive Pigeon Forge, TN 37863	Director	Director
Monique Prado Berke 1500 Lyndhurst Drive Chattanooga, TN 37405	Director	Director
Steven B. Tucker 10448 Harbourtowne Drive Northport, AL 35475	Director	Director
Ted C. Miller 1025 River Road Kodak, TN 37764	Director	Director
Victor Lynn Barrett 1229 Llama Lane Sevierville, TN 37862	Director	Director
David A. Ogle 1629 Parkway Sevierville, TN 37862	Director	Director
Ottis Phillips 3500 Hilham, Rd. Cookeville, Tennessee 38506	Director	Director
John M. Presley 26 Wicklow Drive Hilton Head Island, SC 29928	Director (after Merger)	Director (after Merger)
Gregory L. Davis 306 Riverside Drive Sevierville, TN 37862		Executive Vice President, Chief Lending Officer
Rhett D. Jordan 616 Farragut Commons Dr. Farragut, TN 37934		Executive Vice President, Chief Credit Officer
Ronald J. Gorczynski 4874 Blowing Rock Blvd Lenoir, NC 28645	Chief Financial Officer	Executive Vice President, Chief Financial Officer

Name and Address	Title & Position with SMBK	Title & Position with SmartBank
Gary W. Petty, Jr. 14 Overbrook Drive Ringgold, GA 30736	Executive Vice President; Chief Risk Officer	Executive Vice President; Chief Risk Officer
Cynthia A. Cain 7320 Antionette Way, Apt. 409 Knoxville, TN 37919		Executive Vice President; Director of Financial Planning & Analysis
Rebecca C. Boyd 605 Hickory Woods Rd. Farragut, TN 37934		Executive Vice President; Chief People Officer

EXHIBIT B

BANKING OFFICES OF SURVIVING BANK
Name	Address	County	City	State	Zip
Pigeon Forge Main Office	2430 Teaster Lane, Suite 205	Sevier	Pigeon Forge	TN	37863
Sevierville Branch	1011 Parkway	Sevier	Sevierville	TN	37862
Gatlinburg Branch	570 East Parkway	Sevier	Gatlinburg	TN	37738
Destin Branch	4405 Commons Drive East	Okaloosa	Destin	FL	32541
Cedar Bluff Branch	202 Advantage Place	Knox	Knoxville	TN	37922
Bearden Branch	5401 Kingston Pike, Suite 600	Knox	Knoxville	TN	37919
Chattanooga Miller Plaza Branch	835 Georgia Ave	Hamilton	Chattanooga	TN	37402
Gunbarrel Road Branch	2280 Gunbarrel Road	Hamilton	Chattanooga	TN	37421
East Ridge Branch	4154 Ringgold Road	Hamilton	East Ridge	TN	37412
Ooltewah Branch	8966 Old Lee Highway	Hamilton	Ooltewah	TN	37363
Hixson Branch	5319 Highway 153	Hamilton	Hixson	TN	37343
Cleveland Branch	3200 Keith Street Northwest	Bradley	Cleveland	TN	37312
Pensacola Branch	201 North Palafox Street	Escambia	Pensacola	FL	32502
Tuscaloosa University Branch	2301 University Boulevard	Tuscaloosa	Tuscaloosa	AL	35401
Chatom Branch	16780 Jordan Street	Washington	Chatom	AL	36518
Mcintosh Branch	158 Commerce Street	Washington	Mcintosh	AL	36553
Indian Hills Branch	230 Mcfarland Circle North	Tuscaloosa	Tuscaloosa	AL	35406
Thomasville Branch	33219 Us Highway 43	Clarke	Thomasville	AL	36784
Northport Branch	2000 Lurleen B. Wallace Boulevard	Tuscaloosa	Northport	AL	35476
Jackson Branch	1600 College Avenue	Clarke	Jackson	AL	36545
Fairhope Branch	106 Ecor Rouge Place	Baldwin	Fairhope	AL	36532
Tullahoma Branch	1400 North Jackson Street	Coffee	Tullahoma	TN	37388
Murfreesboro Branch	1950 Old Fort Parkway	Rutherford	Murfreesboro	TN	37129
Huntsville Branch	300 Clinton Avenue W.	Madison	Huntsville	AL	35801
Maryville Branch	214 Keller Lane	Blount	Maryville	TN	37801
Farragut Branch	11216 Kingston Pike	Knox	Knoxville	TN	37934
Dolly Parton Parkway Branch	710 Dolly Parton Parkway	Sevier	Sevierville	TN	37862
Panama City Branch	2713 Highway 77	Bay	Panama City	FL	32405
Jamestown Branch	500 North Main Street	Fentress	Jamestown	TN	38556
Wartburg Branch	705 Main St	Morgan	Wartburg	TN	37887
Crossville Branch	807 North Main	Cumberland	Crossville	TN	38555
Fairfield Glade Branch	4929 Peavine Road	Cumberland	Crossville	TN	38571
Cookeville Branch	1080 Interstate Dr	Putnam	Cookeville	TN	38501

Name	Address	County	City	State	Zip
Alcoa Branch	109 Associates Boulevard	Blount	Alcoa	TN	37701
Murfreesboro Medical Center Parkway Branch	2108 Medical Center Pkwy	Rutherford	Murfreesboro	TN	37129
Sevierville Main Office*	111 East Main Street	Sevier	Sevierville	TN	37862
Pigeon Forge Branch*	3605 S. Parkway	Sevier	Pigeon Forge	TN	37862
Seymour Branch*	11403 Chapman Hwy	Sevier	Seymour	TN	37865
Pigeon Forge Food City Main Branch*	3260 Parkway	Sevier	Pigeon Forge		37863
Sevierville Branch*	720 Dolly Parton Parkway	Sevier	Sevierville	TN	37862
Gatlinburg Branch*	961 East Parkway	Sevier	Gatlinburg	TN	37738
Pigeon Forge Branch Office*	242 Wears Valley Road	Sevier	Pigeon Forge	TN	37862
Richmond Branch*	4421 Cox Road	Henrico	Glen Allen	VA	23060

*
Indicates an existing office of Sevier County Bank. All others are existing branch offices of SmartBank.

EXHIBIT C

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (this “Agreement”), is dated as of April 13, 2021, by and between the undersigned, an individual resident of the state set forth on the signature page hereto (“Shareholder”), and SmartFinancial, Inc., a Tennessee corporation (“SMBK”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, SMBK and Sevier County Bancshares, Inc., a Tennessee corporation (“SCB”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SCB will merge with and into SMBK, with SMBK as the surviving entity, and (ii) Sevier County Bank (“Sevier Bank”), a Tennessee state-chartered bank and wholly-owned subsidiary of SCB, will merge with and into SmartBank, a Tennessee state-chartered bank and wholly-owned subsidiary of SMBK (“SmartBank”), with SmartBank as the surviving bank (collectively, the “Merger”);
WHEREAS, Shareholder is a significant shareholder and / or a member of the Board of Directors of SCB or one of its Subsidiaries, and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Shareholder is expected to receive significant consideration in exchange for the shares of SCB Common Stock held by Shareholder;
WHEREAS, as of and prior to the date hereof, as a result of Shareholder’s status as a member of the Board of Directors of SCB and / or as a significant shareholder of SCB, Shareholder has had access to a significant amount of non-public information regarding SCB and its subsidiaries, and, therefore, has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, SMBK will succeed to all of the Confidential Information and Trade Secrets, for which SMBK as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that Shareholder enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, SMBK and Shareholder, each intending to be legally bound, covenant and agree as follows:
Section 1.   Restrictive Covenants.
(a)   Shareholder acknowledges that (i) SMBK has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Shareholder and such restrictions will not prevent Shareholder from earning a livelihood.
(b)   Having acknowledged the foregoing, solely in the event that the Merger is consummated, Shareholder covenants and agrees with SMBK as follows:
(i)   From and after the Effective Time, Shareholder will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Shareholder is required by Law to disclose any Confidential Information, Shareholder will: (A) if and to the extent permitted by Law, provide SMBK with prompt notice of such requirement prior to the disclosure so that SMBK may waive the requirements of this Agreement or seek an appropriate protective order at SMBK’s sole expense; and (B) use reasonable efforts (without being required to incur personal expense) to obtain assurances that any

Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Shareholder is nonetheless, upon advice of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Shareholder is required to be disclosed. Nothing contained in this Agreement limits the Shareholder’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal, state, or local governmental agency, authority or commission that has jurisdiction over SMBK or SmartBank or any of their respective Subsidiaries or affiliates (the “Government Agencies”). The Shareholder further understands that this Agreement does not limit his or her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to SCB or SMBK any of their respective Subsidiaries or affiliates. This Agreement does not limit the Shareholder’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Shareholder understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of Law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.
(ii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two years after the Effective Time, Shareholder will not (except on behalf of or with the prior written consent of SMBK), on Shareholder’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of SMBK or SmartBank or any of their respective Subsidiaries (each a “Protected Party”), including, but not limited to, (A) customers of Sevier Bank as of the date hereof or as of the Effective Time, and (B) prospective customers of Sevier Bank actually known by Shareholder to be actively sought by Sevier Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.
(iii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two years after the Effective Time, Shareholder will not (except on behalf of or with the prior written consent of SMBK), either directly or indirectly, on Shareholder’s own behalf or in the service or on behalf of others, act as a director, officer, or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party which has an office located within the Restricted Territory.
(iv)   For a period beginning at the Effective Time and ending two years after the Effective Time, Shareholder will not, on Shareholder’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

2

(c)   For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)   “Competitive,” with respect to particular products or services, means products or services that are the same as or substantially similar to the products or services of any Protected Party.
(ii)   “Confidential Information” means data and information:
(A)   relating to the business of SCB and its Subsidiaries, including Sevier Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)   disclosed to Shareholder or of which Shareholder became aware as a consequence of Shareholder’s relationship with SCB or its Subsidiaries;
(C)   having value to SCB or its Subsidiaries and, as a result of the consummation of the transactions contemplated by the Merger Agreement, SMBK and/or SmartBank; and
(D)   not generally known to competitors of SMBK, SmartBank, SCB or Sevier Bank.
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed or is otherwise available to the public, except where such public disclosure has been made by Shareholder without authorization from SCB or SMBK or any of their respective Subsidiaries, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)   “Restricted Territory” means each county in Tennessee or Virginia in which Sevier Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.
(iv)   “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public, and which information:
(A)   derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)   is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)   Shareholder acknowledges that irreparable loss and injury would result to SMBK upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Shareholder hereby agrees that, in addition to all other remedies provided at law or in equity, SMBK may petition and obtain from a court of law or equity, without the necessity of proving actual damages, and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Shareholder of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits, and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic, or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable, and the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.   Term; Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; or (ii) two years following the Effective Time. For the avoidance

3

of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of (i) two years after the Effective Time or (ii) a Change in Control. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.   Notices.   All notices, requests, and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
If to SMBK:
SmartFinancial, Inc.
5401 Kingston Pike
Knoxville, Tennessee, 37319
Attn: William Y. Carroll, Jr.
E-mail: Billy.Carroll@smartbank.com

If to Shareholder:
The address of Shareholder’s principal residence as it appears in SCB’s records as of the date hereof, as subsequently modified by Shareholder’s provision of notice regarding the same to SMBK.

Section 4.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought exclusively in any federal or state court of competent jurisdiction located in the State of Tennessee. Each party consents to the jurisdiction of such Tennessee courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Tennessee courts. Service of any court paper may be effected on a party hereto by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5.   Modification and Waiver.   No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Shareholder and SMBK. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior or subsequent time.
Section 6.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

4

Section 9.   Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions.
[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
SMARTFINANCIAL, INC.
By:

Name: William Y. Carroll, Jr.
Title:   President and Chief Executive Officer
SHAREHOLDER

Printed Name:
State of Residence:
Signature Page — Non-Competition and Non-Disclosure Agreement

Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b)(ii) and (iii) shall not apply to any of the following activities of Shareholder:
1.
The provision of legal services by Shareholder to any Person.

2.
The offer and sale of insurance products by Shareholder to any Person.

3.
The provision of investment advisory and brokerage services by Shareholder to any Person.

4.
The provision of private equity/venture capital financing by Shareholder to any Person.

5.
The provision of accounting services by Shareholder to any Person.

6.
The provision of automobile financing in connection with the operation of automobile dealerships.

7.
The ownership of any class of securities of any Person, provided that such ownership exists as of the date of this Agreement, or the acquisition of any class of voting securities of any Person after the date of this Agreement, provided that the acquisition of such voting securities when aggregated with the ownership of all other voting securities of the same class of such Person is less than 5% of any class of voting securities of any Person.

8.
Obtaining banking-related services or products for entities owned, controlled or managed by Shareholder.

EXHIBIT D

CLAIMS LETTER
April 13, 2021
SmartFinancial, Inc.
5401 Kingston Pike
Knoxville, Tennessee, 37319
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of April 13, 2021 (the “Merger Agreement”), by and between SmartFinancial, Inc., a Tennessee corporation (“SMBK”), and Sevier County Bancshares, Inc., a Tennessee corporation (“SCB”).
Concerning any claims which the undersigned may have against SCB or any of its Subsidiaries, including Sevier County Bank, a Tennessee state-chartered bank (each, a “SCB Entity”), in his or her capacity as an officer, director, or employee of any SCB Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.   Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.   Release of Certain Claims.
(a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each SCB Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions, or causes of action of every nature, character, or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director, or employee of any SCB Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events, or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options, and restricted stock grants which have been disclosed in writing to SMBK on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)   any Claims that the undersigned may have in any capacity other than as an officer, director, or employee of any SCB Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned Sevier County Bank, (B) Claims as a depositor under any deposit account with Sevier County Bank, (C) Claims as the holder of any Certificate of Deposit issued by Sevier County Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director, or employee of any SCB Entity, (E) Claims in his or her capacity as a shareholder of SCB, (F) Claims as a holder of any check issued by any other depositor of Sevier County Bank, or (G) Claims for which the undersigned would be entitled to make an insurance claim under applicable insurance policies maintained by a SCB Entity;
(ii)   the Claims excluded in Section 2(a)(i) above;
(iii)   any Claims that the undersigned may have under the Merger Agreement;

(iv)   any right to indemnification that the undersigned may have under the charter or bylaws of any SCB Entity, under Tennessee law or the Merger Agreement;
(v)   any Claims that are (A) based upon facts and circumstances arising after the date hereof and prior to the Closing Date, and (B) have been asserted in writing to SCB and SMBK prior to the Closing Date; or
(vi)   any rights or Claims listed on Schedule I to this Agreement.
Section 3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting, or prosecuting any lawsuit, action, claim, or proceeding before or in any court, regulatory, governmental, arbitral, or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.   Miscellaneous.
(a)   This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee, without regard for conflict of law provisions.
(b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements, or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors, and assigns.
(d)   This letter may not be modified, amended, or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction, or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)   The undersigned represents, warrants, and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)   If any civil action, arbitration, or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes, and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs, and expenses incident to arbitration, appellate, bankruptcy, and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes, and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h)   Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter.

2

Each party certifies and acknowledges that (i) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(i)   Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought exclusively in any federal or state court of competent jurisdiction located in the State of Tennessee. Each party consents to the jurisdiction of such Tennessee court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Tennessee court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure, or local rules.
[Signature Pages Follow]

3

Sincerely,

Signature of Director

Name of Director
Signature Page — Claims Letter

On behalf of SmartFinancial, Inc., I hereby acknowledge receipt of this letter as of this 13th day of April, 2021.
SMARTFINANCIAL, INC.
By:

Name: William Y. Carroll, Jr.
Title:   President and Chief Executive Officer
Signature Page — Claims Letter

Schedule I

Additional Excluded Claims

Annex C
ANNEX C
DISSENTERS’ RIGHTS
TENNESSEE BUSINESS CORPORATION ACT
CHAPTER 23
DISSENTERS’ RIGHTS
§ 48-23-101. Chapter definitions.
As used in this chapter, unless the context otherwise requires:
(1)
“Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2)
“Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203 — 48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;

(3)
“Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4)
“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5)
“Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6)
“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7)
“Shareholder” means the record shareholder or the beneficial shareholder.

§ 48-23-102. Right to dissent.
(a)
A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1)
Consummation of a plan of merger to which the corporation is a party:

(A)
If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B)
If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2)
Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

(3)
Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
(4)
An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A)
Alters or abolishes a preferential right of the shares;

(B)
Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C)
Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D)
Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E)
Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104;

(5)
Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6)
Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title; or

(7)
In accordance with and to the extent provided in § 48-28-104(b), an amendment to the charter of a corporation as described in § 48-28-104(b)(1), or consummation of a merger or plan of share exchange as described in § 48-28-104(b)(2).

(b)
A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c)
Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934 (15 U.S.C. § 78f), as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934 (15 U.S.C. § 78a), as amended.

§ 48-23-103. Dissent by nominees and beneficial owners.
(a)
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b)
A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1)
Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)
Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

§ 48-23-201. Notice of dissenters’ rights.
(a)
Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b)
In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.

(c)
Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):

(1)
Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2)
Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in § 48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d)
A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

§ 48-23-202. Notice of intent to demand payment.
(a)
If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1)
Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)
Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b)
If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c)
A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

§ 48-23-203. Dissenters’ notice.
(a)
If a corporate action requiring dissenters’ rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.
(b)
The dissenters’ notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1)
Supply a form that:

(A)
Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B)
If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C)
Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

(2)
State:

(A)
Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B)
A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C)
The corporation’s estimate of the fair value of shares; and

(D)
That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(3)
Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

§ 48-23-204. Duty to demand payment.
(a)
A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b)
The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c)
A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d)
A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

§ 48-23-205. Share restrictions.
(a)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b)
The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

§ 48-23-206. Payment.
(a)
Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b)
The payment must be accompanied by:

(1)
The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)
A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to § 48-23-203(b)(2)(C);

(3)
An explanation of how the interest was calculated;

(4)
A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5)
A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

§ 48-23-207. Failure to take action.
(a)
If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)
If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

§ 48-23-208. After-acquired shares.
(a)
A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b)
To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

§ 48-23-209. Procedure if shareholder dissatisfied with payment or offer.
(a)
A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1)
The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2)
The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3)
The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b)
A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

§ 48-23-301. Court action.
(a)
If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)
The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)
The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)
The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)
Each dissenter made a party to the proceeding is entitled to judgment:

(1)
For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2)
For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

§ 48-23-302. Court costs and counsel fees.
(a)
The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.
(b)
The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1)
The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2)
Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.